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                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.


                                    FORM U5S


                                 ANNUAL REPORT

                      For the Year Ended December 31, 1996



                             Filed pursuant to the
                   Public Utility Holding Company Act of 1935



                         THE COLUMBIA GAS SYSTEM, INC.
                      (Name of registered holding company)

                     12355 Sunrise Valley Drive, Suite 300
                           Reston Virginia 20191-3420



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
                               TABLE OF CONTENTS

                                                                                                              NO. OF
                                                                                                             PAGE OR
ITEM                                                                                                         EXHIBIT
-------                                                                                                      -------
  1      System Companies and Investment Therein as of December 31, 1996..................................     3-7

  2      Acquisitions or Sales of Utility Assets .........................................................      7

  3      Issue, Sale, Pledge, Guarantee or Assumption of System Securities ...............................      7

  4      Acquisition, Redemption or Retirement of System Securities ......................................     8-10

  5      Investments in Securities of Nonsystem Companies ................................................      10

  6      Officers and Directors ..........................................................................     11-43

  7      Contributions and Public Relations ..............................................................      44

  8      Service, Sales and Construction Contracts .......................................................     45-47

  9      Wholesale Generators and Foreign Utility Companies ..............................................      47

 10      Financial Statements and Exhibits ...............................................................      48

         Consolidating Financial Statements ..............................................................  48 (F1 to F6)

         Signature of Registrant's Officer ...............................................................      50

         Exhibits:                                                                                              51

         Securities and Exchange Act of 1934 Reports ......................................................     A

         Index to Corporate Organization & By-Laws Exhibits ...............................................     B

         Indentures or Contracts ..........................................................................     C

         Tax Allocation Agreement for 1996 ................................................................     D

         Other Documents Prescribed by Rule or Order ......................................................     E

         Report of Independent Public Accountants .........................................................     F

         Financial Data Tables ............................................................................     G

         Organizational Chart of Exempt Wholesale Generators of Foreign Utility Holding
         Companies ........................................................................................     H

         Audited Financial Statements and Analytical Reviews and Conclusions Regarding
         Exempt Wholesale Generators or Foreign Utility Holding Companies .................................     I

ITEM 1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1996


                                                                                                      Issuer          Owner
                                                                                         % 0f         Book            Book
                                                                Number of Common       Voting         Value           Value
    Name of Company (Company Abbreviation)                          Shares Owned        Power         ($000)          ($000)
---------------------------------------------------             ----------------       ------        --------        --------
THE COLUMBIA GAS SYSTEM, INC. (Registrant, CG)
  Columbia Atlantic Trading Corporation (CAT)   . .                   82,000            100.0             657            657
  Columbia Gas of Kentucky, Inc. (CKY)  . . . . . .                  952,248            100.0          64,307         64,307
   Unsecured Debt   . . . . . . . . . . . . . . . .                        -                -          54,494         54,494
  Columbia Gas of Maryland, Inc. (CMD)  . . . . . .                  403,686            100.0          21,900         21,900
   Unsecured Debt   . . . . . . . . . . . . . . . .                        -                -          17,819         17,819
  Columbia Gas of Ohio, Inc. (COH)  . . . . . . . .                4,769,585            100.0         390,569        390,569
   Unsecured Debt   . . . . . . . . . . . . . . . .                        -                -         319,595        319,959
  Columbia Gas of Pennsylvania, Inc. (CPA)  . . . .                3,405,112            100.0         209,565        209,565
   Unsecured Debt . . . . . . . . . . . . . . . . .                        -                -         148,451        148,451
  Columbia Gas System Service Corporation (CS)  . .                  130,000            100.0          13,173         13,173
   Unsecured Debt   . . . . . . . . . . . . . . . .                        -                -          16,043         16,043
  Columbia Gas Transmission Corporation (TCO)   . .                9,671,354            100.0         903,814        903,814
   Unsecured Debt . . . . . . . . . . . . . . . . .                        -                -           1,913          1,913
   Secured Debt . . . . . . . . . . . . . . . . . .                        -                -         643,000        643,000
  Columbia Gulf Transmission Company (CGT)  . . . .                5,977,951            100.0         103,725        103,725
   Unsecured Debt . . . . . . . . . . . . . . . . .                        -                -          68,414         68,414
   Unconsolidated Affiliates:
   Trailblazer Pipeline Company (a) . . . . . . . .                        -             33.3          25,427         25,427
  Columbia LNG Corporation (CLG) (b)  . . . . . . .                    3,519             92.1          15,641         19,717
   CLNG Corporation (CLNG)  . . . . . . . . . . . .                      155            100.0             172            172
   Unconsolidated Affiliate:
     Cove Point LNG Limited Partnership (c)   . . .                        -             50.0          12,707         12,707
  Columbia Natural Resources, Inc. (CNR)  . . . . .                5,379,029            100.0         227,524        227,524
   Unsecured Debt   . . . . . . . . . . . . . . . .                        -                -          39,850         39,850
  Columbia Propane Corporation (CPC)  . . . . . . .                  156,000            100.0           4,484          4,484
   Unsecured Debt.  . . . . . . . . . . . . . . . .                        -                -           2,008          2,008
  Commonwealth Gas Services, Inc. (COS)   . . . . .                1,006,106            100.0         114,667        114,951
   Unsecured Debt . . . . . . . . . . . . . . . . .                        -                -         101,677        101,677
  Columbia Networks Services Corporation (CNS) (d)                        60                              553            553
   CNS Microwave, Inc. (CMC) (e)  . . . . . . . . .                       30            100.0             266            266
  Columbia Insurance Corporation, Ltd. (CIC) (f)  .                   40,000            100.0           1,089          1,089

ITEM 1.  Continued

                                                                                                      Issuer             Owner
                                                                                        % 0f          Book               Book
                                                               Number of Common       Voting          Value              Value
     Name of Company (Company Abbreviation)                       Shares Owned         Power          ($000)             ($000)
---------------------------------------------------            ----------------       ------         --------           --------
 Commonwealth Propane, Inc. (CPI)   . . . . . . . . . . . .          40,000            100.0          11,444             11,948
   Unsecured Debt   . . . . . . . . . . . . . . . . . . . .               -                -          12,380             12,380
   Unconsolidated Affiliate:
     Atlantic Energy, Inc. (AEI) (g)  . . . . . . . . . . .           3,500             50.0           1,476              1,476
 Columbia Energy Services Corporation (CES)   . . . . . . .         419,657            100.0          41,327             41,327
   Subsidiaries:
    Columbia Energy Marketing Corporation (CEM) . . . . . .             101            100.0           1,000              1,000
    Columbia Service Partners, Inc. (CSP) (h) . . . . . . .             100            100.0             278                278
 TriStar Capital Corporation (TCC)  . . . . . . . . . . . .          40,000            100.0           1,647              1,647
   Subsidiary:
     TriStar Gas Technologies, Inc. (TGT) . . . . . . . . .          40,000            100.0           1,588              1,588
       Unconsolidated Affiliate:
         Enertek Partners, L.P.(i)  . . . . . . . . . . . .               -             16.6           1,477              1,477
 TriStar Ventures Corporation (TVC) . . . . . . . . . . . .         611,704            100.0          41,552             41,552
   Subsidiaries:
     TriStar Pedrick General Corporation (PGC)  . . . . . .           3,000            100.0           2,775              2,775
       Unconsolidated Affiliate:
         Pedricktown Cogeneration Limited
          Partnership (j) . . . . . . . . . . . . . . . . .               -             15.0           3,166              3,166
     TriStar Pedrick Limited Corporation (PLC)  . . . . . .              42            100.0           6,641              6,641
       Unconsolidated Affiliate:
         Pedricktown Cogeneration Limited
          Partnership (j) . . . . . . . . . . . . . . . . .               -             35.0           7,387              7,387
   *TriStar Fuel Cells Corporation (FC) . . . . . . . . . .           3,000            100.0               -                  -
    TriStar Binghamton General Corporation (BGC)..  . . . .             118            100.0           1,668              1,668
      Unconsolidated Affiliate:
        Binghamton Cogeneration Limited
          Partnership (k)   . . . . . . . . . . . . . . . .               -             10.0           1,759              1,759
     TriStar Binghamton Limited Corporation (BLC) . . . . .             142            100.0           3,736              3,736
       Unconsolidated Affiliate:
         Binghamton Cogeneration Limited
          Partnership (k) . . . . . . . . . . . . . . . . .               -             23.3           4,099              4,099

ITEM 1.  Continued

                                                                                             Issuer         Owner
                                                                                               % 0f         Book           Book
                                                                     Number of Common         Voting        Value          Value
   Name of Company (Company Abbreviation)                               Shares Owned           Power        ($000)         ($000)
--------------------------------------------                         ----------------         ------       --------       --------
<
   TriStar Georgetown General Corporation (GGC) . . . . . .                      401          100.0             -              -
    Unconsolidated Affiliate:
    Georgetown Cogeneration Limited
     Partnership (l)  . . . . . . . . . . . . . . . . . . .                        -            1.0           104            104
  TriStar Georgetown Limited Corporation (GLC)  . . . . . .                    3,000          100.0             -              -
   Unconsolidated Affiliate:
    Georgetown Cogeneration Limited
      Partnership (l)   . . . . . . . . . . . . . . . . . .                        -           49.0         5,113          5,113
  TriStar Vineland General Corporation (VGC)  . . . . . . .                    2,704          100.0           689            689
    Unconsolidated Affiliate:
     Vineland Cogeneration Limited
       Partnership (m)  . . . . . . . . . . . . . . . . . .                        -            5.0           607            607
  TriStar Vineland Limited Corporation (VLC)  . . . . . . .                    2,385          100.0         6,030          6,030
    Unconsolidated Affiliate:
     Vineland Cogeneration Limited
      Partnership (m)   . . . . . . . . . . . . . . . . . .                        -           45.0         5,467          5,467
  TriStar Rumford Limited Corporation (RL)  . . . . . . . .                        1          100.0         2,130          2,130
    Unsecured Debt  . . . . . . . . . . . . . . . . . . . .                        -              -           699            699
    Unconsolidated Affiliate:
     Rumford Cogeneration Company (n).  . . . . . . . . . .                        -           10.2         6,382          6,382
*   TriStar Nine Corporation (TVC9) . . . . . . . . . . . .                        1          100.0             -              -
*   TriStar Ten Corporation (TVC10) . . . . . . . . . . . .                        1          100.0             -              -
    Unconsolidated Affiliate:
    Cogeneration Partners of America (o)  . . . . . . . . .                        -           50.0             -              -
    Unsecured Debt  . . . . . . . . . . . . . . . . . . . .                        -              -             -              -

* Inactive companies.

 (a) Partnership interest in the Trailblazer Pipeline Company. Partners each owning a thirty-three and one- third percent (33-1/3%) interest are Columbia Gulf Transmission Company, Enron Trailblazer Pipeline Company and NGPL - Trailblazer, Inc.
 (b) In two sales in 1989 and 1991, a total of 301,270 out of 3,265,000 shares then outstanding, held by CG, were sold to the Shell LNG Company ("Shell LNG"), a subsidiary of Shell Oil Company ("Shell"). During 1994, CG purchased 415,000 shares of CLG's $1.00 par value common stock for $2,988,000 to fund CLG's 1994 contribution to the Cove Point LNG Limited Partnership. The shares held by Shell LNG were transferred to Shell Consolidated Energy Resources, Inc. (SCERI) in 1995. During 1995 CLG had a reverse stock split, decreasing total authorized shares to 10,400 and total shares issued to 3,680 (SCERI 301 shares; CLG 3,379 shares). Also during 1995 CG purchased 140 shares of CLG's $1.00 par value common stock for $1,008,000 to fund CLG's remaining contribution to the Partnership (see footnote (c) for details concerning the partnership).

(c) As of January 27, 1994, Columbia LNG Corporation ("CLG"), together with its wholly-owned subsidiary, CLNG Corporation ("CLNG"), entered into an Amended and Restated Agreement of Limited Partnership (the "L.P. Agreement") to form Cove Point LNG Limited Partnership (the "Partnership"), with Cove Point Energy Company, Inc. ("COPE") and PEPCO Energy Company, Inc. ("PENCO"). Under the L.P. Agreement, CLNG and COPE are each general partners of the Partnership. Each of the general partners has a one (1%) percent ownership interest and fifty (50%) percent of the Partnership's voting power. CLG and PENCO each are limited partners of the Partnership, holding, respectively, forty-nine (49%) percent ownership interests in the Partnership. The limited partners have no voting power (except in certain extraordinary situations).
(d) Columbia Networks Services was incorporated in Delaware in 1996. CNS was established as an exempt Telecommunications Company engaged in the installation, management and maintenance of wireless networks.
(e) CNS Microwave, Inc. was incorporated in Delaware in 1996. CMC is a subsidiary of CNS an exempt Telecommunications Company.
(f)   Columbia Insurance Company, Ltd., was incorporated in Bermuda in 1996.
(g) Atlantic Energy, Inc. is an unconsolidated subsidiary of Commonwealth Propane, Inc., accounted for as an investment using the equity method. Commonwealth Propane, Inc. and Petrolane, Inc. each have a fifty percent (50%) ownership interest in the propane storage facility. Additional disclosure is provided for AEI in Item 6 (Officers and Directors) and
      Item 10 Exhibits (Articles of Incorporation and By-Laws).
(h) CSP was incorporated in Delaware in 1996. CSP was formed to provide a variety of new nonregulated services to both homeowners and businesses.
(i) Partnership interest in Enertek L.P. (EnerTek). EnerTek is a gas industry fund that invests in companies developing new technologies to enhance the supply, transportation and utilization of natural gas. The limited partners and their ownership interest include Battelle Memorial Institute (8.3%); Brooklyn Union Gas Company (16.5%), CNG Technologies, Inc. (16.5%); Enron Venture Capital Company (16.5%); Equitable Resources, Inc. (8.3%); Southern California Gas Company (16.5%); and TriStar Gas Technologies, Inc. (16.5%). Scientific Advances, Inc. is the general partner owning 0.9%.
(j)   Partnership interest in Pedricktown Cogeneration Limited Partnership.
      The general partners are Pedrick General, Inc. and TriStar Pedrick General Corporation, each of which owns one-half of the thirty percent (30%) general partnership interest. The limited partners are Pedrick Limited, Inc. and TriStar Pedrick Limited Corporation, each of which owns one-half of the seventy percent (70%) limited partnership interest. Pedrick General, Inc. and Pedrick Limited, Inc. are subsidiaries of Atlantic Generation, Inc.
(k) Partnership interest in Binghamton Cogeneration Limited Partnership. The general partners are Binghamton General, Inc.; S.N.W. Binghamton I, L.P.; and TriStar Binghamton General Corporation, each of which owns one-third of the thirty percent (30%) general partnership interest. The limited partners are Binghamton Limited, Inc.; S.N.W. Binghamton II, L.P.; and TriStar Binghamton Limited Corporation, each of which owns one-third of the seventy percent (70%) limited partnership interest. Binghamton General, Inc. and Binghamton Limited, Inc. are subsidiaries of Atlantic Generation, Inc. and S.N.W. Binghamton I, L.P. and S.N.W. Binghamton II, L.P. are subsidiaries of Stone & Webster Development Corp.
(l) Partnership interest in Georgetown Cogeneration Limited Partnership. The general partners are Dominion Cogen DC, Inc. and TriStar Georgetown General Corporation, each of which owns one-half of the two percent (2%) general partnership interest. The limited partners are Dominion Energy Inc. and TriStar Georgetown Limited Corporation, each of which owns one-half of the ninety eight percent (98%) limited partnership interest. Dominion Cogen DC, Inc. is a subsidiary of Dominion Energy, Inc.
(m) Partnership interest in Vineland Cogeneration Limited Partnership. The general partners are Vineland General, Inc. and TriStar Vineland General Corporation, each of which owns one-half of the ten percent (10%) general partnership interest. The limited partners are Vineland Limited, Inc. and TriStar Vineland Limited Corporation, each of which owns one-half of the ninety percent (90%) limited partnership interest. Vineland General, Inc. and Vineland Limited, Inc. are subsidiaries of Atlantic Generation, Inc.
(n) Partnership interest in Rumford Cogeneration Company. The limited partners and the percent of ownership interest of each include: TriStar Rumford Limited Corporation (10.2%), UtilCo Group, Inc. (24.3%), Nichimen America, Inc. (10.2%), Dominion Energy, Inc. (10.2%), and Rumford Regulus Power Partners, a California Limited Partnership (15.1%). Rumford Cogeneration, Inc. is the general partner owning 30.0%.
(o) Partnership interest in Cogeneration Partners of America. TriStar Ventures Corporation and Atlantic Generation, Inc. each own 50%. Cogeneration Partners of America ceased operations in May 1994. The activities formerly performed by Cogeneration Partners of America are being performed by TriStar Ventures Corporation and Atlantic Generation, Inc.

ITEM 2.     ACQUISITIONS OR SALES OF UTILITY ASSETS

            None.

ITEM 3.     ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

            In March 1996, the Registrant issued 5,750,000 shares of common stock for $238,600,000.

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES DURING 1996



                                                   Number of Shares or
                     Name of Company                Principal Amount
                        Acquiring,    ----------------------------------------
  Name of Issuer      Redeeming or                              Redeemed
       and              Retiring         Acquired             and Retired        Consideration         Commission
  Title of Issue       Securities         ($000)                 ($000)             ($000)            Authorization
-----------------   ---------------   ------------------    ------------------  -----------------    --------------
CGC(a)
Unsecured Debt           CGC                      -                    3,013           3,013         Exempt Rule 42
Unsecured Debt           CGC                      -                      700             700         Exempt Rule 42
Common Stock             CGC                      -         1,939,000 shares          62,475         Exempt Rule 42


CGD(b)
   Common Stock          CGD                      -         5,916,477 shares         194,800         Exempt Rule 42
   Unsecured Debt        CGD                      -                   79,173          79,173         Exempt Rule 42


CKY
   Unsecured Debt        CG                  17,230                        -          17,230         Exempt Rule 52
   Unsecured Debt        CKY                      -                    4,572           4,572         Exempt Rule 42
   Common Stock          CG          320,000 shares                        -           8,000         Exempt Rule 52


CMD
   Unsecured Debt        CG                   4,000                        -           4,000         File # 70-8471
   Unsecured Debt        CMD                      -                    1,679           1,679         Exempt Rule 42
   Common Stock          CG          120,000 shares                                    3,000         File # 70-8471

COH
   Unsecured Debt        CG                  60,000                        -          60,000         Exempt Rule 52
   Unsecured Debt        COH                      -                   31,611          31,611         Exempt Rule 42


CPA
   Unsecured Debt        CG                  21,000                        -          21,000         Exempt Rule 52
   Unsecured Debt        CPA                      -                   15,972          15,972         Exempt Rule 42
   Common Stock          CG          660,000 shares                        -          16,500         Exempt Rule 52

                                                   Number of Shares or
                     Name of Company                Principal Amount
                       Acquiring,     ----------------------------------------
  Name of Issuer      Redeeming or                              Redeemed
       and              Retiring         Acquired             and Retired        Consideration         Commission
  Title of Issue       Securities         ($000)                 ($000)             ($000)            Authorization
-----------------   ---------------   ------------------    ------------------  -----------------    --------------
COS
   Unsecured Debt        CG                   26,200                       -          26,200         Exempt Rule 52
   Unsecured Debt        COS                       -                   9,789           9,789         Exempt Rule 42


CS
   Unsecured Debt        CG                    2,000                       -           2,000         File # 70-8471
   Unsecured Debt        CS                        -                   2,078           2,078         Exempt Rule 42

CNS
   Common Stock          CG                60 shares                       -             600         Exempt Section 34

CIC
   Common Stock          CG            40,000 shares                       -           1,000         File # 70-8905


CGT
   Unsecured Debt        CGT                       -                   1,751           1,751         Exempt Rule 42

CLG
   Common Stock          CG              0 shares(c)                       -           2,091         Exempt Rule 45

CNR (a)
Unsecured Debt           CNR                   3,013                       -           3,013         File # 70-8849
Unsecured Debt           CNR                       -                   5,210           5,210         Exempt Rule 42
   Common Stock(e)       CG              0 shares                          -          90,278
   Common Stock          CG           350,401 shares                       -          60,475         File # 70-8849

CPC
   Unsecured Debt        CPC                       -                     434             434         Exempt Rule 42

CPI
   Unsecured Debt        CPI                       -                   1,140           1,140         Exempt Rule 42
   Unsecured Debt        CG                    4,500                                   4,500         File # 70-8471

                                                 Number of Shares or
                     Name of Company              Principal Amount
                       Acquiring,     -----------------------------------------
  Name of Issuer      Redeeming or                              Redeemed
       and              Retiring         Acquired             and Retired        Consideration         Commission
  Title of Issue       Securities         ($000)                 ($000)             ($000)            Authorization
-----------------   ---------------   ------------------    ------------------  -----------------    --------------
TCO                     TCO
Secured Debt                                                          311,000             311,000       Exempt Rule 42

CES
   Common Stock         CG              2,500 shares                                       25,000       Exempt Rule 52

CAT
   Common Stock         CG             0 shares (d)                                        1,483        Exempt Rule 45




Notes
(a) In July 1996, CGC merged with CNR. In connection with the merger, CNR issued 350,401 shares of common stock to retire 1,939,000 common shares of CGC. CNR also assumed $3.013,000 of CGC unsecured debt.
(b)  CGD was sold in April 1996.
(c)  CG made a capital contribution  to CLG.
(d)  CG made a capital contribution to CNR.
(e) As of December 1996, the system's full cost pool adjustment was transferred to CNR.

ITEM 5.   INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

          None.

ITEM 6.  OFFICERS AND DIRECTORS

Part I. Names, principal business address and positions held as of December 31, 1996.

          The names, principal address and positions held as of December 31, 1996 of the officers and directors of System companies is presented in the tables on pages 12 through 28. The principal business address of each officer and director is indicated in such tables by the numbers (1) through (37). The addresses associated with these number designations are shown in the following address key. The symbols used to indicate the positions held by officers and directors are shown in the position symbol key below.

Ref.#   Address
-----   -----------------------------------

1       12355 Sunrise Valley Drive, Suite 300,  Reston, Virginia  20191-3420
2       200 Civic Center Drive, Columbus Ohio 43215
3       205 Van Buren #120, Herndon, Virginia 20170
4       77 Beachside Avenue, Green Farms, Connecticut 06436
5       180 E. Broad St. Suite 1716, Columbus, Ohio 43215
6       10 Harleston Green Hilton, South Carolina 29928
7       62 Sherwood Drive, New Providence, New Jersey 07974
8       One Seagate, Suite 1400, Toledo, Ohio  43653
9       1700 MacCorkle Avenue, S.E., Charleston, West Virginia 23236
10      P.O. Box 1608, Silverthorne, Colorado 80498
11      3147 Keywest Court, Wichita, Kansas 67204
12      700 13th St., N.W., Suite 900, Washington, DC 20005
13      2603 Augusta, Houston, Texas 77057-5637
14      Dial Tower, Phoenix, Arizona 85077-1921
15      1600 Dublin Road, Columbus, Ohio 43215
16      939 West Goodale Rlvd., Columbus, Ohio 43215
17      9200 Arboretum Parkway, Richmond, Virginia  23235
18      P.O. Box 6070, Charleston, West Virginia 25362
19      2100 Cove Point Road, Lusby, Maryland 20687
20      14 Brookside Rd., Biltmore Forest, Asheveille, North Carolina 28803
21      212 Park Drive, Columbus, Ohio 43209
22      509 Preston Avenue, Blacksburg, Virginia 24061-0200
23      460 N. Gulph Road, King of Prussia, Pennsylvania  19406
24      2001 Mercer Road, Lexington, Kentucky 40511
25      9001 Arboretum Parkway, Richmond, Virginia  23235
26      650 Washington Road, Pittsburgh, Pennsylvania  15228-2703
27      2-18 Parsons Boulevard, Malba, Long Island, New York 11357
28      121 Hillpointe Drive, #100, Canonsburg, Pennsylvania  15317
29      4111 Executive Parkway, Westerville, Ohio 43081
30      120 Arrandale Boulevard, Exton, Pennsylvania  19341-2512
31      190 North Oval Mall, 205 Bricker Hall, Columbus, Ohio 43210-1357
32      P.O. Box 858, Valley Forge, Pennsylvania 19482
33      767 Third Avenue, New York, New York 10017-2023
34      910 Newton Road, Charleston, West Virginia 25314
35      5501 Frantz Road, Dublin, Ohio 43017
36      2581 Washington Road #222, Upper St. Clair, Pennsylvania 15241
37      2751 Centerville Road #212, Wilmington, Delaware  19808

POSITION KEY CODE

KEY   CB  -  Chairman of the Board          CAO -   Chief Accounting Officer        C   -  Controller
      VC  -  Vice Chairman                  EVP  -  Executive Vice President        GA  -  General Auditor
      CEO -  Chief Executive Officer        SVP  -  Senior Vice President           GC  -  General Counsel
      COO -  Chief Operating Officer        VP   -  Vice President                  S   -  Secretary
      P   -  President                      T    -  Treasurer                       D   -  Director
      CFO -  Chief Financial Officer        CLO  -  Chief Legal Officer

FOOTNOTE KEY

(a) The officers and directors of the subsidiary of CLG listed in Item 1 are identical to the officers and directors of CLG.
(b) The officers and directors of each of the twelve subsidiaries of TVC listed in Item 1 are identical to the officers and directors of TVC.
(c) The officers and directors of the subsidiary of TCC listed in Item 1 are identical to the officers and directors of TCC.
(d) The officers and directors of the subsidiary of CEM listed in Item 1 are identical to the officers and directors of CES

13  ITEM 6.  Continued


=======================================================================================================================
                                   CG    AEI   CAT   CKY    CMD    COH    CPA    CS     TCO    CGT   CPC   CLG    CNR
                                                                                                           (a)
-----------------------------------------------------------------------------------------------------------------------
Catherine G. Abbott                                                                     CEO    CEO
Charleston, West Virginia (9)                                                     D     P,D     D
-----------------------------------------------------------------------------------------------------------------------
Carolyn M. Afshar
Reston, Virginia (1)                S                                             S
-----------------------------------------------------------------------------------------------------------------------
Richard F. Albosta
New Providence, New Jersey (7)      D                        D
-----------------------------------------------------------------------------------------------------------------------
Philip J. Aldridge
Charleston, West Virginia (9)
-----------------------------------------------------------------------------------------------------------------------
James T. Alexander
Herndon, Virginia (3)
-----------------------------------------------------------------------------------------------------------------------
Carmen M. Andreoli
Herndon, Virginia (3)
-----------------------------------------------------------------------------------------------------------------------
Gary W. Babin
Columbus, Ohio (2)                                                  VP
-----------------------------------------------------------------------------------------------------------------------
Larry J. Bainter                                                                 VP
Wilmington, Delaware (37)           T                                             T                               VP
-----------------------------------------------------------------------------------------------------------------------
Richard W. Beardsley
Charleston, West Virginia (18)                                                                                    VP
-----------------------------------------------------------------------------------------------------------------------
Robert H. Beeby
Green Farms, Connecticut (4)        D                                      D
-----------------------------------------------------------------------------------------------------------------------
Napoleon A. Bell
Columbus, Ohio (5)                                                  D
-----------------------------------------------------------------------------------------------------------------------
George H. Billings
Chareston, West Virginia (18)                                                                                      VP
-----------------------------------------------------------------------------------------------------------------------
Margaret W. Beasley
Richmond, Virginia (17)                    S
-----------------------------------------------------------------------------------------------------------------------
Tejinder S. Bindra
Reston, Virginia (1)                            S                                                           S
-----------------------------------------------------------------------------------------------------------------------
Douglas G. Borror
Dublin, Ohio (35)                                                   D
-----------------------------------------------------------------------------------------------------------------------
Alan Bowman
Columbus, Ohio (2)                                    VP     VP            VP
-----------------------------------------------------------------------------------------------------------------------
Andrew Mason Brent                        CB                                                          P
Richmond, Virginia (17)                   D                                                           D
-----------------------------------------------------------------------------------------------------------------------

14  ITEM 6.  Continued


=================================================================================
                                    COS    CPI    CES    TVC    TCC   CNS   CIC
                                                         (b)    (c)
---------------------------------------------------------------------------------
Catherine G. Abbott                                                     D
Charleston, West Virginia (9)
---------------------------------------------------------------------------------
Carolyn M. Afshar
Reston, Virginia (1)
---------------------------------------------------------------------------------
Richard F. Albosta
New Providence, New Jersey (7)
---------------------------------------------------------------------------------
Philip J. Aldridge
Charleston, West Virginia (9)                                           P
---------------------------------------------------------------------------------
James T. Alexander
Herndon, Virginia (3)                                    VP
---------------------------------------------------------------------------------
Carmen M. Andreoli
Herndon, Virginia (3)                                    VP
---------------------------------------------------------------------------------
Gary W. Babin
Columbus, Ohio (2)
---------------------------------------------------------------------------------
Larry J. Bainter
Wilmington, Delaware (37)                                VP
---------------------------------------------------------------------------------
Richard W. Beardsley
Charleston, West Virginia (18)
---------------------------------------------------------------------------------
Robert H. Beeby
Green Farms, Connecticut (4)
---------------------------------------------------------------------------------
Napoleon A. Bell
Columbus, Ohio (5)
---------------------------------------------------------------------------------
George H. Billings
Chareston, West Virginia (18)
---------------------------------------------------------------------------------
Margaret W. Beasley
Richmond, Virginia (17)
---------------------------------------------------------------------------------
Tejinder S. Bindra
Reston, Virginia (1)                                      S      S          D,VP
---------------------------------------------------------------------------------
Douglas G. Borror
Dublin, Ohio (35)
---------------------------------------------------------------------------------
Alan Bowman
Columbus, Ohio (2)                   VP
---------------------------------------------------------------------------------
Andrew Mason Brent                          P
Richmond, Virginia (17)                     D
---------------------------------------------------------------------------------

15  ITEM 6.  Continued


========================================================================================================================
                                   CG    AEI   CAT   CKY    CMD    COH    CPA    CS     TCO    CGT   CPC   CLG    CNR
                                                                                                           (a)
------------------------------------------------------------------------------------------------------------------------
L. Michael Bridges                              P                                                          P, D
Reston, Virginia (1)                            D                                                          CEO
------------------------------------------------------------------------------------------------------------------------
Donald A. Brooks
Charleston, West Virginia (9)                                                           VP
------------------------------------------------------------------------------------------------------------------------
Wilson K. Cadman
Wichita, Kansas (11)                D                 D
------------------------------------------------------------------------------------------------------------------------
Richard Casali
Washington, DC (12)                VP                                            VP
------------------------------------------------------------------------------------------------------------------------
Michael Casdorph
Charleston, West Virginia (9)                                                           SVP
------------------------------------------------------------------------------------------------------------------------
Sheila A. Castellarin
Columbus, Ohio (2)                                    VP     VP    VP      VP
------------------------------------------------------------------------------------------------------------------------
Mark A. Chandler                                                                                                    T
Charleston, West Virginia (18)                                                                                      C
------------------------------------------------------------------------------------------------------------------------
Arnold T. Chonko
Columbus, Ohio (2)                                    VP     VP    VP      VP
------------------------------------------------------------------------------------------------------------------------
Kenneth W. Christman
Pittsburgh, Pennsylvania (26)                                GC     GC
------------------------------------------------------------------------------------------------------------------------
Mark A. Cleaves
Reston, Virginia (1)
------------------------------------------------------------------------------------------------------------------------
Bartholomew F. Cranston
Herndon, Virginia (3)
------------------------------------------------------------------------------------------------------------------------
Gregory S. Davis
Canonsburg, Pennsylvania (28)
------------------------------------------------------------------------------------------------------------------------
Dennis P. Detar
Herndon, Virginia (3)
------------------------------------------------------------------------------------------------------------------------
James H. Dissen
Charleston, West Virginia (18)                                                                                     VP
------------------------------------------------------------------------------------------------------------------------
Sheree L. Parks Downey
Charleston, West Virginia (9)                                                            VP
------------------------------------------------------------------------------------------------------------------------
Scott S. Eblin
Charleston, West Virginia (9)                                                           VP     VP
------------------------------------------------------------------------------------------------------------------------
John T. Fay
Reston, Virginia (1)                                                             VP
------------------------------------------------------------------------------------------------------------------------

16  ITEM 6.  Continued

====================================================================================
                                     COS    CPI    CES    TVC    TCC   CNS   CIC
                                                          (b)    (c)
------------------------------------------------------------------------------------
L. Michael Bridges
Reston, Virginia (1)
------------------------------------------------------------------------------------
Donald A. Brooks
Charleston, West Virginia (9)
------------------------------------------------------------------------------------
Wilson K. Cadman
Wichita, Kansas (11)
------------------------------------------------------------------------------------
Richard Casali
Washington, DC (12)
------------------------------------------------------------------------------------
Michael Casdorph
Charleston, West Virginia (9)
------------------------------------------------------------------------------------
Sheila A. Castellarin
Columbus, Ohio (2)                    VP
------------------------------------------------------------------------------------
Mark A. Chandler
Charleston, West Virginia (18)
------------------------------------------------------------------------------------
Arnold T. Chonko
Columbus, Ohio (2)                    VP
------------------------------------------------------------------------------------
Kenneth W. Christman
Pittsburgh, Pennsylvania (26)
------------------------------------------------------------------------------------
Mark A. Cleaves
Reston, Virginia (1)                                                     S
------------------------------------------------------------------------------------
Bartholomew F. Cranston                                   VP
Herndon, Virginia (3)                                      D
------------------------------------------------------------------------------------
Gregory S. Davis
Canonsburg, Pennsylvania (28)                       VP
------------------------------------------------------------------------------------
Dennis P. Detar                                            T
Herndon, Virginia (3)                                      C
------------------------------------------------------------------------------------
James H. Dissen
Charleston, West Virginia (18)
------------------------------------------------------------------------------------
Sheree L. Parks Downey
Charleston, West Virginia (9)
------------------------------------------------------------------------------------
Scott S. Eblin
Charleston, West Virginia (9)
------------------------------------------------------------------------------------
John T. Fay
Reston, Virginia (1)
------------------------------------------------------------------------------------

17  ITEM 6.  Continued


=========================================================================================================================
                                    CG    AEI   CAT   CKY    CMD    COH    CPA    CS     TCO    CGT   CPC   CLG    CNR
                                                                                                            (a)
-------------------------------------------------------------------------------------------------------------------------
Louis E. Font
Reston, Virginia (1)                                                             D,SVP
-------------------------------------------------------------------------------------------------------------------------
Donato Furlano
Columbus, Ohio  (15)                                                               C
-------------------------------------------------------------------------------------------------------------------------
E. Gordon Gee
Columbus, Ohio (31)                                                  D
-------------------------------------------------------------------------------------------------------------------------
David L. Gelbaugh
Columbus, Ohio (2)                                     VP     VP            VP
-------------------------------------------------------------------------------------------------------------------------
Dr. Michael J. Gluckman
Herndon, Virginia (3)
-------------------------------------------------------------------------------------------------------------------------
Stephen E. Greene
Columbus, Ohio (2)                                                   VP                   VP     VP
-------------------------------------------------------------------------------------------------------------------------
Jeffrey W. Grossman
Reston, Virginia (1)               VP,C          T                                 VP
-------------------------------------------------------------------------------------------------------------------------
Robert. S. Gustafson
Canonsburg, Pennsylvania (28)
-------------------------------------------------------------------------------------------------------------------------
Michael Hardy
Reston Virginia (1)
-------------------------------------------------------------------------------------------------------------------------
William H. Harmon                                                                                                  CEO
Charleston, West Virginia (18)                                                                                      P,
-------------------------------------------------------------------------------------------------------------------------
Thomas E. Harris
Richmond, Virginia (25)
-------------------------------------------------------------------------------------------------------------------------
James W. Hart, Jr.
Houston, Texas (13)                                                                       VP     VP
-------------------------------------------------------------------------------------------------------------------------
Edward D. Harvey, Jr.
Reston, Virginia (1)
-------------------------------------------------------------------------------------------------------------------------
Stephen J. Harvey
Reston, Virginia (1)                                                               VP
-------------------------------------------------------------------------------------------------------------------------
James P. Heffernan
New York, New York (33)              D                                      D
-------------------------------------------------------------------------------------------------------------------------
Donald P. Hodel
Silverthorne, Colorado (10)          D                         D
-------------------------------------------------------------------------------------------------------------------------
Malcolm T. Hopkins
Asheville, North Carolina (20)       D                 D
-------------------------------------------------------------------------------------------------------------------------

18  ITEM 6.  Continued

===================================================================================
                                     COS    CPI    CES    TVC    TCC   CNS   CIC
                                                          (b)    (c)
-----------------------------------------------------------------------------------
Louis E. Font
Reston, Virginia (1)
-----------------------------------------------------------------------------------
Donato Furlano
Columbus, Ohio  (15)                                                     T
-----------------------------------------------------------------------------------
E. Gordon Gee
Columbus, Ohio (31)
-----------------------------------------------------------------------------------
David L. Gelbaugh
Columbus, Ohio (2)                    VP
-----------------------------------------------------------------------------------
Dr. Michael J. Gluckman                                   CEO
Herndon, Virginia (3)                                     P,D
-----------------------------------------------------------------------------------
Stephen E. Greene
Columbus, Ohio (2)
-----------------------------------------------------------------------------------
Jeffrey W. Grossman
Reston, Virginia (1)                                              T
-----------------------------------------------------------------------------------
Robert. S. Gustafson
Canonsburg, Pennsylvania (28)                       C
-----------------------------------------------------------------------------------
Michael Hardy
Reston Virginia (1)                                                            D
-----------------------------------------------------------------------------------
William H. Harmon
Charleston, West Virginia (18)
-----------------------------------------------------------------------------------
Thomas E. Harris                     CEO
Richmond, Virginia (25)             P, D
-----------------------------------------------------------------------------------
James W. Hart, Jr.
Houston, Texas (13)
-----------------------------------------------------------------------------------
Edward D. Harvey, Jr.
Reston, Virginia (1)                                                           T
-----------------------------------------------------------------------------------
Stephen J. Harvey
Reston, Virginia (1)                                              P      D
-----------------------------------------------------------------------------------
James P. Heffernan
New York, New York (33)
-----------------------------------------------------------------------------------
Donald P. Hodel
Silverthorne, Colorado (10)
-----------------------------------------------------------------------------------
Malcolm T. Hopkins
Asheville, North Carolina (20)
-----------------------------------------------------------------------------------

19  ITEM 6.  Continued


========================================================================================================================
                                   CG    AEI   CAT   CKY    CMD    COH    CPA    CS     TCO    CGT   CPC   CLG    CNR
                                                                                                           (a)
------------------------------------------------------------------------------------------------------------------------

Thomas L. Hughes
Reston, Virginia (1)                                                              VP
------------------------------------------------------------------------------------------------------------------------
Arthur W. Iler
Reston Virginia (1)
------------------------------------------------------------------------------------------------------------------------
Richard F. James
Columbus, Ohio (2)                                    VP     VP            VP
------------------------------------------------------------------------------------------------------------------------
James A. Jarrell
Charleston, West Virginia (9)                                                          S, GC  S, GC
------------------------------------------------------------------------------------------------------------------------
John H. Jennrich
Reston, Virginia (1)                                                            D, VP
------------------------------------------------------------------------------------------------------------------------
Malcolm Jozoff
Phoenix, Arizona (14)               D                 D
------------------------------------------------------------------------------------------------------------------------
Joseph W. Kelly
Lexington, Kentucky (24)                              VP
------------------------------------------------------------------------------------------------------------------------
Charlotte P. Kessler
Columbus, Ohio (21)                                                 D
------------------------------------------------------------------------------------------------------------------------
Glen L. Kettering                                                                        D
Charleston, West Virginia (9)                                                           SVP
------------------------------------------------------------------------------------------------------------------------
Peter J. Kinsella
Charleston, West Virginia (9)                                                           VP
------------------------------------------------------------------------------------------------------------------------
R. H. Knauss
King of Prussia, Penn. (23)               D
------------------------------------------------------------------------------------------------------------------------
Michael J. Knilans                                                               VP
Columbus, Ohio (15)                                                              GA
------------------------------------------------------------------------------------------------------------------------
Fredrick. G. Kolb
Charleston, West Virginia (18)                                                                                    VP
------------------------------------------------------------------------------------------------------------------------
Marshall D. Lang
Canonsburg, Pennsylvania (28)
------------------------------------------------------------------------------------------------------------------------
William J, Lavelle
Columbus, Ohio (2)                                    VP     VP     VP
------------------------------------------------------------------------------------------------------------------------
Dr. William E. Lavery
Blacksburg, Virginia (22)           D
------------------------------------------------------------------------------------------------------------------------
James R. Lee
Columbus, Ohio (2)                                    SVP   SVP    SVP    SVP
------------------------------------------------------------------------------------------------------------------------

20  ITEM 6.  Continued

===================================================================================
                                    COS    CPI    CES    TVC    TCC   CNS   CIC
                                                         (b)    (c)
-----------------------------------------------------------------------------------
Thomas L. Hughes
Reston, Virginia (1)
-----------------------------------------------------------------------------------
Arthur W. Iler
Reston Virginia (1)                                S
-----------------------------------------------------------------------------------
Richard F. James
Columbus, Ohio (2)                   VP
-----------------------------------------------------------------------------------
James A. Jarrell
Charleston, West Virginia (9)
-----------------------------------------------------------------------------------
John H. Jennrich
Reston, Virginia (1)
-----------------------------------------------------------------------------------
Malcolm Jozoff
Phoenix, Arizona (14)
-----------------------------------------------------------------------------------
Joseph W. Kelly
Lexington, Kentucky (24)
-----------------------------------------------------------------------------------
Charlotte P. Kessler
Columbus, Ohio (21)
-----------------------------------------------------------------------------------
Glen L. Kettering
Charleston, West Virginia (9)
-----------------------------------------------------------------------------------
Peter J. Kinsella
Charleston, West Virginia (9)
-----------------------------------------------------------------------------------
R. H. Knauss
King of Prussia, Penn. (23)
-----------------------------------------------------------------------------------
Michael J. Knilans
Columbus, Ohio (15)
-----------------------------------------------------------------------------------
Fredrick. G. Kolb
Charleston, West Virginia (18)
-----------------------------------------------------------------------------------
Marshall D. Lang
Canonsburg, Pennsylvania (28)                     VP
-----------------------------------------------------------------------------------
William J, Lavelle
Columbus, Ohio (2)                   VP
-----------------------------------------------------------------------------------
Dr. William E. Lavery
Blacksburg, Virginia (22)            D
-----------------------------------------------------------------------------------
James R. Lee
Columbus, Ohio (2)                  SVP
-----------------------------------------------------------------------------------

21  ITEM 6.  Continued

=========================================================================================================================
                                   CG    AEI   CAT   CKY    CMD    COH    CPA    CS     TCO    CGT   CPC   CLG    CNR
                                                                                                           (a)
-------------------------------------------------------------------------------------------------------------------------
Richard E. Lowe
Wilmington Delaware (37)                                                          VP
-------------------------------------------------------------------------------------------------------------------------
Catherine Lymbery
Reston, Virginia (1)
-------------------------------------------------------------------------------------------------------------------------
Stephen T. MacQueen
Lusby, Maryland (19)                                                                                        C
-------------------------------------------------------------------------------------------------------------------------
Philip Magley                                                                    SVP
Reston, Virginia (1)                                                              D
-------------------------------------------------------------------------------------------------------------------------
R. A. Manson
Canonsburg, Pennsylvania (28)
-------------------------------------------------------------------------------------------------------------------------
W. Harris Marple
Houston, Texas (13)                                                                             VP
-------------------------------------------------------------------------------------------------------------------------
Gerald E. Mayo
Hilton Head, S. Carolina (6)        D                               D
-------------------------------------------------------------------------------------------------------------------------
Dennis W. McFarland                                                SVP
Columbus, Ohio (2)                                    T             T
-------------------------------------------------------------------------------------------------------------------------
James A. McGehee, Jr.                                                                                 VP
Richmond, Virginia (17)                                                                               D
-------------------------------------------------------------------------------------------------------------------------
Terrance L. McGill
Houston, Texas (13)                                                                     SVP    P,D
-------------------------------------------------------------------------------------------------------------------------
Donald E. Miller
Pittsburgh, Pennsylvania (26)                         VP            VP
-------------------------------------------------------------------------------------------------------------------------
Ellen L. Milnes
Columbus, Ohio (2)                                                  VP
-------------------------------------------------------------------------------------------------------------------------
Terrence J. Murphy
Pittsburgh, Pennsylvania (26)                                             VP
-------------------------------------------------------------------------------------------------------------------------
Richard A. Newbold
Columbus, Ohio (16)                                                 VP
-------------------------------------------------------------------------------------------------------------------------
Sheldon M. Nordin
Richmond, Virginia (17)                    T                                                           T
-------------------------------------------------------------------------------------------------------------------------
Michael W. O'Donnell               SVP                                           SVP
Reston, Virginia (1)               CFO                D      D             D    CFO,D    D      D     D     D      D
-------------------------------------------------------------------------------------------------------------------------
Mark P. O'Flynn                                                                        SVP,D  SVP,D
Charleston, West Virginia (9)                                                          CFO,C  CFO,C
-------------------------------------------------------------------------------------------------------------------------

22  ITEM 6.  Continued


===================================================================================
                                     COS    CPI    CES    TVC    TCC   CNS   CIC
                                                          (b)    (c)
-----------------------------------------------------------------------------------
Richard E. Lowe
Wilmington Delaware (37)
-----------------------------------------------------------------------------------
Catherine Lymbery
Reston, Virginia (1)                                                           S
-----------------------------------------------------------------------------------
Stephen T. MacQueen
Lusby, Maryland (19)
-----------------------------------------------------------------------------------
Philip Magley
Reston, Virginia (1)
-----------------------------------------------------------------------------------
R. A. Manson
Canonsburg, Pennsylvania (28)                      VP
-----------------------------------------------------------------------------------
W. Harris Marple
Houston, Texas (13)
-----------------------------------------------------------------------------------
Gerald E. Mayo
Hilton Head, S. Carolina (6)
-----------------------------------------------------------------------------------
Dennis W. McFarland
Columbus, Ohio (2)                    T
-----------------------------------------------------------------------------------
James A. McGehee, Jr.                       VP
Richmond, Virginia (17)                      D
-----------------------------------------------------------------------------------
Terrance L. McGill
Houston, Texas (13)
-----------------------------------------------------------------------------------
Donald E. Miller
Pittsburgh, Pennsylvania (26)
-----------------------------------------------------------------------------------
Ellen L. Milnes
Columbus, Ohio (2)
-----------------------------------------------------------------------------------
Terrence J. Murphy
Pittsburgh, Pennsylvania (26)                       VP
-----------------------------------------------------------------------------------
Richard A. Newbold
Columbus, Ohio (16)
-----------------------------------------------------------------------------------
Sheldon M. Nordin
Richmond, Virginia (17)                      T
-----------------------------------------------------------------------------------
Michael W. O'Donnell
Reston, Virginia (1)                  D      D      D      D      D      D
-----------------------------------------------------------------------------------
Mark P. O'Flynn
Charleston, West Virginia (9)
-----------------------------------------------------------------------------------

23  ITEM 6.  Continued


========================================================================================================================
                                   CG    AEI   CAT   CKY    CMD    COH    CPA    CS     TCO    CGT   CPC   CLG    CNR
                                                                                                           (a)
------------------------------------------------------------------------------------------------------------------------

Kathleen O' Leary
Charleston, West Virginia (9)                                                            VP     VP
------------------------------------------------------------------------------------------------------------------------
Douglas E. Olesen
Columbus, Ohio (26)                 D                               D
------------------------------------------------------------------------------------------------------------------------
James M. O'Sullivan
Columbus, Ohio (2)                                    VP    VP     VP     VP
------------------------------------------------------------------------------------------------------------------------
James J. Ostertag
Reston, Virginia (1)
------------------------------------------------------------------------------------------------------------------------
Nicholas A. Parillo
Reston, Virginia (1)                                                             VP
------------------------------------------------------------------------------------------------------------------------
John W. Partridge, Jr.
Columbus, Ohio (2)                                   SVP    VP     SVP    VP
------------------------------------------------------------------------------------------------------------------------
Benjamin D. Perine
Houston, Texas (13)                                                                     SVP
------------------------------------------------------------------------------------------------------------------------
Cheryl A. Peters
Columbus, Ohio (2)                                                  VP
------------------------------------------------------------------------------------------------------------------------
Thomas J. W. Pickard
Columbus, Ohio (2)                                                  VP
------------------------------------------------------------------------------------------------------------------------
R. Neal Pierce, Jr.
Charleston, West Virginia (3)                                                                                      S
------------------------------------------------------------------------------------------------------------------------
Thomas E. Perkins, Jr.
Richmond, Virginia (17)                    D
------------------------------------------------------------------------------------------------------------------------
Melanie K. Popovich
Pittsburgh, Pennsylvania (26)                                VP            VP
------------------------------------------------------------------------------------------------------------------------
Ernesta G. Procope
Malba, Long Island, NY (27)         D
------------------------------------------------------------------------------------------------------------------------
Gordon E. Regan, Jr.
King of Prussia, Penn. (23)               P,D
------------------------------------------------------------------------------------------------------------------------
Edward A. Reid, Jr.
Columbus, Ohio (2)                                    VP     VP            VP
------------------------------------------------------------------------------------------------------------------------
Oliver G. Richard III             CB,P                                          CB,P
Reston, Virginia (1)              CEO,D               D      D             D    CEO,D    D      D     D     D      D
------------------------------------------------------------------------------------------------------------------------
Gary J. Robinson                                            CEO           CEO
Pittsburgh, Pennsylvania (26)                              P, D          P, D
------------------------------------------------------------------------------------------------------------------------

24  ITEM 6.  Continued

=====================================================================================
                                     COS    CPI    CES    TVC    TCC   CNS   CIC
                                                          (b)    (c)
-------------------------------------------------------------------------------------
Kathleen O' Leary
Charleston, West Virginia (9)
-------------------------------------------------------------------------------------
Douglas E. Olesen
Columbus, Ohio (26)
-------------------------------------------------------------------------------------
James M. O'Sullivan
Columbus, Ohio (2)                   VP
-------------------------------------------------------------------------------------
James J. Ostertag
Reston, Virginia (1)                                                         D,VP
-------------------------------------------------------------------------------------
Nicholas A. Parillo
Reston, Virginia (1)                                                          D,P
-------------------------------------------------------------------------------------
John W. Partridge, Jr.
Columbus, Ohio (2)                    VP
-------------------------------------------------------------------------------------
Benjamin D. Perine
Houston, Texas (13)
-------------------------------------------------------------------------------------
Cheryl A. Peters
Columbus, Ohio (2)
-------------------------------------------------------------------------------------
Thomas J. W. Pickard
Columbus, Ohio (2)
-------------------------------------------------------------------------------------
R. Neal Pierce, Jr.
Charleston, West Virginia (3)
-------------------------------------------------------------------------------------
Thomas E. Perkins, Jr.
Richmond, Virginia (17)
-------------------------------------------------------------------------------------
Melanie K. Popovich
Pittsburgh, Pennsylvania (26)
-------------------------------------------------------------------------------------
Ernesta G. Procope
Malba, Long Island, NY (27)           D
-------------------------------------------------------------------------------------
Gordon E. Regan, Jr.
King of Prussia, Penn. (23)
-------------------------------------------------------------------------------------
Edward A. Reid, Jr.
Columbus, Ohio (2)                    VP
-------------------------------------------------------------------------------------
Oliver G. Richard III
Reston, Virginia (1)                  D      D      D      D             D
-------------------------------------------------------------------------------------
Gary J. Robinson
Pittsburgh, Pennsylvania (26)
-------------------------------------------------------------------------------------

25  ITEM 6.  Continued



========================================================================================================================
                                   CG    AEI   CAT   CKY    CMD    COH    CPA    CS     TCO    CGT   CPC   CLG    CNR
                                                                                                           (a)
------------------------------------------------------------------------------------------------------------------------
Glen E. Schuler
Charleston, West Virginia (9)                                                            VP
------------------------------------------------------------------------------------------------------------------------
Peter M. Schwolsky                 CLO                                           SVP
Reston, Virginia (1)               SVP                                          CLO,D    D      D     D     D      D
------------------------------------------------------------------------------------------------------------------------
Ellwood I. Shoemaker
Columbus, Ohio (2)                                    VP     VP            VP
------------------------------------------------------------------------------------------------------------------------
Kathryn I. Shroyer
Columbus, Ohio (2)                                    VP     VP            VP
------------------------------------------------------------------------------------------------------------------------
Joseph T. Sinclair
Pittsburgh, Pennsylvania (26)                                VP            VP
------------------------------------------------------------------------------------------------------------------------
Robert C. Skaggs, Jr.                                CEO           CEO
Columbus, Ohio (2)                                   P,D           P,D             D
------------------------------------------------------------------------------------------------------------------------
Stephen P. Smith
Charleston, West Virginia (9)                                                            VP
------------------------------------------------------------------------------------------------------------------------
Lawrence D. Smore
Richmond, Virgina (25)                                       VP            VP
------------------------------------------------------------------------------------------------------------------------
Andrew J. Sonderman                                  D,GC    D    D,GC     D
Columbus, Ohio (2)                                    S    S,GC     S    S,GC
------------------------------------------------------------------------------------------------------------------------
Leslie Strand
Charleston, West Virginia (9)                                                           VP
------------------------------------------------------------------------------------------------------------------------
Robert D. Stuart
Charleston, West Virginia (9)                                                            VP     VP
------------------------------------------------------------------------------------------------------------------------
James R. Thomas II
Charleston, West Virginia (34)      D
------------------------------------------------------------------------------------------------------------------------
Jerry A. Tischer
Tolede, Ohio (8)                                                    VP
------------------------------------------------------------------------------------------------------------------------
James W. Trost
Reston, Virginia (1)                            VP    VP     VP     VP     VP    VP      VP     VP    VP    VP     VP
------------------------------------------------------------------------------------------------------------------------
Anthony Trubisz, Jr.
Canonsburg Pennsylvania (28)
------------------------------------------------------------------------------------------------------------------------
Genevieve A. Tuchow
Columbus, Ohio (2)                                                  VP
------------------------------------------------------------------------------------------------------------------------
Roger Vari
Pittsburgh, Pennsylvania (26)                              VP,T          VP,T
------------------------------------------------------------------------------------------------------------------------

26  ITEM 6.  Continued

===================================================================================
                                     COS    CPI    CES    TVC    TCC   CNS   CIC
                                                          (b)    (c)
-----------------------------------------------------------------------------------
Glen E. Schuler
Charleston, West Virginia (9)
-----------------------------------------------------------------------------------
Peter M. Schwolsky
Reston, Virginia (1)                         D      D      D             D
-----------------------------------------------------------------------------------
Ellwood I. Shoemaker
Columbus, Ohio (2)                    VP
-----------------------------------------------------------------------------------
Kathryn I. Shroyer
Columbus, Ohio (2)                    VP
-----------------------------------------------------------------------------------
Joseph T. Sinclair
Pittsburgh, Pennsylvania (26)
-----------------------------------------------------------------------------------
Robert C. Skaggs, Jr.
Columbus, Ohio (2)                                                       D
-----------------------------------------------------------------------------------
Stephen P. Smith
Charleston, West Virginia (9)
-----------------------------------------------------------------------------------
Lawrence D. Smore
Richmond, Virgina (25)                VP
-----------------------------------------------------------------------------------
Andrew J. Sonderman                 D,GC
Columbus, Ohio (2)                    S
-----------------------------------------------------------------------------------
Leslie Strand
Charleston, West Virginia (9)
-----------------------------------------------------------------------------------
Robert D. Stuart
Charleston, West Virginia (9)
-----------------------------------------------------------------------------------
James R. Thomas II
Charleston, West Virginia (34)        D
-----------------------------------------------------------------------------------
Jerry A. Tischer
Tolede, Ohio (8)
-----------------------------------------------------------------------------------
James W. Trost
Reston, Virginia (1)                  VP     VP     VP     VP     VP    VP    VP
-----------------------------------------------------------------------------------
Anthony Trubisz, Jr.                                P
Canonsburg Pennsylvania (28)                        D
-----------------------------------------------------------------------------------
Genevieve A. Tuchow
Columbus, Ohio (2)
-----------------------------------------------------------------------------------
Roger Vari
Pittsburgh, Pennsylvania (26)
-----------------------------------------------------------------------------------

27  ITEM 6.  Continued

========================================================================================================================
                                   CG    AEI   CAT   CKY    CMD    COH    CPA    CS     TCO    CGT   CPC   CLG    CNR
                                                                                                           (a)
------------------------------------------------------------------------------------------------------------------------
Logan W. Wallingford
Reston, Virginia (1)                                                                                               D
------------------------------------------------------------------------------------------------------------------------
Bernard T. Walsh
Charleston, West Virginia (9)                                                           VP
------------------------------------------------------------------------------------------------------------------------
Stephen M. Warnick
Charleston, West Virginia (9)                                                            VP     VP                 VP
------------------------------------------------------------------------------------------------------------------------
Willard Watson, Jr.
Charleston, West Virginia (9)                                                                                      VP
------------------------------------------------------------------------------------------------------------------------
Robert W. Welch, Jr.
Reston, Virginia (1)                                                             VP
------------------------------------------------------------------------------------------------------------------------
Robert B. Wemyss, Jr.
Richmond, Virginia (25)
------------------------------------------------------------------------------------------------------------------------
William H. White
Charleston, West Virginia (9)                                                           VP
------------------------------------------------------------------------------------------------------------------------
Larry L. Willeke
Charleston, West Virginia (9)                                                           VP
------------------------------------------------------------------------------------------------------------------------
Stephen M. Wilner
Charleston, West Virginia (9)                                                           VP     VP
------------------------------------------------------------------------------------------------------------------------
William R. Wilson
Exton, Pennsylvania (30)            D                                      D
------------------------------------------------------------------------------------------------------------------------
K. Fredrick Wrenn, Jr.
Charleston, West Virginia (9)                                                           VP
------------------------------------------------------------------------------------------------------------------------
Nazzi Cameo Zola
Charleston, West Virginia (9)                                                            T      T
------------------------------------------------------------------------------------------------------------------------
Robert M. Zulandi
Herndon, Virginia (3)
------------------------------------------------------------------------------------------------------------------------

28  ITEM 6.  Continued

====================================================================================
                                     COS    CPI    CES    TVC    TCC   CNS   CIC
                                                          (b)    (c)
------------------------------------------------------------------------------------
Logan W. Wallingford
Reston, Virginia (1)                                              D
------------------------------------------------------------------------------------
Bernard T. Walsh
Charleston, West Virginia (9)
------------------------------------------------------------------------------------
Stephen M. Warnick
Charleston, West Virginia (9)
------------------------------------------------------------------------------------
Willard Watson, Jr.
Charleston, West Virginia (9)
------------------------------------------------------------------------------------
Robert W. Welch, Jr.
Reston, Virginia (1)
------------------------------------------------------------------------------------
Robert B. Wemyss, Jr.
Richmond, Virginia (25)              VP
------------------------------------------------------------------------------------
William H. White
Charleston, West Virginia (9)
------------------------------------------------------------------------------------
Larry L. Willeke
Charleston, West Virginia (9)
------------------------------------------------------------------------------------
Stephen M. Wilner
Charleston, West Virginia (9)
------------------------------------------------------------------------------------
William R. Wilson
Exton, Pennsylvania (30)
------------------------------------------------------------------------------------
K. Fredrick Wrenn, Jr.
Charleston, West Virginia (9)
------------------------------------------------------------------------------------
Nazzi Cameo Zola
Charleston, West Virginia (9)
------------------------------------------------------------------------------------
Robert M. Zulandi
Herndon, Virginia (3)                                     SVP
------------------------------------------------------------------------------------

Part II.  Financial connections as of December 31, 1996*.

                                                                       Position
                                                                        Held In               Applicable
   Name of Officer                 Name and Location of                Financial               Exemption
      or Director                 Financial Institution               Institution                Rule
       (1)                               (2)                               (3)                    (4)
---------------------       --------------------------------         --------------         ---------------
James P. Heffernan          Danielson Trust Company (a)              Director               70(b) & 70(d)
                            San Diego, CA

                            Whitman, Heffernan, Rhein & Co., Inc.    President &
                            New York, NY (a)                         Part Owner             70(b) & 70(d)

William E. Lavery           First Union                              Director               70(a) & 70(c)
                            National Bank of Virginia
                            Roanoke, Virginia

Gerald E. Mayo              Huntington Bancshares                    Director               70(a) & 70(c)
                            Incorporated, Columbus, OH (a)

Oliver G. Richard III       National Westminster Bank USA            Director               70(b) & 70(d)
                            New York, New York (a)

C. Ronald Tilley (b)        National City Bank                       Director               70(c) & 70(d)
                            Columbus, Ohio

James R. Thomas II          One Valley Bank, N.A.                    Director               70(b) & 70(d)
                            Charleston, West Virginia

*Since such information rests peculiarly within the knowledge of the respective officers and directors, the Registrant disclaims responsibility for the accuracy and completeness of such information

(a) Left this position during 1996.
(b) Retired from employment with The Columbia Gas System, Inc. and its subsidiaries in 1996.

Part III(a).  Compensation of officers and directors.

1996 EXECUTIVE COMPENSATION PLAN

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION REPORT TO STOCKHOLDERS

GENERAL - As reported in the Proxy Statement prepared for last year's Annual Meeting of Stockholders, the Compensation Committee (the "Committee") of the Corporation's Board of Directors approved a new total compensation program for the executive group, effective in 1996. Through the Committee, the Board of Directors has developed an aggressive "PAY FOR PERFORMANCE" executive compensation philosophy and programs to implement that philosophy. These programs combine to form the basis of the total compensation plan for senior management of the Corporation and its subsidiaries (the "System"), which is designed to focus management's attention on the Corporation's strategic business initiatives and financial performance objectives. The Committee believes that the design and execution of the executive compensation program implemented in 1996 is critical to the Corporation's future success by FOCUSING MANAGEMENT'S ATTENTION on the new competitive business environment through compensation awards largely based on COLUMBIA VALUE ADDED ("CVA") FINANCIAL PERFORMANCE MEASURES and SHAREHOLDER RETURN. CVA performance measures determine the real value of particular investments by the extent the return on that investment exceeds the cost of the investment, including the cost of capital.

COMPENSATION PHILOSOPHY - The Board of Directors believes that total compensation is not only payment for services rendered to the System, but also a means to provide a strong motivational vehicle for the achievement of key financial and strategic goals. The System provides executives with the opportunity to increase their total compensation above base salary through annual and longer-term incentive compensation programs. Goals and objectives within the executive compensation program are established such that their achievement will result in added value to the System over appropriate periods of time. This is how compensation is linked to corporate performance. To implement the pay for performance philosophy that the System instituted in 1996, its executive compensation program is designed to:


   - PLACE AT RISK significant amounts of the executives' total compensation.

   - Base greater amounts of the executives' total compensation upon CREATING LONG-TERM VALUE FOR THE STOCKHOLDERS.

   - TIE COMPENSATION MORE CLOSELY TO THE FORTUNES OF THE STOCKHOLDERS through the use of a combination of cash and STOCK-BASED INCENTIVE COMPENSATION PLANS.

   - Emphasize the achievement of both short- and longer-term internal VALUE ADDED PERFORMANCE MEASURES as well as STOCKHOLDER RETURN EXPECTATIONS in relationship to peer companies.

   - Provide total compensation rewards to executives in relation to the overall financial performance of the Corporation.

As a general matter, the executive compensation program is designed to provide base salary compensation and benefit levels that target the median of the marketplace in similar-sized utility and industrial companies; maintain equitable relationships among the compensation levels established for jobs within the System; provide for the recognition of performance delivered year-to-year and over the long term; and ensure that appropriate controls are in place for compensation to be fully earned. Because of the System's size and integrated nature, a number of well-known utility and industrial executive compensation surveys are utilized to determine competitive remuneration for executives. Most of the companies in the S&P Natural Gas Utility Index are included in one or more of these surveys. However, no single authoritative executive compensation survey currently covers all of the companies in the S&P Natural Gas Utility Index.


IMPLEMENTATION OF PHILOSOPHY - The System's executive compensation program is administered by the Committee. The Committee is composed of six independent, non-employee Directors. As of December 31, 1996, the System's executive total compensation program consisted of the following:

1.   Base Salary Program
2.   Annual Incentive Compensation Plan
3.   Long-Term Incentive Plan
4.   Benefit Plans
5.   Other Arrangements

1. Base Salary Program - A base salary range is established for each executive position based on a comparison of compensation levels of similar positions in the external market. Competitive base salary levels are needed to attract and retain competent executives. Based on the utility and industrial compensation surveys referred to above, the base salary levels for the approximately 150 individuals comprising the executive and key employee group approximate the median for similar groups with corporations of similar size and complexity. Historically, individual performance reviews were conducted at least annually and were used, along with the relative position of the individual's salary within the salary range, to determine if any increase to base salary was warranted based on individual performance. A range of merit opportunities was preestablished on a uniform basis and the level of an increase within that range was based on an assessment of an individual's management skills and achievement against a variety of preestablished corporate and operating company goals. Throughout 1996, these goals included organizational goals pertaining to an executive's individual business unit as well as, in certain cases, financial goals. In keeping with the philosophy of placing more compensation at risk, in November 1996 the Committee decided to delay base salary increases for all participants in the executive compensation program for a period of one to two years, except in cases of promotions or marketplace equity adjustments.

2. Annual Incentive Compensation Plan - This plan, which was amended, restated and re-implemented effective January 1, 1996, provides the opportunity for payment of cash awards to key employees for attainment of specific goals which contributed directly to the present and future financial health of the System. Awards for 1996 performance, granted in 1997 after financial results for 1996 were final, are reflected in the Summary Compensation Table and in the Executive Compensation Report subsection entitled "1996 Chief Executive Officer's Pay." The award opportunities for 1996 ranged from zero to 75 percent of an individual's annual salary for meeting threshold targets, depending upon the achievement of CVA financial targets as well as the individual's level of responsibility within the organization and ability to contribute directly to the financial performance of the company. Additional amounts could be awarded for financial performance above the threshold target and, in certain circumstances, for individual performance. Prior to the effectiveness of the amended and restated Annual Incentive Compensation Plan on January 1, 1996, an Interim Cash Performance Award Program was authorized by the Committee. Eligibility for consideration in the Interim Cash Performance Award Program was based on the individual's level of responsibility within the organization and ability to contribute to the financial performance of the company. The award opportunities for 1995 ranged from zero to 35 percent of an individual's annual salary based on performance against pre-set goals. The higher the achievement and contribution to the Corporation, the larger the potential award could be. Performance measures included specific Return on Invested Capital financial targets as reflected in the Corporation's strategic business plan and other organizational goals which could contribute to the success of the company. The award for 1995 performance was made in March 1996 and, for the executive officers named in the Summary Compensation Table, is shown in that table. The interim program ended with the implementation of the revised Annual Incentive Compensation Plan referred to above, effective January 1, 1996.

3. Long-Term Incentive Plan - The executive compensation program also includes a component to bring special attention to the important area of stockholder return. The Long-Term Incentive Plan adopted in 1996 provides long-term incentives to officers and other key employees of System companies through the granting of incentive stock options, non-qualified stock options, stock appreciation rights, contingent stock awards, restricted stock awards, and/or any award in other forms that the Committee may deem appropriate, consistent with the plan's purpose. For option awards, generally the Corporation's Total Shareholder Return performance (stock price appreciation plus dividend accruals) will be compared to the S&P Natural Gas Utility Index as included this report. Presently, it is the intent of the Committee to provide awards of options primarily when the Corporation's Total Shareholder Return exceeds the median of companies which comprise this peer group. With respect to options, generally the amount of awards to each participant will be based upon the evaluation of a key employee's position, individual performance, and the Corporation's Total Shareholder Return, though option awards to key employees may be made for reasons other than Total Shareholder Return, subject to the discretion of the Committee. The purchase price per share of stock deliverable upon the exercise of a nonqualified stock option will be 100 percent of the fair market value of the stock on the day of grant. The price of options issued under the plan will be credited with dividend equivalents. Such credits may be made directly through a reduction in the purchase price of stock subject to options. Alternatively, at the discretion of the Committee, dividend equivalent credits may be provided indirectly, for example through the establishment of an unsecured, unfunded bookkeeping "account" that would track dividends declared on the stock subject to options and that would be paid in cash to an optionee upon the exercise of an option or, in certain circumstances, upon expiration of the option. Contingent or restricted stock may also be awarded in very limited applications. The 1996 Long-Term Incentive Plan was approved by the stockholders of the Corporation on April 26, 1996, and the plan became effective as of February 21, 1996. Awards made in 1997 for 1996 performance are reflected in the Options Table as well as the subsection of this report entitled "1996 Chief Executive Officer's Pay."

4. Benefit Plans - The System maintains savings, retirement, medical, dental, long-term disability, life insurance and other benefit plans of general applicability. Federal regulations establish limits on the benefits which may be paid under savings and retirement plans qualified under the Internal Revenue Code ("IRC"). To maintain compliance, the System caps benefits under the qualified plans at the required levels. To provide comparable benefits to more highly compensated employees, the System has established a Thrift Restoration Plan and a Pension Restoration Plan, both of which are non-qualified and unfunded. However, the Pension Restoration Plan may be funded through a trust arrangement at the election of the beneficiary once a threshold liability of $100,000 has been reached. The Committee views these supplemental plans as part of the total compensation program for executives.

5. Other Arrangements - Mr. Richard, the Chairman, CEO, and President of the of the Corporation, and Ms. Abbott, Chief Executive Officer and President of Columbia Gas Transmission Corporation and Chief Executive Officer of Columbia Gulf Transmission Company, were granted employment agreements upon hire. For a more detailed description of the agreements, please see "Employment Agreements" below on page 33. When circumstances warrant, the Corporation and other companies in the System can enter into agreements seeking to retain the services of experienced management during periods of financial uncertainty. As a result of the Chapter 11 reorganization petition that the Corporation and its subsidiary, Columbia Gas Transmission Corporation, filed under the U.S. Bankruptcy Code, employment and retention agreements were entered into in July 1991 and expired in 1993. In order to retain experienced management, the Committee authorized the execution of new agreements upon approval by the Bankruptcy Court. Following the Corporation's emergence from bankruptcy in 1995, these employment and retention agreements have been terminated and are no longer in effect; however, payments were made pursuant to these agreements in 1996 as shown on the Summary Compensation Table. DEDUCTIBILITY OF COMPENSATION - The Committee has reviewed the potential impact on the System of Section 162(m) of the IRC, which imposes a limit on tax deductions that the System may claim for annual compensation in excess of one million dollars paid to any of the CEO and the four other most highly compensated executive officers. The Committee has determined that under current compensation arrangements, the impact of Section 162(m) on the System would be limited and, therefore, has decided not to take any action at this time to meet the requirements for a deduction for the Annual Incentive Compensation Plan.

EVALUATION PROCESS - Each year, the Board of Directors of the Corporation reviews and approves strategic business and financial plans for the Corporation and each of its subsidiaries. In addition to various business strategies, these plans include specific financial targets such as CVA or other measures to evaluate whether stockholder value has increased.

The goals set forth in these strategic plans are the bases for evaluating the performance of the CEO of the Corporation and other senior executives whose compensation falls under the direct purview of the Committee. Attainment of meaningful strategic objectives over reasonable time periods increases value to stockholders, and the increased compensation opportunities for executives are directly linked to the attainment of these objectives.

1996 CHIEF EXECUTIVE OFFICER'S PAY

BASE SALARY - When Mr. Richard was hired as CEO in 1995, the Corporation entered into an employment agreement with Mr. Richard that provides a base salary of $750,000 per year, subject to such increases as may be approved by the Board. On March 19, 1996 the Committee approved a five percent increase, to $787,500 per year, in Mr. Richard's base salary in recognition of his exceptional performance since his employment in April 1995. The increase also reflected his leadership in restructuring the System and other contributions viewed favorably among investors, resulting in an increase in the price of the Corporation's common stock since April 1995. As noted above, in November 1996 the Committee decided to freeze the base salary of all members of the executive group except in cases of promotions or marketplace equity adjustments.

ANNUAL INCENTIVE PLAN - Under the provisions of the Interim Cash Performance Award Program as described above, on March 19, 1996, the Committee approved a cash award for Mr. Richard of $262,500 to recognize his exceptional performance and other contributions, as indicated above, in 1995. On February 18, 1997, in accordance with the Corporation's "pay for performance" compensation philosophy, the Committee approved a cash award for Mr. Richard of $710,000 under the amended and restated Annual Incentive Compensation Plan in recognition of the Corporation's exceeding threshold CVA goals and financial performance compared to peer companies, and of Mr. Richard's achieving his individual performance goals for 1996.

LONG-TERM INCENTIVE PLAN - Mr. Richard's employment agreement provides for contingent stock grants, including 5,000 shares per year on December 31 of each of the years 1995, 1996 and 1997, if he is employed by the Corporation on those dates. As Mr. Richard was employed by the Corporation on December 31, 1996, he received a grant for the equivalent of 5,000 shares of common stock (2,340 shares were withheld to pay taxes on the grant). In addition, subject to the receipt of necessary approvals, on the thirtieth day after the Corporation's discharge from bankruptcy, Mr. Richard's employment agreement provides that he was to receive a grant of options to purchase, at the then prevailing market price, 100,000 shares of the Corporation's common stock. Since the options could not be issued as of the thirtieth day following the Corporation's discharge from bankruptcy because the 1986 Long-Term Incentive Plan was no longer in effect and the 1996 Long-Term Incentive Plan had not yet been approved by the stockholders, the day after the options were issued (May 20, 1996), Mr. Richard received a cash payment of $481,250, less taxes, equal to the excess of the actual grant price over the fair market value of the shares on the thirtieth day following discharge from bankruptcy, as authorized by the Committee. On January 17, 1996, Mr. Richard's employment agreement was amended to provide for the issuance of restricted stock as compensation for performance, based upon his contributions and the increase in stock price from April 28, 1995, to December 28, 1995, the thirtieth day after the Corporation's emergence from bankruptcy. On May 20, 1996, Mr. Richard received a grant of 29,785 shares of restricted stock under such provisions of his employment agreement. To provide an additional incentive to Mr. Richard to continue his employment with the Corporation, the amended employment agreement provides that only 20 percent of such restricted stock vests each year, with the first 20 percent being vested on January 2, 1997, and an additional 20 percent being vested on the first business day of each of the four succeeding calendar years. In addition, on February 18, 1997, the Committee awarded Mr. Richard, under the 1996 Long-Term Incentive Plan, a grant of nonqualified stock options to purchase 60,000 shares of common stock at a price of $63.6875 per share, with one-third vested at the date of grant and exercisable six months therefrom, one-third on the first anniversary of grant, and one-third on the second anniversary of grant. The award is included in the Options Table.

BY THE COMPENSATION COMMITTEE:

    Gerald E. Mayo, Chairman      James P. Heffernan           Robert H. Beeby
    Malcolm T. Hopkins            Wilson K. Cadman             James R. Thomas, II

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee, listed above, all served on the Committee for the entire 1996 fiscal year, except Mr. Hopkins, who was appointed to the Committee effective April 26, 1996. Mr. Wilson and Dr. Lavery served on the Compensation Committee from January 1, 1996, until April 26, 1996. None of the members of the Compensation Committee has served as an officer or employee of the Corporation or any of its subsidiaries.

EMPLOYMENT AGREEMENTS

As discussed in the Executive Compensation Report of the Compensation Committee in the Proxy, in order to secure his services, the Corporation entered into an employment agreement with Mr. Richard for the position of Chairman, Chief Executive Officer and President of the Corporation. In addition to salary, options, bonus, restricted stock and other matters discussed in the Executive Compensation Report of the Compensation Committee and in last year's proxy statement, Mr. Richard's employment agreement provides for severance benefits to be paid to Mr. Richard in the event his employment is terminated without cause. The severance benefits would include payment of Mr. Richard's annual base salary, incentive compensation and fringe benefits for a period of 24 months. If Mr. Richard's employment is terminated due to a change in control of the Corporation (as defined in the agreement), the period of severance benefits is extended from 24 to 36 months, but the amount that may be paid to Mr. Richard, which would constitute "parachute payments" under the IRC, will be limited to the extent necessary to avoid the imposition of an excise tax under the IRC.

As discussed in last year's proxy statement, the Corporation has also entered into an employment agreement with Mr. Schwolsky to secure his services as Senior Vice President and Chief Legal Officer of the Corporation. In addition to stock-based grants that were disclosed in last year's proxy statement, the employment agreement with Mr. Schwolsky provides a base salary of $285,000 per year, subject to such increases as may be approved by the Board. Besides being eligible to participate in all incentive compensation plans and employee benefit programs provided to other senior executives of the System, upon retirement Mr. Schwolsky may receive supplemental pension payments to make up the difference, if any, between the System's pension benefits and those Mr. Schwolsky would have received from his previous employer. The employment agreement further provides for severance benefits to be paid to Mr. Schwolsky in the event his employment is terminated without cause. The severance benefits would include payment of Mr. Schwolsky's annual base salary, incentive compensation and fringe benefits for a period of 24 months. If Mr. Schwolsky's employment is terminated due to a change in control of the Corporation (as defined in the agreement), the period of severance benefits is extended from 24 to 36 months, but the amount that may be paid to Mr. Schwolsky, which would constitute "parachute payments" under the IRC, will be limited to the extent necessary to avoid the imposition of an excise tax under the IRC.

On January 17, 1996, the Corporation entered into an employment agreement with Ms. Abbott to secure her services as Chief Executive Officer of its transmission subsidiaries. The agreement provides for a base salary of $325,000 per year, subject to such increases as may be approved by the Board. The agreement also provides that Ms. Abbott is eligible to participate in all employee benefit programs provided to other transmission company executives and in all incentive compensation programs of the transmission companies appropriate for her status. In addition, the agreement provides for a contingent stock award for 1,500 shares of the Corporation's common stock. Following the approval of the Corporation's Long-Term Incentive Plan by the stockholders at the 1996 Annual Meeting, the contingencies were satisfied, and Ms. Abbott received 1,500 shares of common stock. The employment agreement further provides for severance benefits to be paid to Ms. Abbott in the event her employment is terminated without cause. The severance benefits would include payment of Ms. Abbott's annual base salary, incentive compensation and fringe benefits for a period of 24 months. If Ms. Abbott's employment is terminated due to a change in control of the Corporation (as defined in the agreement), the period of severance benefits is extended from 24 to 36 months, but the amount that may be paid to Ms. Abbott, which would constitute "parachute payments" under the IRC, will be limited to the extent necessary to avoid the imposition of an excise tax under the IRC.

====================================================================================================================================
OPTION/SAR GRANTS IN LAST FISCAL YEAR
====================================================================================================================================
     Individual Grants                                                                           Potential Realizable Value at
                                                                                                 Assumed Annual Rates of Stock Price
                                                                                                 Appreciation for Option Term
====================================================================================================================================
            (a)                      (b)               (c)               (d)           (e)              (f)             (g)
====================================================================================================================================
            Name                    Number of      % of Total        Exercise or    Expiration        5% ($)          10% ($)
                                   Securities     Options/SARs        Base Price       Date
                                   Underlying        Granted             ($/Sh)
                                  Options/SARs   to Employees in
                                     Granted       Fiscal Year
------------------------------------------------------------------------------------------------------------------------------------
O. G. Richard III
Chairman, CEO & President               100,000        100.0%          48.6875*       5/20/06      3,061,931**     7,759,534**
------------------------------------------------------------------------------------------------------------------------------------
M. W. O'Donnell
Senior Vice President & Chief
Financial Officer                             0          0.0%               N/A         N/A              N/A              N/A
------------------------------------------------------------------------------------------------------------------------------------
P. M. Schwolsky
Senior Vice President & Chief
Legal Officer                                 0          0.0%               N/A         N/A              N/A              N/A
------------------------------------------------------------------------------------------------------------------------------------
C. G. Abbott
CEO of Corporation' s Gas
Transmission Segment                          0          0.0%               N/A         N/A              N/A              N/A
------------------------------------------------------------------------------------------------------------------------------------
R. C. Skaggs, Jr. ***
CEO & President of
Columbia Gas of Ohio and
Columbia Gas of Kentucky                      0          0.0%               N/A         N/A              N/A              N/A
------------------------------------------------------------------------------------------------------------------------------------
S. J. Harvey
Vice President
Columbia Gas System
Service Corporation                           0          0.0%               N/A         N/A              N/A              N/A
------------------------------------------------------------------------------------------------------------------------------------
J. P. Holland
former Chairman & CEO
of Corporation's  Gas
Transmission Segment                          0          0.0%               N/A         N/A              N/A              N/A
------------------------------------------------------------------------------------------------------------------------------------
C. R. Tilley
former Chairman & CEO
of Corporation's Gas
Distribution Segment                          0           0.0%              N/A         N/A              N/A              N/A
====================================================================================================================================


 - Exercise price shall be reduced by amounts paid as dividends on shares of stock as long as the option is outstanding and not exercised as to any shares of such stock, but in no event shall the exercise price be less than the par value of such stock.
** The potential realizable value shall increase as dividends are paid on stock subject to options.
*** Information regarding Mr. Skaggs, although not required because he is not an "executive officer" as defined in the SEC's rules and regulations, is provided due to the level of his compensation.

--------------------------------------------------------------------------------



                                         ANNUAL COMPENSATION

--------------------------------------------------------------------------------

          (a)                (b)               (c)                (d)
--------------------------------------------------------------------------------
       Name and
       Principal
     Position (1)           Year             Salary              Bonus

--------------------------------------------------------------------------------
                                                $                  $
--------------------------------------------------------------------------------
  O. G. RICHARD              1996            778,125        710,000(4)(5)
           III
  Chairman, CEO &
  President                  1995            528,125(3)     262,500(6)
                             1994              N/A
--------------------------------------------------------------------------------
  M. W. O'DONNELL            1996            322,575        210,000(4)(5)
                          ------------------------------------------------------
  Senior Vice President      1995            310,150        247,000(6)(8)
  & Chief Financial
  Officer
                          ------------------------------------------------------
                             1994            286,025        132,336(7)(19)
--------------------------------------------------------------------------------
  P. M. SCHWOLSKY            1996            321,250        234,000(4)(5)
                          ------------------------------------------------------
  Senior Vice President      1995            164,091(3)     115,000(6)(8)
  & Chief Legal Officer
                          ------------------------------------------------------
                             1994              N/A
--------------------------------------------------------------------------------
  C. G. ABBOTT               1996            310,871(3)      234,000(4)(5)
  CEO of Corporation's    ------------------------------------------------------
  Gas Transmission           1995              N/A
  Segment                    1994              N/A
--------------------------------------------------------------------------------
  R. C. SKAGGS (33)          1996            258,891         171,600(4)(5)
                          ------------------------------------------------------
  CEO & President of
  Columbia Gas of Ohio
  and Columbia Gas of
  Kentucky
                             1995            222,300          75,000(6)
                          ------------------------------------------------------
                             1994            206,113          40,300(7)
--------------------------------------------------------------------------------
  S. J. HARVEY               1996            212,722(3)      101,300(5)

  Vice President
  Columbia Gas System        1995              N/A
  Service Corporation

                             1994              N/A


--------------------------------------------------------------------------------
  J. P. HOLLAND              1996                                 -0-
                                              27,208(3)
  former Chairman & CEO
  of Corporation's Gas       1995            320,450          50,000(6)
  Transmission Segment

                          ------------------------------------------------------
                             1994            295,020          54,414(7)
--------------------------------------------------------------------------------
  C. R. TILLEY               1996             61,183(3)           -0-
                          ------------------------------------------------------
  former Chairman &
  CEO of Corporation's       1995            362,725         100,000(6)
  Gas Distribution
  Segment                    1994            345,175          49,340(7)
================================================================================



------------------------------------------------------------------------------------------------
                                     Long-Term Compensation

                            --------------------------------------------------------------------

                                 Awards                          Payouts
------------------------------------------------------------------------------------------------
          (a)                        (f)             (g)            (h)             (i)
------------------------------------------------------------------------------------------------
       Name and                                   Securities
       Principal               Restricted         Underlying        LTIP          All Other
     Position (1)             Stock Awards        Options -       Payouts         Comp. (2)
                                                    SARs
------------------------------------------------------------------------------------------------
                                    $                 #               $               $
------------------------------------------------------------------------------------------------
  O. G. RICHARD                 2,215,384          160,000         -0-              746,596
           III                  (14)  (15)        (11) (12)                     (13)(23)(24)(2)
  Chairman, CEO &
  President                     516,875 (15)       -0-             -0-             75,673(28)
------------------------------------------------------------------------------------------------
  M. W. O'DONNELL                  -0-             25,000(11)      -0-           84,233(23)(2)
                         -----------------------------------------------------------------------
  Senior Vice President            -0-             5,000(9)        -0-               13,897
  & Chief Financial
  Officer
                         -----------------------------------------------------------------------
                                   -0-                  -0-        -0-               12,741
------------------------------------------------------------------------------------------------
  P. M. SCHWOLSKY                  -0-             25,000(11)      -0-          130,804 (23)(2)
                         -----------------------------------------------------------------------
  Senior Vice President        91,400(17)          5,000(10)       -0-             13,503(29)
  & Chief Legal Officer
-------------------------------------------------------------------------------------------------
  C. G. ABBOTT                 73,219(16)          25,000(11)      -0-          88,689 (23)(25)
  CEO of Corporation's
  Gas Transmission
  Segment
-------------------------------------------------------------------------------------------------
  R. C. SKAGGS (33)                -0-             25,000(11)   15,008(18)       13,801(26)(2)
                        -------------------------------------------------------------------------
  CEO & President of
  Columbia Gas of Ohio
  and Columbia Gas of
  Kentucky
                                   -0-             3,000(9)     36,405(18)       12,252(30)(2)
                        -------------------------------------------------------------------------
                                   -0-             -0-             -0-            8,382(32)(2)
------------------------------------------------------------------------------------------------
  S. J. HARVEY                     -0-             12,000(11)      -0-             76,623(23)

  Vice President
  Columbia Gas System
  Service Corporation
-------------------------------------------------------------------------------------------------
                                   -0-             -0-        176,240(18)        313,985(21)(2)
  J. P. HOLLAND         -------------------------------------------------------------------------
  former Chairman & CEO
  of Corporation's Gas             -0-             5,000(9)        -0-             340,829(20)
  Transmission Segment
                        -------------------------------------------------------------------------
                                   -0-             -0-             -0-                13,167
-------------------------------------------------------------------------------------------------
  C. R. TILLEY                     -0-             -0-        254,924(18)       569,775(21)(22)
                                                                                   (27)(2)
                        -------------------------------------------------------------------------
  former Chairman &
  CEO of Corporation's             -0-             5,000(9)        -0-           42,548(31)
  Gas Distribution
  Segment                          -0-             -0-             -0-           370,222(20)
=================================================================================================

(1) Includes Chief Executive Officer and four other most highly-compensated executive officers whose salary and bonus exceed $100,000 and two who would have been among the most highly-compensated had they been employed at year-end. The compensation to all officers as a group, namely those listed in Part I, totaled $21,067,784.
(2) Reflects employer contributions to the Employees' Thrift Plan of Columbia Gas System, which is qualified under the Internal Revenue Code, and the Thrift Restoration Plan, a nonqualified plan. Mr. Richard and Mr. Schwolsky were not yet participants in the Employees' Thrift Plan or Thrift Restoration Plan as of December 31, 1995. Ms. Abbott was not yet a participant in either plan as of December 31, 1996. The contributions to all other officers, namely those listed in Part 1, totaled $608,682.
(3)   Partial year salary.
(4) The Compensation Committee required that fifty (50) percent of the 1996 Annual Incentive Program bonus to have been paid in 1997 be deferred for at least one year from the date it otherwise would have been paid.
(5) Reflects bonus paid in 1997 with respect to 1996 performance under the Annual Incentive Compensation Plan.
(6) Reflects bonus paid in 1996 with respect to 1995 performance under the Interim Cash Performance Award Program.
(7) Reflects bonus paid in 1995 with respect to 1994 performance under the Interim Cash Performance Award Program.
(8) Reflects payment for recognition of contributions during bankruptcy proceedings to Mr. O'Donnell for $163,000 and Mr. Schwolsky for $65,000.
(9) Options to purchase shares granted to top 31 executives on May 17, 1995, at a price of $28.99 per share, which vested 100% six months from the date of grant, on November 17, 1995.
(10) Options to purchase shares granted to Mr. Schwolsky upon his employment on June 5, 1995, at a price of $31.05 per share, which vested 100% six months from the date of grant, on December 5, 1995.
(11) Options to purchase shares granted to executive group on February 18, 1997, at a price of $63.6875 per share, which options vested one-third upon grant, exercisable in six months; one-third upon the first anniversary of grant; and one-third upon the second anniversary. Mr. Richard received options for 60,000 shares of common stock; Messrs. O'Donnell, Schwolsky and Skaggs and Ms. Abbott, options for 25,000 shares each; and Mr. Harvey, options for 12,000 shares.
(12) Pursuant to Mr. Richard's employment agreement dated March 15, 1995, and amended January 17, 1996, on May 20, 1996, Mr. Richard was granted a nonqualified stock option for 100,000 shares of common stock, 50,000 of which were vested on November 28, 1996, and the remaining 50,000 to vest on November 28, 1997. Dividends are associated with this award, with the exercise price being reduced by amounts paid as dividends on shares of common stock, as long as the option is outstanding and not exercised as to any shares of such common stock. In no event may the exercise price be less than the par value of such common stock.
(13) Pursuant to Mr. Richard's employment agreement dated March 15, 1995, and amended January 17, 1996, on May 21, 1996, Mr. Richard received a $481,250 cash payment, less taxes, representing the excess of the grant price of the options for 100,000 shares of common stock issued the previous date over the fair market value of the shares on the date the options would have been issued had the Corporation been able to issue the options following the discharge from bankruptcy. The common stock increased in value during this period from $43.875 to $48.6875 per share.
(14) Pursuant to Mr. Richard's employment agreement dated March 15, 1995, and amended January 17, 1996, on May 20, 1996, Mr. Richard was granted a restricted stock award for 29,785 shares of common stock. Mr. Richard receives dividends on the restricted stock as dividends are declared on shares of common stock. The restrictions are to be satisfied if Mr. Richard remains employed by the Corporation as follows: for 5,957 shares on each of the dates of January 2, 1997, January 2, 1998, January 4, 1999, January 3, 2000, and January 2, 2001. At Fiscal Year end the stock price was $63.625, for a total value of $1,895,071 for the restricted stock. On January 2, 1997, 5,957 shares were releasable to Mr. Richard at a value of $62.5625 per share, for a total value of $372,685. The actual amount of unrestricted shares issued was net of amounts withheld to pay taxes, or 3,170 shares.
(15) Pursuant to Mr. Richard's employment agreement dated March 15, 1995, and amended January 17, 1996, on April 28, 1995, Mr. Richard was granted a contingent stock award for 25,000 shares of common stock. The 25,000 shares vest as follows: 10,000 on May 1, 1995, and 5,000 per year on, and contingent upon his continued employment through, December 31, 1995, December 31, 1996, and December 31, 1997, respectively. On May 1, 1995, 10,000 shares were issued to Mr. Richard at a value of $29.75 per share, and on December 31, 1995, 5,000 shares were issued to him at a value of $43.875 per share, for a total value of $516,875. On December 31, 1996, 5,000 shares were issued to him at a value of $64.0625 per share, for a total value of $320,313. The actual amount of shares issued was net of amounts withheld to pay taxes, or 2,660 shares. No dividends are associated with this award.
(16) Pursuant to Ms. Abbott's employment agreement dated January 17, 1996, on January 17, 1996, Ms. Abbott was granted a contingent stock award for 1,500 shares of Common Stock to be issued to her upon approval of the Long-Term Incentive Plan by the stockholders of the Corporation, contingent upon her continued employment until that date. On May 17, 1996, 1,500 shares were issued to Ms. Abbott with a value of $48.8125 per share.
(17) On June 5, 1995, Mr. Schwolsky was granted 2,500 shares of Common Stock to be issued to him on September 5, 1995, contingent upon his employment through that date. On September 5, 1995, Mr. Schwolsky received 2,500 shares with a value of $36.56 per share.
(18) Exercised options under the Long-Term Incentive Program. In 1996, exercised option shares were 1,490 for Mr. Skaggs, 15,960 for Mr. Holland and 21,500 for Mr. Tilley. In 1995, exercised option shares were 3,000 for Mr. Skaggs.
(19)  Payment provided pursuant to now expired Retention Agreement.
(20) Payment provided pursuant to now expired employment agreement in the amount of $349,600 for Mr. Tilley and $326,500 for Mr. Holland.
(21) Includes payments upon termination totaling $299,292 for Mr. Holland and $500,000 for Mr. Tilley.
(22) Includes payment of $49,417 for accrued vacation received upon retirement.
(23) Includes transfer expenses associated with the move of the corporate office from Delaware to Northern Virginia totaling $235,738 for Mr. Richard, $66,090 for Mr. O'Donnell, $126,304 for Mr. Schwolsky, $87,014 for Ms. Abbott, and $76,623 for Mr. Harvey.
(24) Includes perquisites consisting of personal use of company aircraft and financial planning aggregating $14,233.
(25) Includes perquisite consisting of personal use of company aircraft aggregating $1,675.
(26) Includes perquisites consisting of country club dues and financial planning aggregating $2,356.
(27) Includes perquisites consisting of country club dues and financial planning aggregating $16,687.
(28) Transfer expenses and compensation for benefits forfeited upon termination of prior employment.
(29)  Transfer expenses.
(30)  Includes perquisites consisting of country club dues aggregating $5,502.
(31) Includes perquisites consisting of personal use of company aircraft, country club dues and financial planning aggregating $11,416.
(32)  Includes perquisites consisting of country club dues aggregating $1,479.
(33) Information regarding Mr. Skaggs, although not required because he is not an "executive officer" as defined in the SEC's rules and regulations, is provided due to the level of his compensation.

RETIREMENT INCOME PLAN

A noncontributory defined benefit pension plan is maintained for all employees of the Corporation's participating subsidiaries who are at least 21 years of age. The annual benefit under the pension plan is based upon final average annual compensation and years of credited service. Final average annual compensation is calculated using base compensation (shown in the "Summary Compensation Table" as "Salary") paid to the employee for the highest 36 months of the last 60 months prior to retirement.

Estimated annual benefits payable upon retirement are as follows with respect to the specified remuneration and years of credited service.

      ESTIMATED ANNUAL BENEFITS AS OF JANUARY 1, 1997, FROM RETIREMENT
                               INCOME PLAN (A)

                                             Representative Years of Credited Service (B)
                                             --------------------------------------------

                                15             20                25              30             35            40
  Final Average                 --             --                --              --             --            --
  Annual Compensation           $              $                 $               $              $             $
  250,000                       54,533         72,711            90,889          109,067        115,317       121,567

  300,000                       65,783         87,711            109,639         131,567        139,067       146,567

  400,000                       88,283         117,711           147,139         176,567        186,567       196,567

  500,000                       110,783        147,711           184,639         221,567        234,067       246,567

  600,000                       133,283        177,711           222,139         266,567        281,567       296,567

  800,000                       178,283        237,711           297,139         356,567        376,567

  1,000,000                     223,283        297,711           372,139         446,567        471,567       496,567

  1,200,000                     268,283        357,711           447,139         536,567        566,567       596,567


(A)  Estimates are based upon a straight-life annuity and the assumptions that
(a) the Corporation's present retirement plan will be maintained and (b) retirement will not occur before age 65. These benefits are not subject to deduction for social security or other charges. Should an annual benefit exceed limitations imposed by federal law, the excess will be paid by the participating subsidiary as a supplemental pension under the Pension Restoration Plan. If the supplemental pension liability exceeds $100,000, then this liability may be funded through a trust arrangement at the option of the individual. The following former executive officers elected to have their accrued supplemental pension funded through a trust arrangement, and contributions made in 1996 were as follows: Mr. Tilley, $125,500; and Mr. Holland, $100,000. The liabilities of Messrs. Richard, Schwolsky and O'Donnell have reached $100,000, but to date they have not elected to fund their accrued pension. The liabilities of Mr. Skaggs, Ms. Abbott and Mr. Harvey had not yet reached $100,000, so no contributions were made in 1996 on their behalf. Such supplemental pensions are not available to these executives until retirement or termination of employment. Upon his retirement in 1996, Mr. Tilley received all his accrued retirement benefits.

(B) As of January 1, 1997 (or upon termination of employment), the credited years of service for retirement benefits for the individuals named in the Summary Compensation Table were as follows: Mr. Richard, 5 years; Mr. Holland, 21 years; Mr. O'Donnell, 26 years; Mr. Schwolsky, 5 years; Mr. Tilley, 39 years; Ms. Abbott, 0 years; Mr. Skaggs, 15 years; and Mr. Harvey, 0 years.

PERFORMANCE TABLE

The following tables demonstrates a five-year comparison of cumulative total returns for the Corporation, the S&P 500, and the S&P Natural Gas Utility Index.

FIVE-YEAR COMPARISON OF CUMULATIVE TOTAL RETURN(A)


                                   ===============================================================================
                                          1991      1992         1993         1994         1995           1996
                                           $         $            $            $            $              $
------------------------------------------------------------------------------------------------------------------
  Columbia Gas
                                          100      110.87       129.11       136.23       254.34         373.09
------------------------------------------------------------------------------------------------------------------
  S&P 500 Index
                                          100      107.62       118.46       120.03       165.13         203.05
------------------------------------------------------------------------------------------------------------------
  S&P Natural Gas Utility Index
                                          100      110.47       131.15       125.12       176.97         235.18
------------------------------------------------------------------------------------------------------------------

(A)   Assumes $100 invested on December 31, 1991 and reinvestment of dividends.

                        STANDARD DIRECTORS' COMPENSATION



1996 Directors' Compensation for Board and Committee Meetings:

===========================================================================================================
                                    Retainer            Meeting Fee                  Chairman's Fee
                                    $                   $                            $
-----------------------------------------------------------------------------------------------------------
  Board                                  27,250                   1,250                         -
-----------------------------------------------------------------------------------------------------------

  Audit                                     -                     1,250                       3,000
-----------------------------------------------------------------------------------------------------------

  Compensation                              -                     1,250                       3,000
-----------------------------------------------------------------------------------------------------------

  Executive                               6,000                    800                          -
-----------------------------------------------------------------------------------------------------------

  Finance                                   -                     1,250                       3,000
-----------------------------------------------------------------------------------------------------------

  Corporate Governance                      -                     1,250                       3,000
-----------------------------------------------------------------------------------------------------------

The nonemployee Directors are also eligible to receive nonqualified stock options pursuant to the Corporation's Long-Term Incentive Plan (described in the Executive Compensation Report of this report). If the corporation's Total Shareholder Return performance, compared with its peers, is at the third quartile, then nonemployee directors receive options for 3,000 shares of common stock; at the fourth quartile, options for 6,000 shares. For 1996 performance, the directors received options for 6,000 shares, granted and priced as of March 31, 1997.

No officer received any compensation for services as a Director while also serving as an officer of the Corporation.

The Corporation offers medical coverage to nonemployee Directors and pays the premium associated with their participation. The Corporation also reimburses them for the cost of Medicare Part B, if applicable. In addition, nonemployee. Directors may elect to defer compensation for distribution at a later date. Deferred amounts will accrue interest at the prime rate and may be paid in a lump sum or in annual installments over ten years, or may be deferred into the Phantom Stock Plan for Outside Directors. Deferred amounts will be automatically paid in a lump sum following certain specified changes in control of the Corporation.

Following its approval by the stockholders at the 1996 Annual Meeting, the Phantom Stock Plan for Outside Directors was established. All of the Directors except two (one of whom has since retired) elected to participate in the plan in lieu of participating in the Retirement Plan for Outside Directors. Participating directors received phantom shares of equivalent actuarial value under the Phantom Stock Plan for Outside Directors. The Retirement Plan for Outside Directors is not available for nonemployee Directors assuming office after April 1996; rather, they will participate in the Phantom Stock Plan for Outside Directors, under which they receive 3,000 phantom shares upon being elected to the Board. Payment of benefits will commence upon termination of Board service or upon specified changes in control of the Corporation.

For the Directors remaining in the Retirement Plan, each nonemployee Director with a minimum of five years' service on the Board who retires after attaining age 65 or becoming disabled could receive annual retirement payments equal to the amount of the annual retainer for Board service at the time of retirement. Payments under the Retirement Plan will cease at the death of the Director unless the Director elected an actuarial equivalent option or, if death occurs before retirement but after eligibility is established, at the death of the surviving spouse. In the event of certain specified changes in control of the Corporation, a Director (regardless of years of service on the Board) could elect a lump sum payment equal to the present value of the retainer at the time of the election times the number of years of Board service, with a minimum of ten years.

The director's compensation amounted to $674,394.

Part III(b). SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth the beneficial ownership of common stock by stockholders who own greater than 5 percent of the outstanding shares as of January 31, 1997, by Directors (including one who retired in 1997). by each of the officers whose compensation is disclosed in the Summary Compensation Table, and by all Directors and executive officers of the Corporation as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.



===================================================================================================================================
      (1)               (2)                        (3)                                                                         (4)
      Title of    Name and Address                 Amount and Nature of                                                     Percent
      Class                                        Beneficial Ownership (1)**                                                   of
                                                                                                                             Class
                                                   ================================================================================
                                                   Shared           Sole         Shared           Sole
                                                   Voting           Voting       Investment       Investment     Total
                                                   Power            Power        Power            Power          Owned
===================================================================================================================================
  5   Common     Prudential Insurance             2,673,722         201,420      2,810,522        201,420      3,011,942      5.46
  %              Company of America
  H              Prudential Plaza
  O              Newark, NJ 07102-3777
  L
  D -------------------------------------------------------------------------------------------------------------------------------
  E   Common     The Capital Group                     - 0 -        2,218,000      - 0 -        4,509,700      4,509,700      8.2
  R              Companies, Inc.
  S              333 South Hope Street
                 Los Angeles, CA 90071
    -------------------------------------------------------------------------------------------------------------------------------
      Common     Putnam Investment Management     34,442               -0-       3,492,217            -0-      3,492,217      6.4
                 One Post Office Square
                 Boston, MA 02109
 ==================================================================================================================================
      Common             R. F. Albosta                                           - 0 -                                        *
  D
    -------------------------------------------------------------------------------------------------------------------------------
  I   Common              R. H. Beeby                                            1,000                                        *
    -------------------------------------------------------------------------------------------------------------------------------
  R   Common              W. K. Cadman                                           - 0 -                                        *
    -------------------------------------------------------------------------------------------------------------------------------
  E   Common            J. P. Heffernan                                          2,000                                        *
    -------------------------------------------------------------------------------------------------------------------------------
  C   Common              D. P. Hodel                                             500                                         *
    -------------------------------------------------------------------------------------------------------------------------------
  T   Common             M. T. Hopkins                                           5,519                                        *
    -------------------------------------------------------------------------------------------------------------------------------
  O   Common             J. B Johnston                                            -0-                                         *
    -------------------------------------------------------------------------------------------------------------------------------
  R   Common               M. Jozoff                                             1,000                                        *
    -------------------------------------------------------------------------------------------------------------------------------
  S   Common              W. E. Lavery                                           1,100                                        *
    -------------------------------------------------------------------------------------------------------------------------------
      Common               G. E. Mayo                                            2,000                                        *
    -------------------------------------------------------------------------------------------------------------------------------
      Common              D. E. Olesen                                            835                                         *
    -------------------------------------------------------------------------------------------------------------------------------
      Common             E. G. Procope                                           1,175                                        *
    -------------------------------------------------------------------------------------------------------------------------------
      Common           O. G. Richard III                                        44,705                                        *
    -------------------------------------------------------------------------------------------------------------------------------
      Common            J. R. Thomas, II                                         1,500                                        *
    -------------------------------------------------------------------------------------------------------------------------------
      Common              W. R. Wilson                                           6,000                                        *
===================================================================================================================================
  O   Common              C. G. Abbott                                          2,000***                                       *
    -------------------------------------------------------------------------------------------------------------------------------
  F   Common              S J. Harvey                                              0                                          *
    -------------------------------------------------------------------------------------------------------------------------------
  F   Common             J. P. Holland                                           3,169                                        *
    -------------------------------------------------------------------------------------------------------------------------------
  I   Common            M. W. O'Donnell                                          3,951                                        *
    -------------------------------------------------------------------------------------------------------------------------------
  C   Common            P. M. Schwolsky                                          2,532                                        *
    -------------------------------------------------------------------------------------------------------------------------------
  E   Common           R. C. Skaggs, Jr.                                         2,272                                        *
    -------------------------------------------------------------------------------------------------------------------------------
  R   Common              C. R. Tilley                                             277                                        *
    -------------------------------------------------------------------------------------------------------------------------------
  S   Common           L. W. Wallingford                                         6,778                                        *
 ==================================================================================================================================
                 All Executive Officers &
      Common     Directors                                                      81,135                                        *
                 as a Group (22 persons)****
===================================================================================================================================

* Aggregate stock ownership (including exercisable options) as a percentage of class is less than 1%.
** Includes an allocation of shares held by the Trustee of the Employees' Thrift Plan of Columbia Gas System. Does not include shares of common stock covered by exercisable options. This information is shown on the stock option table on page 34.
*** Includes 400 shares of common stock held by spouse as custodian for minor children.
**** Includes holdings of R.C. Skaggs, Jr., even though he is not an executive officer or director of the Corporation.

Part III(c).  Contracts and transactions.

              None.

Part III(d).  Indebtedness.

              None.

Part III(e).  Participation in bonus and profit sharing arrangement.

              See Item 6 Part III(a) above.

Part III(f).  Directors and officers rights to indemnity.

Provisions for indemnification of directors and officers are included in the Certificate of Incorporation or By-Laws in accordance with applicable laws.

DIRECTORS AND OFFICERS' LIABILITY INSURANCE - Insurance is purchased for all of the Registrant's directors and officers, plus the directors and officers of the subsidiary companies. This insurance also indemnifies the Registrant and its subsidiary companies against any amounts paid by them as allowed by Corporate law or By-Laws of the Registrant to covered directors and officers. The annual cost thereof to the Registrant and its subsidiary companies was $1,403,651.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS


Part I. Expenditures for any political party, candidate for public office or holder of such office, or any committee or agent therefor.

         None.


Part II.   Expenditures for any citizens group or public relations counsel.

                               Calendar Year 1996

       Name of Company and Name
       or Number of Recipients
          or Beneficiaries                                  Purpose       Accounts Charged           Amount
-------------------------------------------                 -------       ----------------           ------
                                                                                                       ($)
CKY
  3 Recipients                                                B           Admin & General             3,370

COH
 82 Various Chambers of Commerce                              B           Admin & General            40,582
 Toledo Area Chamber of Commerce                              B           Admin & General            14,700
 Ohio Chamber of Commerce                                     B           Admin & General            10,640
 5 Recipients                                                 B           Admin & General             2,373

CPA
 Pennsylvania Economy League                                  B           Admin & General            12,000
 8 Recipients                                                 B           Admin & General             2,749

COS
 23  Recipients                                               B           Admin & General            14,570

TCO
 6 Recipients                                                 A           Admin & General            13,735

CS
 The Dilenschneider Group, Inc.                               B           Admin & General           116,239

CPI
 15 Recipients                                                A           Admin & General             3,947

CPC
 Lycoming Chamber                                             B           Admin & General               237


A - Information and Education
B - Economic Development

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I.  Intercompany Contracts.

                               Calendar Year 1996


                                                                                                       In Effect
Serving    Receiving                                                                      Date of     On Dec. 31
Company     Company               Transaction                       Compensation*        Contract     (Yes or No)
-------    ---------      ---------------------------               -------------        --------     -----------
  TCO          CLG     Pipeline operation,                           $404,046            02/16/96            Yes
                        maintenance and relocation

  CNR          TCO     Operation and maintenance                     $692,711             2 Contracts        Yes
                        of gathering properties                                           12/22/87 &
                        and accounting, legal,                                            4/19/94
                        lease and land rights,
                        geological, geophysical
                        and well drilling services

  TCO          CNR     Miscellaneous administration-                 $473,324            12/22/87            Yes
                        and field services
                        and the use of certain
                        equipment and facilities

  COH          CS      Printing Services                              $67,269            11/22/93            Yes

  CES       CNR        Marketing Services                            $141,315            7/1/93 &
                                                                                         12/1/96             Yes

  TCO       CNS        Sale of Microwave Towers                      $228,678            10/14/96            Yes
                        and related equipment

  CGT       CNS        Sale of Microwave Towers                        $1,397            10/14/96            Yes
                        and related equipment

* All services are rendered at cost.


Part II. System contracts to purchase goods or services from any affiliate (other than a System company) or a company in which any officer or director is a partner or owns 5% or more of any class of equity securities.

            None

Part III. System contracts with others on a continuing basis for management, supervisory, or financial advisory review.

             (a) Due to the Chapter 11 Filing, the Registrant and TCO have contracted with various firms to provide services for all parties involved in the bankruptcy proceedings. On November 28, 1995 the Registrant and TCO emerged from bankruptcy after filing separate petitions for protection under Chapter 11 of the Federal Bankruptcy Code on July 31, 1991.

                       The table below details the relevant firms contracted:


                               Calendar Year 1996

                                                                                   Date of
      Name                   Scope of Services              Compensation        Court Approval
---------------            --------------------             ------------        --------------
  Lehman Brothers Inc.      Financial Advisor and           $      1,000           1/29/92
                            Investment Banker to the
                            Official Committee of
                            Unsecured Creditors to TCO.

  Salomon Brothers Inc.     Financial Advisor and           $    304,965           10/22/91
                            Investment Banker to TCO.

      (b) The Registrant's distribution companies contracted with the Dilenschneider Group, Inc. to provide professional communications consultant services.

                  Name                   Scope of Services                    Compensation
        -----------------------      -------------------------                ------------
        The Dilenschneider           Communication Consultant                $   100,535
         Group, Inc.                 to COH

        The Dilenschneider           Communication Consultant                $    14,112
         Group, Inc.                 to CPA

        The Dilenschneider           Communication Consultant                $     4,810
         Group, Inc.                 to CKY

        The Dilenschneider           Communication Consultant                $     1,238
         Group, Inc.                 to CMD

        The Dilenschneider           Communication Consultant                $     5,728
         Group, Inc.                 to COS

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

        None.

ITEM 10.      FINANCIAL STATEMENTS AND EXHIBITS

        Financial Statements included in Form U5S:
        CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 1996

          The Columbia Gas System Inc, and Subsidiaries   . . . . . .                                F-1
          Tristar Ventures Corporation and Subsidiaries   . . . . . .                                F-1A
          Tristar Capital Corporation and Subsidiary  . . . . . . . .                                F-1B
          Columbia LNG Corporation and Subsidiary   . . . . . . . . .                                F-1C
          Columbia Energy Services Corporation and Subsidiary   . . .                                F-1D
          Columbia Network Services Corporation and Subsidiary  . . .                                F-1E

        SUMMARY OF CONSOLIDATING BALANCE SHEET ENTRIES AS OF
          DECEMBER 31, 1996

          The Columbia Gas System Inc, and Subsidiaries . . . . . . .                                F-2
          Tristar Ventures Corporation and Subsidiaries   . . . . . .                                F-2A
          Tristar Capital Corporation and Subsidiary  . . . . . . . .                                F-2B
          Columbia LNG Corporation and Subsidiary.  . . . . . . . . .                                F-2C
          Columbia Energy Services Corporation and Subsidiary   . . .                                F-2D
          Columbia Network Services Corporation and Subsidiary  . . .                                F-2E

        CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED
          DECEMBER 31, 1996

          The Columbia Gas System Inc, and Subsidiaries . . . . . . .                                F-3
          Tristar Ventures Corporation and Subsidiaries . . . . . . .                                F-3A
          Tristar Capital Corporation and Subsidiary  . . . . . . . .                                F-3B
          Columbia LNG Corporation and Subsidiary   . . . . . . . . .                                F-3C
          Columbia Energy Services Corporation and Subsidiary   . . .                                F-3D
          Columbia Network Services Corporation and Subsidiary  . . .                                F-3E

        SUMMARY OF CONSOLIDATING STATEMENT OF INCOME ENTRIES FOR
          THE YEAR ENDED DECEMBER 31, 1996

          The Columbia Gas System Inc, and Subsidiaries . . . . . . .                                F-4
          Tristar Ventures Corporation and Subsidiaries . . . . . . .                                F-4A
          Tristar Capital Corporation and Subsidiary  . . . . . . . .                                F-4B
          Columbia LNG Corporation and Subsidiary . . . . . . . . . .                                F-4C
          Columbia Energy Services Corporation and Subsidiary . . . .                                F-4D
          Columbia Network Services Corporation and Subsidiary  . . .                                F-4E

        CONSOLIDATING STATEMENT OF COMMON STOCK EQUITY FOR THE
          YEAR ENDED DECEMBER 31, 1996

          The Columbia Gas System Inc, and Subsidiaries   . . . . . .                                F-5
          Tristar Ventures Corporation and Subsidiaries . . . . . . .                                F-5A
          Tristar Capital Corporation and Subsidiary  . . . . . . . .                                F-5B
          Columbia LNG Corporation and Subsidiary   . . . . . . . . .                                F-5C
          Columbia Energy Services Corporation and Subsidiary   . . .                                F-5D
          Columbia Network Services Corporation and Subsidiary  . . .                                F-5E

        CONSOLIDATING STATEMENT OF CASH FLOWS
          FOR THE YEAR ENDED DECEMBER 31, 1996

          The Columbia Gas System Inc, and Subsidiaries . . . . . . .                                F-6

              Tristar Ventures Corporation and Subsidiaries   . . . .                                F-6A
               Tristar Capital Corporation and Subsidiary   . . . . .                                F-6B
               Columbia LNG Corporation and Subsidiary  . . . . . . .                                F-6C
               Columbia Energy Services Corporation and Subsidiary                                   F-6D
               Columbia Network Services Corporation and Subsidiary                                  F-6E

                                   SIGNATURE



          The registrant has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935, such company being a registered holding company.



                                    THE COLUMBIA GAS SYSTEM, INC.




                                    By:    /s/ J. W. Grossman
                                       --------------------------
                                               J. W. Grossman
                                               Vice President and Controller



Date:  April 30, 1997

      Item 10.    Continued

                  Exhibits filed as a part of this Report:

                  A   - Securities Exchange Act of 1934 Reports incorporated by
                        reference

                  B   - Index to Corporate Organization & By-Laws Exhibits in
                        the Report filed herewith and/or filed under cover of Form SE

                  C   - Indentures or Contracts incorporated by reference

                  D   - Tax Allocation Agreement for 1996 filed herewith

                  E   - Other Documents Prescribed by Rule or Order

                  F   - Report of Independent Public Accountants filed herewith

                  G   - Financial Data Tables

                  H   - Organizational Chart of Exempt Wholesale Generators or
                        Foreign Utility Holding Companies

                  I   - Audited Financial Statements and Analytical Reviews
                        and Conclusions Regarding Exempt Wholesale Generators or Foreign Utility Holding Companies

EXHIBIT A

             The financial statements listed below included in The Columbia Gas System, Inc.'s 1996 Form 10-K filed with the Commission on March 14, 1997 (File No. 1-1098) are incorporated herein by reference. The report of Arthur Andersen LLP, independent public accountants, dated January 27, 1997 regarding such financial statements is included on Exhibit F filed herewith. The Corporation's 1996 Annual Report to Shareholders is filed under cover of Form SE.

        Financial Statements:

                                                                                                      Annual
                                                                                                      Report
                                                                                                       Page
                                                                                                        No.
                                                                                                      ------
        Statement of Consolidated Income for the year ended  December 31, 1996.................          42
        Consolidated Balance Sheet as of December 31, 1996 ....................................        43-44
        Consolidated Statement of Cash Flows for the year ended December 31, 1996..............          45
        Statement of Consolidated Common Stock Equity for the year ended December 31, 1996.....          46
        Notes to Consolidated Financial Statements ............................................        47-73

EXHIBIT B

Exhibit B. Index to corporate organization and by-laws exhibits filed pursuant to the Public Utility Holding Company Act of 1935.

                                                                                          Exhibit B Notes
                                                                             -----------------------------------------
                                                                                 Articles of            By-Laws or
                                                                                 Incorporation         Regulations
                                                                                 -------------         -----------
The Columbia Gas System, Inc.   . . . . . . . . . . . . . .                             (1)                  (2)
Atlantic Energy, Inc. . . . . . . . . . . . . . . . . . . .                             (3)               1-B(4)
Columbia Atlantic Trading Corporation   . . . . . . . . . .                             (5)                  (6)
Columbia Coal Gasification Corporation  . . . . . . . . . .                             (7)                  (8)
Columbia Energy Services Corporation.   . . . . . . . . . .                             (9)                 (10)
  Columbia Energy Marketing Corporation   . . . . . . . . .                            (11)                 (12)
  Columbia Service Partners, Inc. . . . . . . . . . . . . .                         1-A(13)              2-B(14)
Columbia Gas Development Corporation  . . . . . . . . . . .                            (15)                 (16)
Columbia Gas of Kentucky, Inc.  . . . . . . . . . . . . . .                            (17)                 (18)
Columbia Gas of Maryland, Inc.  . . . . . . . . . . . . . .                            (19)                 (20)
Columbia Gas of Ohio, Inc.  . . . . . . . . . . . . . . . .                            (21)                 (22)
Columbia Gas of Pennsylvania, Inc.  . . . . . . . . . . . .                            (23)                 (24)
Columbia Gas System Service Corporation   . . . . . . . . .                            (25)                 (26)
Columbia Gas Transmission Corporation . . . . . . . . . . .                            (27)              3-B(28)
  Columbia Transmission Investment Corporation  . . . . . .                            (29)                 (30)
Columbia Gulf Transmission Company  . . . . . . . . . . . .                            (31)               4B(32)
Columbia Insurance Corporation, Ltd.  . . . . . . . . . . .                        2-A (33)              5-B(34)
Columbia LNG Corporation  . . . . . . . . . . . . . . . . .                            (35)          6-B,7-B(36)
  CLNG Corporation  . . . . . . . . . . . . . . . . . . . .                            (37)                 (38)
Columbia Natural Resources, Inc.  . . . . . . . . . . . . .                            (39)                 (40)
Columbia Networks Services Corporation  . . . . . . . . . .                        3-A (41)              8-B(42)
 CNS Microwave, Inc.  . . . . . . . . . . . . . . . . . . .                         4-A(43)              9-B(44)
Columbia Propane Corporation  . . . . . . . . . . . . . . .                            (45)                 (46)
Commonwealth Gas Services, Inc. . . . . . . . . . . . . . .                            (47)                 (48)
Commonwealth Propane, Inc.  . . . . . . . . . . . . . . . .                            (49)                 (50)
Inland Gas Company, Inc., The   . . . . . . . . . . . . . .                            (51)                 (52)
TriStar Capital Corporation   . . . . . . . . . . . . . . .                            (53)                 (54)
  TriStar Gas Technologies, Inc.  . . . . . . . . . . . . .                            (55)                 (56)
TriStar Trading Inc.  . . . . . . . . . . . . . . . . . . .                            (57)                 (58)
TriStar Ventures Corporation  . . . . . . . . . . . . . . .                            (59)                 (60)
  TriStar Pedrick General Corporation . . . . . . . . . . .                            (61)                 (62)
  TriStar Pedrick Limited Corporation   . . . . . . . . . .                            (63)                 (64)
  TriStar Fuel Cells Corporation  . . . . . . . . . . . . .                            (65)                 (66)
  TriStar Binghamton General Corporation  . . . . . . . . .                            (67)                 (68)
  TriStar Binghamton Limited Corporation  . . . . . . . . .                            (69)                 (70)
  TriStar Georgetown General Corporation  . . . . . . . . .                            (71)                 (72)
  TriStar Georgetown Limited Corporation  . . . . . . . . .                            (73)                 (74)
  TriStar Vineland General Corporation  . . . . . . . . . .                            (75)                 (76)
  TriStar Vineland Limited Corporation  . . . . . . . . . .                            (77)                 (78)
  TriStar Rumford Limited Corporation . . . . . . . . . . .                            (79)                 (80)
  TVC Nine Corporation  . . . . . . . . . . . . . . . . . .                            (81)                 (82)
  TVC Ten Corporation   . . . . . . . . . . . . . . . . . .                            (83)                 (84)

NOTES:

              (1) Restated Certificate of Incorporation as adopted by action of the Board of Directors on October 19, 1988, filed as
                     Exhibit 1-A to Form U5S (1988); corrected copy as of July 15, 1991, filed as Exhibit 1-A to Form U5S (1991); restated copy as of November 28, 1995, filed pursuant to
                     Item 14 of Form 10-K (1995).

              (2) By-Laws as of May 28, 1986, filed as Exhibit 1-B to Form U5S (1986); amendments dated May 13, 1987 and November 18, 1987, filed as Exhibit B, pages 13-15, to Form U5S (1987).

              (3) Certificate of Incorporation of Atlantic Energy, Inc. as amended through April 28, 1972, filed as Exhibit 1-A to Form U5S (1981).

              (4) By-Laws of Atlantic Energy, Inc. as amended through January 20, 1982, filed as Exhibit 1-B to Form U5S (1981); amendment dated April 17, 1995 file herewith as Exhibit 1-B to form U5S (1996).

              (5) CAT Restated Certificate of Incorporation as filed on February 27, 1989, filed as Exhibit 2-A to Form U5S
                     (1988).

              (6) CAT By-Laws as amended effective February 27, 1989, filed as Exhibit 1-B to Form U5S (1988).

              (7) Certificate of Incorporation, as amended through July 2, 1991, filed as Exhibit 2-A to Form U5S (1991).

              (8) By-Laws, as amended to November 6, 1970, filed as Exhibit 2-B to Form U5S (1970).

              (9) Certificate of Incorporation of Columbia Energy Services Corporation (formerly The Inland Gas Company, Inc.) dated June 25, 1993 filed under cover of Form SE as Exhibit 1-B to Form U5S (1993).

             (10) By-Laws of Columbia Energy Services Corporation dated May 28, 1993 filed as Exhibit 2-B to Form U5S (1993).

             (11) Certificate of Incorporation of Columbia Energy Marketing Corporation dated August 3, 1995, filed as Exhibit 1-A to Form U5S (1995).

             (12) By-Laws of Columbia Energy Marketing Corporation dated August 3, 1995, filed as Exhibit 1-B to Form U5S (1995).

             (13) Certificate of Incorporation of Columbia Service Partners, Inc. dated March 21, 1996 file herewith as Exhibit 1-A to Form U5S (1996).

             (14) By laws of Columbia Service Partners, Inc. as adopted April 17, 1996 file herewith as Exhibit 2 -B to Form U5S
                     (1996).

             (15) Certificate of Incorporation as amended, filed as Exhibit 2-A to Form U5S (1970). Certificate of Merger of The Preston Oil Company into Columbia Gas Development Corporation dated January 13, 1970, filed as Exhibit 3-A to Form U5S (1970); amendment dated May 18, 1972, filed as
                     Exhibit 1-A to Form

NOTES:

                     U5S (1972); amendment dated June 26, 1972, filed as
                     Exhibit 2-A to Form U5S (1972); amendment dated October 11, 1972, filed as Exhibit 3-A to Form U5S (1972); amendment dated January 16, 1973, filed as Exhibit 1-A to Form U5S (1973); amendment dated February 20, 1974, filed as Exhibit 4-A to Form U5S (1974); amendment dated May 20, 1975, filed as Exhibit 1-A to Form U5S (1975).
                     Certificate of Merger of Commonwealth Energy Company into Columbia Gas Development Corporation dated November 19, 1981, filed as Exhibit 2-A to Form U5S (1981); amendment dated October 24, 1983, filed as Exhibit 2-A to Form U5S
                     (1983).

             (16) By-Laws, as amended to January 13, 1970, filed as Exhibit 3-B to Form U5S (1970); amendment dated August 14, 1973, filed as Exhibit 1-B to Form U5S (1973); amendment dated September 13, 1983, filed as Exhibit 1-B to Form U5S
                     (1983); amendment dated May 16, 1986, filed as Exhibit 2-B to Form U5S (1986); amendment dated December 1, 1988, filed as Exhibit 2-B to Form U5S (1988).

             (17) Articles of Incorporation, as amended to January 1, 1958, filed as Exhibit 2-A to Form U5S (1957); amendment dated December 21, 1981, filed as Exhibit 3-A to Form U5S
                     (1981); amendment dated November 15, 1988, filed as
                     Exhibit 2-A to Form U5S (1988); amendment dated March 13, 1995, filed as Exhibit 2-A to Form U5S (1995); amendment dated February 15, 1995, filed as Exhibit 3-A to Form U5S
                     (1995); amendment dated January 12, 1996, filed as Exhibit 4-A to Form U5S (1995).

             (18) By-Laws, as amended to September 1, 1968, filed as Exhibit 4-B to Form U5S (1968); amendment dated June 16, 1970, filed as Exhibit 4-B to Form U5S (1970); amendment dated September 24, 1975, filed as Exhibit 1-B to Form U5S
                     (1975); amendment dated May 4, 1977, filed as Exhibit 3-B to Form U5S (1977); amendment dated May 1, 1985, filed as
                     Exhibit 2-B to Form U5S (1985); amendment dated December 8, 1988, filed as Exhibit 3-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 1-B to Form U5S (1989); amendment dated January 9, 1996 filed as
                     Exhibit 2-B to Form U5S (1995).

             (19) Certificate of Incorporation as adopted July 1, 1958, filed as Exhibit 1-A to Form U5S (1961); amendment dated January 17, 1980, filed as Exhibit 1-A to Form U5S (1979); amendment dated February 15, 1995 filed as Exhibit 5A to Form U5S (1995).

             (20) By-Laws, as amended to May 2, 1972, filed as Exhibit 4-B to Form U5S (1972); amendment dated May 1, 1985, filed as
                     Exhibit 3-B to Form U5S (1985); amendment dated December 8, 1988, filed as Exhibit 4-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 2-B to Form U5S (1989); amendment dated January 9, 1996 filed as
                     Exhibit 3-B to Form U5S (1995).

             (21) Articles of Incorporation as adopted October 6, 1961, filed as Exhibit 1-A to Form U5S (1964); amendment dated December 27, 1963, filed as Exhibit 2-A to Form U5S
                     (1964); amendment dated February 21, 1964, filed as
                     Exhibit 3-A to Form U5S (1964); Certificate of Merger of Columbia Gas of Ohio, Inc. and The Ohio Valley Gas Company effective December 31, 1974, filed as Exhibit 5-A to Form U5S (1974); amendment dated January 8, 1982, filed as
                     Exhibit 2-A to Form U5S (1982); amendment dated February 16, 1995, filed as exhibit 6-A to Form U5S (1995).

             (22) Regulations as adopted October 16, 1961, filed as Exhibit 2-B to Form U5S (1964); amendment dated August 19, 1968, filed as Exhibit 5-B to Form U5S (1968); amendment dated May 1, 1985, filed as Exhibit 5-B to Form U5S (1985); amendment dated December 9, 1985, filed as Exhibit 6-B to Form U5S (1985); amendment dated December 8, 1988, filed as Exhibit 6-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 4-B to Form U5S (1989); amendment dated January 9, 1996, filed as Exhibit 4-B to Form U5S (1995).

NOTES:

             (23) Articles of Incorporation as adopted during the year 1960, filed as Exhibit 1-A to Form U5S (1962); amendment dated December 21, 1981, filed as Exhibit 4-A to Form U5S
                     (1981); amendment dated February 15, 1995, filed as
                     Exhibit 7-A to Form U5S (1995).

             (24) By-Laws, as amended to May 2, 1972, filed as Exhibit 6-B to Form U5S (1972); amendment dated May 1, 1985, filed as
                     Exhibit 7-B to Form U5S (1985); amendment dated December 8, 1988, filed as Exhibit 7-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 5-B to Form U5S (1989); amendment dated January 9, 1996, filed as
                     Exhibit 5-B to Form U5S (1995).

             (25) Certificate of Incorporation, as amended through May 17, 1991, filed as Exhibit 3-A to Form U5S (1991).

             (26) By-Laws, as amended February 10, 1988, filed as Exhibit 8-B to Form U5S (1988).

             (27) Restated Certificate of Incorporation of Columbia Gas Transmission Corporation dated March 3, 1982, filed as
                     Exhibit 3-A to Form U5S (1982); amendment dated October 22, 1984, filed as Exhibit 3-A to Form U5S (1984); Certificate of Merger of Commonwealth Gas Pipeline Corp. into Columbia Gas Transmission Corp. dated October 26, 1990, filed as Exhibit 1-A to Form U5S (1990).

             (28) By-Laws of Columbia Gas Transmission Corporation as amended through May 9, 1991, filed as Exhibit 1-B to Form U5S (1991); amendment dated January 17, 1996, file herewith as Exhibit 3-B to Form U5S (1996).

             (29) Certificate of Incorporation as adopted March 18, 1992, filed as Exhibit 4-A to Form U5S (1991).

             (30) By-Laws as of March 18, 1992, filed as Exhibit 4-B to Form U5S (1991).

             (31) Certificate of Incorporation as adopted May 26, 1958, filed as Exhibit 3-A to Form U5S (1958); amendment dated November 10, 1981, filed as Exhibit 6-A to Form U5S
                     (1981); amendment dated December 23, 1994 filed as Exhibit 2-A to Form U5S (1994).

             (32) By-Laws of Columbia Gulf Transmission Company as amended through May 9, 1991, filed as Exhibit 2-B to Form U5S
                     (1991);amendment dated January 17, 1996, file herewith as
                     Exhibit 4B to Form U5S (1996).

             (33) Certificate of Incorporation of Columbia Insurance Corporation, Ltd. Dated November 1, 1996, filed herewith as Exhibit 2-A to Form U5S (1996).

             (34) By-laws of Columbia Insurance Corporation, Ltd. as adopted November 4, 1996, file herewith as Exhibit 5-B to Form U5S (1996).

             (35) Restated Certificate of Incorporation of Columbia LNG Corporation as amended to December 18, 1989, filed as
                     Exhibit 18-A to Form U5S (1989); amendments dated January 31, 1992, November 2, 1992, June 13, 1994 and April 13,
                     1995 filed as Exhibits 3-A-1, 3-A-2, 3-A-3 and 3-A-4,
                     respectively to Form U5S.

             (36) By-Laws of Columbia LNG Corporation as amended through October 10, 1990, filed as Exhibit 1-B to Form U5S (1990); amendment dated July 27, 1992, filed as Exhibit 3-B to Form U5S (1992); amendment dated December 21, 1994 filed as Exhibit 1-B to Form U5S (1994); amendment dated October 17, 1995 and amendment dated June 1, 1996, filed herewith as Exhibits 6B and 7B to Form U5S (1996).

NOTES:



             (37) Certificate of Incorporation of CLNG Corporation as adopted January 21, 1994, filed as Exhibit 4-A to Form U5S (1994).

             (38) By-Laws of CLNG Corporation as amended through December 21, 1994 filed as Exhibit 4-B to Form U5S (1994).

             (39) Certificate of Incorporation of Columbia Natural Resources, Inc. adopted on November 21, 1984, filed as
                     Exhibit 4-A to Form U5S (1984).

             (40) By-Laws as of November 26, 1984, filed as Exhibit 2-B to Form U5S (1984).

             (41) Certificate of Incorporation of Columbia Network Services Corporation dated June 7, 1996, filed herewith as
                     Exhibit 3-A Form U5S (1996).

             (42) By-Laws of Columbia Network Services Corporation as adopted August 29, 1996, filed herewith as Exhibit 8-B to Form U5S (1996).

             (43) Certificate of Incorporation of CNS Microwave Inc., dated October 15, 1996, filed herewith as Exhibit 4-A to Form U5S (1996).

             (44) By-Laws of CNS Microwave, Inc. as adopted October 25, 1996, filed herewith as Exhibit 9-B to Form U5S (1996).

             (45) Certificate of Incorporation as adopted August 19, 1957, filed as Exhibit 3-A to Form U5S (1959); amendment dated December 18, 1989, filed as Exhibit 1-A to Form U5S
                     (1989).

             (46) By-Laws, as amended to December 4, 1957, filed as Exhibit 4-B to Form U5S (1959); amendment dated May 31, 1966, filed as Exhibit 2-B to Form U5S (1966); amendment dated August 3, 1967, filed as Exhibit 4-B to Form U5S (1967); amendment dated October 3, 1968, filed as Exhibit 6-B to Form U5S (1968); amendment dated February 4, 1971, filed as Exhibit 4-B to Form U5S (1971); amendment dated March 11, 1981, filed as Exhibit 2-B to Form U5S (1981); amendment dated June 14, 1989, filed as Exhibit 8-B to Form U5S (1989).

             (47) Certificate of Incorporation of Commonwealth Gas Services, Inc. as amended through December 19, 1958, and including the Certificate of Merger dated December 18, 1979, filed as Exhibit 8-A to Form U5S (1981); amendment dated December 30, 1987, filed as Exhibit B, page 17, to Form U5S (1987); amendment dated February 15, 1995, filed as
                     Exhibit 8-A to Form U5S (1995).

             (48) By-Laws of Commonwealth Gas Services, Inc. as amended through March 5, 1985, filed as Exhibit 9-B to Form U5S
                     (1985); amendment dated April 21, 1986, filed as Exhibit 6-B to Form U5S (1986); amendment dated April 20, 1987, filed as Exhibit B, page 18, to Form U5S (1987); amendment dated January 1, 1989, filed as Exhibit 9-B to Form U5S
                     (1988); amendment dated June 15, 1989, filed as Exhibit 9-B to Form U5S (1989); amendment dated May 6, 1991, filed as Exhibit 3-B to Form U5S (1991); amendment dated December 7, 1992, filed as Exhibit 2-B to Form U5S (1992).

             (49) Certificate of Incorporation of Commonwealth Propane, Inc. as amended through October 3, 1981, and including the Certificate of Merger dated December 31, 1980, filed as
                     Exhibit 9-A to Form U5S (1981); amendments dated July 1, 1988, filed as Exhibits 5-A and 6-A to Form U5S (1988); amendment dated January 6, 1989, filed as Exhibit 7-A to Form U5S (1988).

NOTES:


             (50) By-Laws of Commonwealth Propane, Inc. as amended through July 16, 1990, filed as Exhibit 2-B to Form U5S (1990).

             (51) Articles of Incorporation as adopted June 3, 1960, filed as Exhibit 3-A to Form U5S (1965).

             (52) By-Laws of Inland Gas Company, Inc. as amended through May 8, 1990, filed as Exhibit 3-B to Form U5S (1990).

             (53) Certificate of Incorporation of TriStar Capital Corporation dated August 2, 1990, filed as Exhibit 2-A to Form U5S (1990).

             (54) By-Laws of TriStar Capital Corporation dated August 2, 1990, filed as Exhibit 4-B to Form U5S (1990).

             (55) Certificate of Incorporation of TriStar Gas Technologies, Inc. dated August 2, 1990, filed as Exhibit 3-A to Form U5S (1990).

             (56) By-Laws of TriStar Gas Technologies, Inc. dated August 2, 1990, filed as Exhibit 5-B to Form U5S (1990).

             (57) Certificate of Incorporation of TriStar Trading Inc. dated April 27, 1990, filed as Exhibit 4-A to Form U5S (1990).

             (58) By-Laws of TriStar Trading Inc. dated April 27, 1990, filed as Exhibit 6-B to Form U5S (1990).

             (59) Restated Certificate of Incorporation of TriStar Ventures Corporation as of July 22, 1986, filed as Exhibit 2-A to Form U5S (1986).

             (60) By-Laws as of March 22, 1984, filed as Exhibit 1-B to Form U5S (1984); amended to change the name from Columbia Gas Brokerage Corporation to TriStar Ventures Corporation by the Consent to Action in Lieu of a Special Meeting of the Board of Directors dated July 11, 1986, filed as Exhibit 10-B to Form U5S (1986).

             (61) Certificate of Incorporation of TriStar CPA Corporation dated April 29, 1988, filed as Exhibit 2-A to Form U5S
                     (1989); amendment changing name to TriStar Pedrick General Corporation, dated August 2, 1989, filed as Exhibit 3-A to Form U5S (1989).

             (62) By-Laws of TriStar CPA Corporation (name later changed to TriStar Pedrick General Corporation) dated April 29, 1988, filed as Exhibit 14-B to Form U5S (1989).

             (63) Certificate of Incorporation of TriStar Rumford Corporation dated April 29, 1988, filed as Exhibit 4-A to Form U5S (1989); amendment changing name to TriStar Pedrick Limited Corporation, dated August 2, 1989, filed as Exhibit 5-A to Form U5S (1989).

             (64) By-Laws of TriStar Rumford Corporation (name later changed to TriStar Pedrick Limited Corporation) dated April 29, 1988, filed as Exhibit 15-B to Form U5S (1989).

             (65) Certificate of Incorporation of TVC One Corporation dated December 28, 1989, filed as Exhibit 6-A to Form U5S
                     (1989); amendment changing name to TriStar Fuel Cells Corporation, dated May 8, 1990, filed as Exhibit 5-A to Form U5S (1990).

NOTES:

             (66) By-Laws of TVC One Corporation (name later changed to TriStar Fuel Cells Corporation) dated December 28, 1989, filed as Exhibit 16-B to Form U5S (1989).

             (67) Certificate of Incorporation of TVC Two Corporation dated December 28, 1989, filed as Exhibit 7-A to Form U5S
                     (1989); amendment changing name to TriStar Binghamton General Corporation, dated May 8, 1990, filed as Exhibit 6-A to Form U5S (1990).

             (68) By-Laws of TVC Two Corporation (name later changed to TriStar Binghamton General Corporation) dated December 28, 1989, filed as Exhibit 17-B to Form U5S (1989).

             (69) Certificate of Incorporation of TVC Three Corporation dated December 28, 1989, filed as Exhibit 8-A to Form U5S
                     (1989); amendment changing name to TriStar Binghamton Limited Corporation, dated May 8, 1990, filed as Exhibit 7-A to Form U5S (1990).

             (70) By-Laws of TVC Three Corporation (name later changed to TriStar Binghamton Limited Corporation) dated December 28, 1989, filed as Exhibit 18-B to Form U5S (1989).

             (71) Certificate of Incorporation of TVC Four Corporation dated December 28, 1989, filed as Exhibit 9-A to Form U5S
                     (1989); amendment changing name to TriStar Georgetown General Corporation, dated May 8, 1990, filed as Exhibit 8-A to Form U5S (1990).

             (72) By-Laws of TVC Four Corporation (name later changed to TriStar Georgetown General Corporation) dated December 28, 1989, filed as Exhibit 19-B to Form U5S (1989).

             (73) Certificate of Incorporation of TVC Five Corporation dated December 28, 1989, filed as Exhibit 10-A to Form U5S
                     (1989); amendment changing name to TriStar Georgetown Limited Corporation, dated May 1990, filed as Exhibit 9-A to Form U5S (1990).

             (74) By-Laws of TVC Five Corporation (name later changed to TriStar Georgetown Limited Corporation) dated December 28, 1989, filed as Exhibit 20-B to Form U5S (1989).

             (75) Certificate of Incorporation of TVC Six Corporation dated December 28, 1989, filed as Exhibit 11-A to Form U5S
                     (1989); amendment changing name to TriStar Vineland General Corporation, dated May 8, 1990, filed as Exhibit 10-A to Form U5S (1990).

             (76) By-Laws of TVC Six Corporation (name later changed to TriStar Vineland General Corporation) dated December 28, 1989, filed as Exhibit 21-B to Form U5S (1989).

             (77) Certificate of Incorporation of TVC Seven Corporation dated December 28, 1989, filed as Exhibit 12-A to Form U5S
                     (1989); amendment changing name to TriStar Vineland Limited Corporation, dated May 8, 1990, filed as Exhibit 11-A to Form U5S (1990).

             (78) By-Laws of TVC Seven Corporation (name later changed to TriStar Vineland Limited Corporation) dated December 28, 1989, filed as Exhibit 22-B to Form U5S (1989).

             (79) Certificate of Incorporation of TVC Eight Corporation dated December 28, 1989, filed as Exhibit 13-A to Form U5S
                     (1989); amendment changing name to TriStar Rumford Limited Corporation, dated September 26, 1990, filed as
                     Exhibit 12-A to Form U5S (1990).

NOTES:


             (80) By-Laws of TVC Eight Corporation (name later changed to TriStar Rumford Limited Corporation) dated December 28, 1989, filed as Exhibit 23-B to Form U5S (1989).

             (81) Certificate of Incorporation of TVC Nine Corporation dated December 28, 1989, filed as Exhibit 14-A to Form U5S
                     (1989).

             (82) By-Laws of TVC Nine Corporation dated December 28, 1989, filed as Exhibit 24-B to Form U5S (1989).

             (83) Certificate of Incorporation of TVC Ten Corporation dated December 28, 1989, filed as Exhibit 15-A to Form U5S
                     (1989).

             (84) By-Laws of TVC Ten Corporation dated December 28, 1989, filed as Exhibit 25-B to Form U5S (1989).

EXHIBIT C


(a)          *Reference is made to The Columbia Gas System, Inc.'s 1996  Form
              10- K, pages 78 through 80, filed with the Commission on March 14, 1997 (File No. 1-1098), for the indentures and other fundamental documents defining the rights of security holders.

             *Incorporated herein by reference.

EXHIBIT D


             A copy of the System Tax Allocation Agreement (Agreement) is filed herewith as Exhibit D to Form U5S (1996).

EXHIBIT E

             Copies of other documents prescribed by rule or order.

             The Registrant's Chart of Accounts was filed on November 24, 1975, as Amendment No. 1 to Form U5S (1974), modified by Amendment No. 1 to Form U5S (1980), filed on July 10, 1981, and by Amendment No. 1 to Form U5S (1981), filed on September 24, 1982. No changes, other than those required by the Federal Energy Regulatory Commission, occurred during the year 1996.

             Columbia's personnel policy of general application, permitting retirees to secure subsidiary contingent tax liabilities relating to Pension Restoration Plan distributions, effective as of December 1, 1993, filed as Exhibit E to Form U5S (1993), is incorporated herein by reference.

                                                                       EXHIBIT F


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




TO THE COLUMBIA GAS SYSTEM, INC.:


We have audited the accompanying consolidated balance sheet of The Columbia Gas System, Inc. (a Delaware corporation, the "Corporation") and subsidiaries as of December 31, 1996, and the related statements of consolidated income, cash flows and common stock equity for the year then ended included in the 1996 Annual Report to the Shareholders and incorporated by reference herein. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Corporation and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 6B to the consolidated financial statements, effective January 1, 1994, the Corporation changed its method of accounting for postretirement benefits pursuant to standards promulgated by the Financial Accounting Standards Board.


ARTHUR ANDERSEN LLP.

New York, New York
January 27, 1997

EXHIBIT G

         Financial Data Tables are filed herewith as Exhibit 27.

                                   EXHIBIT H


                                 Not Applicable

                                   EXHIBIT I


                                 Not Applicable

F-1 (1 of 10)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                  F-1          F-1           F-1          F-1                    Consolidating
                                                Page 2        Page 3        Page 4      Page 5      Combined        Entries
                                              ----------    ----------    ----------    -------    -----------   -------------
                    ASSETS
Property, Plant and Equipment
  Gas utility and other plant,
     at original cost .....................    4,714,869     2,177,253       105,550        230      6,997,902        (3,504)
  Accumulated depreciation and depletion ..   (2,500,324)     (794,888)      (49,303)        (2)    (3,344,517)            -
                                              ----------    ----------    ----------    -------    -----------    ----------
  Net Gas Utility and Other Plant .........    2,214,545     1,382,365        56,247        228      3,653,385        (3,504)
                                              ----------    ----------    ----------    -------    -----------    ----------

  Gas and oil producing properties,
     full cost method .....................      502,820             -             -          -        502,820             -
  Accumulated depletion ...................     (144,493)            -             -          -       (144,493)       (1,877)
                                              ----------    ----------    ----------    -------    -----------    ----------
  Net Gas and Oil Producing Properties ....      358,327             -             -          -        358,327        (1,877)
                                              ----------    ----------    ----------    -------    -----------    ----------

Net Property, Plant, and Equipment ........    2,572,872     1,382,365        56,247        228      4,011,712        (5,381)
                                              ----------    ----------    ----------    -------    -----------    ----------

Investments and Other Assets
  Accounts receivable - noncurrent ........       20,709         4,183             -          -         24,892       (18,646)
  Unconsolidated affiliates ...............       36,973             -         1,476     30,577         69,026             -
  Assets held for sale ....................       12,116             -             -          -         12,116             -
  Other ...................................       13,655             -           250          -         13,905         1,999
                                              ----------    ----------    ----------    -------    -----------    ----------
Total Investments and Other Assets ........       83,453         4,183         1,726     30,577        119,939       (16,647)
                                              ----------    ----------    ----------    -------    -----------    ----------

Investments in Subsidiaries
  Capital stock ...........................            -     2,443,063             -          -      2,443,063    (2,443,063)
  Equity in undistributed earnings of
   subsidiaries ...........................            -      (280,903)            -          -       (280,903)      280,903
  Notes receivable ........................            -       696,932             -          -        696,932      (696,932)
  Other investments .......................            -       643,000             -          -        643,000      (643,000)
  Other receivables - TCO .................            -             -             -          -              -             -
                                              ----------    ----------    ----------    -------    -----------    ----------
Total Investments in Subsidiaries .........            -     3,502,092             -          -      3,502,092    (3,502,092)
                                              ----------    ----------    ----------    -------    -----------    ----------

Current Assets
  Cash and temporary cash investments .....        5,340        23,691        18,953      1,765         49,749            87
  Accounts receivable, net
    Customers .............................       86,089       306,742       169,395          -        562,226             -
    Intercompany ..........................      135,447       367,720        37,189     18,792        559,148      (559,148)
    Other .................................       67,872         8,628         3,241        951         80,692       (45,346)
  Income tax refunds ......................            -             -             -          -              -             -
  Gas inventory ...........................       20,055       217,783             -          -        237,838             -
  Other inventories, at average cost ......       26,108        12,145         6,808          -         45,061             -
  Prepayments .............................        9,610        47,179        19,267         31         76,087        (2,305)
  Regulatory assets .......................       32,671        30,741             -          -         63,412             -
  Underrecovered gas costs ................       17,763        91,607             -          -        109,370             -
  Prepaid property tax ....................       31,322        49,793             -          -         81,115             -
  Exchange gas receivable .................       35,581             -             -          -         35,581             -
  Other ...................................       86,709        91,557         4,167        181        182,614       (40,290)
                                              ----------    ----------    ----------    -------    -----------    ----------
Total Current Assets ......................      554,567     1,247,586       259,020     21,720      2,082,893      (647,002)
                                              ----------    ----------    ----------    -------    -----------    ----------

Deferred Charges ..........................       10,562        15,499        25,681        594         52,336        (3,353)
Long-term regulatory assets ...............      200,720       209,411             -          -        410,131             -
                                              ----------    ----------    ----------    -------    -----------    ----------

TOTAL ASSETS ..............................    3,422,174     6,361,136       342,674     53,119     10,179,103    (4,174,475)
                                              ==========    ==========    ==========    =======    ===========    ==========


                                              Consolidated
                                              ------------
                    ASSETS
Property, Plant and Equipment
  Gas utility and other plant,
     at original cost .....................    6,994,398
  Accumulated depreciation and depletion ..   (3,344,517)
                                              ----------

  Net Gas Utility and Other Plant .........    3,649,881
                                              ----------

  Gas and oil producing properties,
     full cost method .....................      502,820
  Accumulated depletion ...................     (146,370)
                                              ----------
  Net Gas and Oil Producing Properties ....      356,450
                                              ----------

Net Property, Plant, and Equipment ........    4,006,331
                                              ----------

Investments and Other Assets
  Accounts receivable - noncurrent ........        6,246
  Unconsolidated affiliates ...............       69,026
  Assets held for sale ....................       12,116
  Other ...................................       15,904
                                              ----------
Total Investments and Other Assets ........      103,292
                                              ----------

Investments in Subsidiaries
  Capital stock ...........................            -
  Equity in undistributed earnings of
   subsidiaries ...........................            -
  Notes receivable ........................            -
  Other investments .......................            -
  Other receivables - TCO .................            -
                                              ----------
Total Investments in Subsidiaries .........            -
                                              ----------

Current Assets
  Cash and temporary cash investments .....       49,836
  Accounts receivable, net
    Customers .............................      562,226
    Intercompany ..........................            -
    Other .................................       35,346
  Income tax refunds ......................            -
  Gas inventory ...........................      237,838
  Other inventories, at average cost ......       45,061
  Prepayments .............................       73,782
  Regulatory assets .......................       63,412
  Underrecovered gas costs ................      109,370
  Prepaid property tax ....................       81,115
  Exchange gas receivable .................       35,581
  Other ...................................      142,324
                                              ----------
Total Current Assets ......................    1,435,891
                                              ----------


Deferred Charges ..........................       48,983
Long-term regulatory assets ...............      410,131
                                              ----------

TOTAL ASSETS ..............................    6,004,628
                                              ==========

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

          Financial Statements included in Form U5S:
          CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 1996

            The Columbia Gas System Inc, and Subsidiaries............... F-1
            Tristar Ventures Corporation and Subsidiaries............... F-1A
            Tristar Capital Corporation and Subsidiary.................. F-1B
            Columbia LNG Corporation and Subsidiary..................... F-1C
            Columbia Energy Services Corporation and Subsidiary......... F-1D
            Columbia Network Services Corporation and Subsidiary........ F-1E

          SUMMARY OF CONSOLIDATING BALANCE SHEET ENTRIES AS OF
            DECEMBER 31, 1996

            The Columbia Gas System Inc, and Subsidiaries............... F-2
            Tristar Ventures Corporation and Subsidiaries............... F-2A
            Tristar Capital Corporation and Subsidiary.................. F-2B
            Columbia LNG Corporation and Subsidiary..................... F-2C
            Columbia Energy Services Corporation and Subsidiary......... F-2D
            Columbia Network Services Corporation and Subsidiary........ F-2E

          CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED
            DECEMBER 31, 1996

            The Columbia Gas System Inc, and Subsidiaries............... F-3
            Tristar Ventures Corporation and Subsidiaries............... F-3A
            Tristar Capital Corporation and Subsidiary.................. F-3B
            Columbia LNG Corporation and Subsidiary..................... F-3C
            Columbia Energy Services Corporation and Subsidiary......... F-3D
            Columbia Network Services Corporation and Subsidiary........ F-3E

          SUMMARY OF CONSOLIDATING STATEMENT OF INCOME ENTRIES FOR
            THE YEAR ENDED DECEMBER 31, 1996

            The Columbia Gas System Inc, and Subsidiaries............... F-4
            Tristar Ventures Corporation and Subsidiaries............... F-4A
            Tristar Capital Corporation and Subsidiary.................. F-4B
            Columbia LNG Corporation and Subsidiary..................... F-4C
            Columbia Energy Services Corporation and Subsidiary......... F-4D
            Columbia Network Services Corporation and Subsidiary........ F-4E

          CONSOLIDATING STATEMENT OF COMMON STOCK EQUITY FOR THE
            YEAR ENDED DECEMBER 31, 1996

            The Columbia Gas System Inc, and Subsidiaries............... F-5
            Tristar Ventures Corporation and Subsidiaries............... F-5A
            Tristar Capital Corporation and Subsidiary.................. F-5B
            Columbia LNG Corporation and Subsidiary..................... F-5C
            Columbia Energy Services Corporation and Subsidiary......... F-5D
            Columbia Network Services Corporation and Subsidiary........ F-5E

          CONSOLIDATING STATEMENT OF CASH FLOWS
            FOR THE YEAR ENDED DECEMBER 31, 1996

            The Columbia Gas System Inc, and Subsidiaries............... F-6

Tristar Ventures Corporation and Subsidiaries ...............   F-6A
Tristar Capital Corporation and Subsidiary ..................   F-6B
Columbia LNG Corporation and Subsidiary .....................   F-6C
Columbia Energy Services Corporation and Subsidiary .........   F-6D
Columbia Network Services Corporation and Subsidiary ........   F-6E

F-1 (2 of 10)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                            F-1 Page 2
                                                 CNR          TCO           CGT        CLG(a)     CKY          Total
                                               --------    ----------    ----------    ------   --------    ----------
                   ASSETS
Property, Plant and Equipment
  Gas utility and other plant,
    at original cost .......................          -     3,297,742     1,229,670         -    187,457     4,714,869
  Accumulated depreciation and depletion ...          -    (1,399,145)   (1,028,744)        -    (72,435)   (2,500,324)
                                               --------    ----------    ----------    ------   --------    ----------
  Net Gas Utility and Other Plant ..........          -     1,898,597       200,926         -    115,022     2,214,545
                                               --------    ----------    ----------    ------   --------    ----------

  Gas and oil producing properties,
     full cost method ......................    502,820             -             -         -          -       502,820
  Accumulated depletion ....................   (144,493)            -             -         -          -      (144,493)
                                               --------    ----------    ----------    ------   --------    ----------
  Net Gas and Oil Producing Properties .....    358,327             -             -         -          -       358,327
                                               --------    ----------    ----------    ------   --------    ----------

Net Property, Plant, and Equipment .........    358,327     1,898,597       200,926         -    115,022     2,572,872
                                               --------    ----------    ----------    ------   --------    ----------

Investments and Other Assets
  Accounts receivable - noncurrent .........          -        20,566           143         -          -        20,709
  Unconsolidated affiliates ................          -             -        24,266    12,707          -        36,973
  Assets held for sale .....................     12,116             -             -         -          -        12,116
  Other ....................................          -        13,655             -         -          -        13,655
                                               --------    ----------    ----------    ------   --------    ----------
Total Investments and Other Assets .........     12,116        34,221        24,409    12,707          -        83,453
                                               --------    ----------    ----------    ------   --------    ----------

Investments in Subsidiaries
  Capital stock ............................          -             -             -         -          -             -
  Equity in undistributed earnings of
   subsidiaries ............................          -             -             -         -          -             -
  Notes receivable .........................          -             -             -         -          -             -
  Other investments ........................          -             -             -         -          -             -
  Other receivables - TCO ..................          -             -             -         -          -             -
                                               --------    ----------    ----------    ------   --------    ----------
Total Investments in Subsidiaries ..........          -             -             -         -          -             -
                                               --------    ----------    ----------    ------   --------    ----------

Current Assets
  Cash and temporary cash investments ......      1,183         2,839           104       336        878         5,340
  Accounts receivable, net
    Customers ..............................      5,250        42,016        20,733         -     18,090        86,089
    Intercompany ...........................     25,461       100,903         4,659     4,233        191       135,447
    Other ..................................      1,395        62,563         3,386       448         80        67,872
  Income tax refunds .......................          -             -             -         -          -             -
  Gas inventory ............................          -             -             -         -     20,055        20,055
  Other inventories, at average cost .......        380        19,566         5,556         -        606        26,108
  Prepayments ..............................      2,135         4,784         2,448         5        238         9,610
  Regulatory assets ........................          -        28,108         3,899         -        664        32,671
  Underrecovered gas costs .................          -             -             -         -     17,763        17,763
  Prepaid property tax .....................          -        26,452         3,885         -        985        31,322
  Exchange gas receivable ..................          -        25,836         9,745         -          -        35,581
  Other ....................................     14,976        62,253         4,027        74      5,379        86,709
                                               --------    ----------    ----------    ------   --------    ----------
Total Current Assets .......................     50,780       375,320        58,442     5,096     64,929       554,567
                                               --------    ----------    ----------    ------   --------    ----------

Deferred Charges ...........................      2,327         6,753           504       827        151        10,562
Long-term regulatory assets ................          -       181,111        11,141         -      8,468       200,720
                                               --------    ----------    ----------    ------   --------    ----------

TOTAL ASSETS ...............................    423,550     2,496,002       295,422    18,630    188,570     3,422,174
                                               ========    ==========    ==========    ======   ========    ==========

(a) CLG includes one subsidiary as noted in Item 1. Consolidating financial statements of CLG are presented herewith in Item 10, Exhibits F-1C through F-6C.

F-1 (3 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                    F-1 Page 3
                                                  COH          CMD           CPA          COS           CG             Total
                                              -----------    --------    -----------    ---------    -----------    -----------
                    ASSETS
Property, Plant and Equipment
  Gas utility and other plant,
     at original cost .....................     1,266,469      68,000        533,366      309,418              -      2,177,253
  Accumulated depreciation and depletion ..      (530,687)    (26,238)      (166,232)     (71,731)             -       (794,888)
                                              -----------    --------    -----------    ---------    -----------    -----------
  Net Gas Utility and Other Plant .........       735,782      41,762        367,134      237,687              -      1,382,365
                                              -----------    --------    -----------    ---------    -----------    -----------

  Gas and oil producing properties,
    full cost method ......................             -           -              -            -              -              -
  Accumulated depletion ...................             -           -              -            -              -              -
                                              -----------    --------    -----------    ---------    -----------    -----------
  Net Gas and Oil Producing Properties ....             -           -              -            -              -              -
                                              -----------    --------    -----------    ---------    -----------    -----------

Net Property, Plant, and Equipment ........       735,782      41,762        367,134      237,687              -      1,382,365
                                              -----------    --------    -----------    ---------    -----------    -----------

Investments and Other Assets
  Accounts receivable - noncurrent ........             -           -              -            -          4,183          4,183
  Unconsolidated affiliates ...............             -           -              -            -              -              -
  Assets held for sale ....................             -           -              -            -              -              -
  Other ...................................             -           -              -            -              -              -
                                              -----------    --------    -----------    ---------    -----------    -----------
Total Investments and Other Assets ........             -           -              -            -          4,183          4,183
                                              -----------    --------    -----------    ---------    -----------    -----------

Investments in Subsidiaries
  Capital stock ...........................             -           -              -            -      2,443,063      2,443,063
  Equity in undistributed earnings of
   subsidiaries ...........................             -           -              -            -       (280,903)      (280,903)
  Notes receivable ........................             -           -              -            -        696,932        696,932
  Other investments .......................             -           -              -            -        643,000        643,000
  Other receivables - TCO .................             -           -              -            -              -              -
                                              -----------    --------    -----------    ---------    -----------    -----------
Total Investments in Subsidiaries .........             -           -              -            -      3,502,092      3,502,092
                                              -----------    --------    -----------    ---------    -----------    -----------

Current Assets
  Cash and temporary cash investments .....         5,806          37          1,355          649         15,844         23,691
  Accounts receivable, net
    Customers .............................       194,066       5,828         74,136       32,712              -        306,742
    Intercompany ..........................        27,355         340          3,116          350        336,559        367,720
    Other .................................         4,683         175          2,650          375            745          8,628
  Income tax refunds ......................             -           -              -            -              -              -
  Gas inventory ...........................       130,388       4,297         67,168       15,930              -        217,783
  Other inventories, at average cost ......         6,982         442          2,641        2,080              -         12,145
  Prepayments .............................        43,858       1,117            812        1,055            337         47,179
  Regulatory assets .......................        24,114         360          3,742        2,525              -         30,741
  Underrecovered gas costs ................        47,287         850         34,992        8,478              -         91,607
  Prepaid property tax ....................        49,793           -              -            -              -         49,793
  Exchange gas receivable .................             -           -              -            -              -              -
  Other ...................................        57,034       1,406          9,582        1,329         22,206         91,557
                                              -----------    --------    -----------    ---------    -----------    -----------
Total Current Assets ......................       591,366      14,852        200,194       65,483        375,691      1,247,586
                                              -----------    --------    -----------    ---------    -----------    -----------

Deferred Charges ..........................        12,807         123          1,088          928            553         15,499
Long-term regulatory assets ...............       124,975       3,519         70,723       10,194              -        209,411
                                              -----------    --------    -----------    ---------    -----------    -----------

TOTAL ASSETS ..............................     1,464,930      60,256        639,139      314,292      3,882,519      6,361,136
                                              ===========    ========    ===========    =========    ===========    ===========

F-1 (4 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                    F-1 Page 4
                                                  CS       CIC     CES(a)       CPC        CPI        Total
                                               --------   ------  ---------   --------   --------   ---------
                 ASSETS
Property, Plant and Equipment
  Gas utility and other plant,
    at original cost .......................     48,725        -      2,150     13,706     40,969     105,550
  Accumulated depreciation and depletion ...    (25,980)       -       (591)    (5,996)   (16,736)    (49,303)
                                               --------   ------  ---------   --------   --------   ---------
  Net Gas Utility and Other Plant ..........     22,745        -      1,559      7,710     24,233      56,247
                                               --------   ------  ---------   --------   --------   ---------

  Gas and oil producing properties,
     full cost method ......................          -        -          -          -          -           -
  Accumulated depletion ....................          -        -          -          -          -           -
                                               --------   ------  ---------   --------   --------   ---------
  Net Gas and Oil Producing Properties .....          -        -          -          -          -           -
                                               --------   ------  ---------   --------   --------   ---------

Net Property, Plant, and Equipment .........     22,745        -      1,559      7,710     24,233      56,247
                                               --------   ------  ---------   --------   --------   ---------

Investments and Other Assets
  Accounts receivable - noncurrent .........          -        -          -          -          -           -
  Unconsolidated affiliates ................          -        -          -          -      1,476       1,476
  Assets held for sale .....................          -        -          -          -          -           -
  Other ....................................          -        -          -          -        250         250
                                               --------   ------  ---------   --------   --------   ---------
Total Investments and Other Assets .........          -        -          -          -      1,726       1,726
                                               --------   ------  ---------   --------   --------   ---------

Investments in Subsidiaries
  Capital stock ............................          -        -          -          -          -           -
  Equity in undistributed earnings of
   subsidiaries ............................          -        -          -          -          -           -
  Notes receivable .........................          -        -          -          -          -           -
  Other investments ........................          -        -          -          -          -           -
  Other receivables - TCO ..................          -        -          -          -          -           -
                                               --------   ------  ---------   --------   --------   ---------
Total Investments in Subsidiaries ..........          -        -          -          -          -           -
                                               --------   ------  ---------   --------   --------   ---------

Current Assets
  Cash and temporary cash investments ......     11,260    5,547        287        121      1,738      18,953
  Accounts receivable, net
    Customers ..............................          -        -    157,104      2,115     10,176     169,395
    Intercompany ...........................      9,793        -     26,741        104        551      37,189
    Other ..................................       (138)       7        492         42      2,838       3,241
  Income tax refunds .......................          -        -          -          -          -           -
  Gas inventory ............................          -        -          -          -          -           -
  Other inventories, at average cost .......          -        -          -        850      5,958       6,808
  Prepayments ..............................         61       33     19,013         28        132      19,267
  Regulatory assets ........................          -        -          -          -          -           -
  Underrecovered gas costs .................          -        -          -          -          -           -
  Prepaid property tax .....................          -        -          -          -          -           -
  Exchange gas receivable ..................          -        -          -          -          -
  Other ....................................      1,876        -        373        251      1,667       4,167
                                               --------   ------  ---------   --------   --------   ---------
Total Current Assets .......................     22,852    5,587    204,010      3,511     23,060     259,020
                                               --------   ------  ---------   --------   --------   ---------

Deferred Charges ...........................     23,525      133        175        789      1,059      25,681
Long-term regulatory assets ................          -        -          -          -          -           -
                                               --------   ------  ---------   --------   --------   ---------

TOTAL ASSETS ...............................     69,122    5,720    205,744     12,010     50,078     342,674
                                               ========   ======  =========   ========   ========   =========

(a) CES includes two subsidiaries as noted in Item 1. Consolidating financial statements of CES are presented herewith in Item 10, Exhibits F-1D through F-6D.

F-1 (5 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                            F-1 Page 5
                                             TVC (a)     TCC (a)       CAT       CNS (a)       Total
                                             -------     -------     -------     -------    ----------
                  ASSETS
Property, Plant and Equipment
  Gas utility and other plant,
     at original cost .....................        -           -           -         230           230
  Accumulated depreciation and depletion ..        -           -           -          (2)           (2)
                                             -------     -------     -------     -------      --------
  Net Gas Utility and Other Plant .........        -           -           -         228           228
                                             -------     -------     -------     -------      --------

  Gas and oil producing properties,
    full cost method ......................        -           -           -           -             -
  Accumulated depletion ...................        -           -           -           -             -
                                             -------     -------     -------     -------      --------
  Net Gas and Oil Producing Properties ....        -           -           -           -             -
                                             -------     -------     -------     -------      --------

Net Property, Plant, and Equipment ........        -           -           -         228           228
                                             -------     -------     -------     -------      --------

Investments and Other Assets
  Accounts receivable - noncurrent ........        -           -           -           -             -
  Unconsolidated affiliates ...............   29,100       1,477           -           -        30,577
  Assets held for sale ....................        -           -           -           -             -
  Other ...................................        -           -           -           -             -
                                             -------     -------     -------     -------      --------
Total Investments and Other Assets ........   29,100       1,477           -           -        30,577
                                             -------     -------     -------     -------      --------

Investments in Subsidiaries
  Capital stock ...........................        -           -           -           -             -
  Equity in undistributed earnings of
   subsidiaries ...........................        -           -           -           -             -
  Notes receivable ........................        -           -           -           -             -
  Other investments .......................        -           -           -           -             -
  Other receivables - TCO .................        -           -           -           -             -
                                             -------     -------     -------     -------      --------
Total Investments in Subsidiaries .........        -           -           -           -             -
                                             -------     -------     -------     -------      --------

Current Assets
  Cash and temporary cash investments .....    1,371           7          45         342         1,765
  Accounts receivable, net
    Customers .............................        -           -           -           -             -
    Intercompany ..........................   18,080         101         611           -        18,792
    Other .................................      921           -           2          28           951
  Income tax refunds ......................        -           -           -           -             -
  Gas inventory ...........................        -           -           -           -             -
  Other inventories, at average cost ......        -           -           -           -             -
  Prepayments .............................       31           -           -           -            31
  Regulatory assets .......................        -           -           -           -             -
  Underrecovered gas costs ................        -           -           -           -             -
  Prepaid property tax ....................        -           -           -           -             -
  Exchange gas receivable .................        -           -           -           -             -
  Other ...................................      151           -           2          28           181
                                             -------     -------     -------     -------      --------
Total Current Assets ......................   20,554         108         660         398        21,720
                                             -------     -------     -------     -------      --------


Deferred Charges ..........................      567          20           3           4           594
Long-term regulatory assets ...............        -           -           -           -             -
                                             -------     -------     -------     -------      --------

TOTAL ASSETS ..............................   50,221       1,605         663         630        53,119
                                             =======     =======     =======     =======      ========

(a) TVC includes twelve subsidiaries and both TCC and CNS include one subsidiary as noted in Item 1. Consolidating financial statements of TVC, TCC and CNS are presented herewith in Item 10, Exhibits F-1A through F-6A, F-1B through F-6B and F-1E through F-6E, respectively.

F-1 (6 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                              F-1           F-1          F-1       F-1                   Consolidating
    CAPITALIZATION AND LIABILITIES           Page 7        Page 8      Page 9    Page 10     Combined       Entries     Consolidated
                                           ----------    ----------    -------   -------    -----------  ------------   ------------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. -
      common stock, $10 par value
      (55,263,659 shares outstanding) ....          -       552,636          -         -        552,636             -       552,636
    Subsidiaries - common stock ..........    459,850       264,765     23,217    16,975        764,807      (764,807)            -
    Additional paid in capital ...........  1,575,709       746,186     29,554    45,360      2,396,809    (1,653,592)      743,217
    Retained earnings ....................   (721,993)      728,224     18,746   (17,925)         7,052       252,205       259,257
    Unearned employee compensation .......          -        (1,459)         -         -         (1,459)            -        (1,459)
                                           ----------    ----------    -------   -------    -----------    ----------    ----------

  Total common stock equity ..............  1,313,566     2,290,352     71,517    44,410      3,719,845    (2,166,194)    1,553,651
                                           ----------    ----------    -------   -------    -----------    ----------    ----------

  Preferred stock ........................          -             -          -         -              -             -             -
  Long-term debt .........................        837     2,002,923          -         -      2,003,760             -     2,003,760
  Installment promissory notes payable ...    792,005       587,906     30,431         -      1,410,342    (1,410,342)            -
  Other intercompany notes and loans .....          -             -          -         -              -             -             -
                                           ----------    ----------    -------   -------    -----------    ----------    ----------

Total Capitalization .....................  2,106,408     4,881,181    101,948    44,410      7,133,947    (3,576,536)    3,557,411
                                           ----------    ----------    -------   -------    -----------    ----------    ----------

Current Liabilities
  Short-term debt ........................          -       250,000          -         -        250,000             -       250,000
  Debt obligations .......................         65           370        415         -            850             -           850
  Accounts and drafts payable ............     43,593       155,461    148,686       839        348,579             -       348,579
  Intercompany notes and loans -
    current maturities ...................     13,753             -          -         -         13,753       (13,753)            -
  Intercompany short-term loans ..........      7,143       287,927        799         -        295,869      (295,869)            -
  Intercompany accounts payable ..........     41,627        86,207     39,585       122        167,541      (167,541)            -
  Accrued taxes ..........................     87,400        99,461      1,350     1,452        189,663       (47,043)      142,620
  Accrued interest .......................      4,037        27,159        103       407         31,706       (16,862)       14,844
  Estimated rate refunds .................     95,902        18,055          -         -        113,957             -       113,957
  Estimated supplier obligations .........    115,076             -          -         -        115,076             -       115,076
  Overrecovered gas costs ................          -             -          -         -              -             -             -
  Transportation and
    exchange gas payable .................          -             -          -         -              -             -             -
  Deferred income taxes ..................      6,219        36,788          -         -         43,007       (43,007)            -
  Regulatory liabilities .................      8,955             -          -         -          8,955             -         8,955
  Other ..................................    261,330       182,753     22,710     1,140        467,933       (11,185)      456,748
                                           ----------    ----------    -------   -------    -----------    ----------    ----------
Total Current Liabilities ................    685,100     1,144,181    213,648     3,960      2,046,889      (595,260)    1,451,629
                                           ----------    ----------    -------   -------    -----------    ----------    ----------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ...............    392,457       158,732      5,807     4,594        561,590        (3,912)      557,678
  Investment tax credits .................      3,332        33,776          -         -         37,108             -        37,108
  Postretirement benefits other
    than pensions ........................     64,978        91,321     15,902       111        172,312             -       172,312
  Long-term regulatory liabilities .......     23,472        21,050          -         -         44,522             -        44,522
  Other ..................................    146,427        30,895      5,369        44        182,735         1,233       183,968
                                           ----------    ----------    -------   -------    -----------    ----------    ----------
Total Other Liabilities and
  Deferred Credits .......................    630,666       335,774     27,078     4,749        998,267        (2,679)      995,588
                                           ----------    ----------    -------   -------    -----------    ----------    ----------

TOTAL CAPITALIZATION AND LIABILITIES .....  3,422,174     6,361,136    342,674    53,119     10,179,103    (4,174,475)    6,004,628
                                           ==========    ==========    =======   =======    ===========    ==========    ==========

F-1 (7 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                         F-1 Page 7
                                                               CNR          TCO          CGT      CLG(a)       CKY          Total
                                                             --------    ----------    -------   --------    --------    ----------
              CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding) .......          -             -          -          -           -             -
    Subsidiaries - common stock ..........................    134,476       241,784     59,780          4      23,806       459,850
    Additional paid in capital ...........................    141,993     1,270,289     22,669    140,584         174     1,575,709
    Retained earnings ....................................    (48,945)     (609,704)    21,276   (124,947)     40,327      (721,993)
    Unearned employee compensation .......................          -             -          -          -           -             -
                                                             --------    ----------    -------   --------    --------    ----------

  Total common stock equity ..............................    227,524       902,369    103,725     15,641      64,307     1,313,566
                                                             --------    ----------    -------   --------    --------    ----------

  Preferred stock ........................................          -             -          -          -           -             -
  Long-term debt .........................................          -           587          -          -         250           837
  Installment promissory notes payable ...................     39,850       643,000     59,630          -      49,525       792,005
  Other intercompany notes and loans .....................          -             -          -          -           -             -
                                                             --------    ----------    -------   --------    --------    ----------

Total Capitalization .....................................    267,374     1,545,956    163,355     15,641     114,082     2,106,408
                                                             --------    ----------    -------   --------    --------    ----------

Current Liabilities
  Short-term debt ........................................          -             -          -          -           -             -
  Debt obligations .......................................          -            29          -          -          36            65
  Accounts and drafts payable ............................      3,459        16,841      8,137          -      15,156        43,593
  Intercompany notes and loans - current maturities ......          -             -      8,784          -       4,969        13,753
  Intercompany short-term loans ..........................          -             -          -          -       7,143         7,143
  Intercompany accounts payable ..........................      2,377        14,654     16,446        106       8,044        41,627
  Accrued taxes ..........................................     13,121        64,824      8,735        896        (176)       87,400
  Accrued Interest .......................................      1,625         1,619         89        100         604         4,037
  Estimated rate refunds .................................          -        90,865      4,666          -         371        95,902
  Estimated supplier obligations .........................          -       115,076          -          -           -       115,076
  Overrecovered gas costs ................................          -             -          -          -           -             -
  Transportation and exchange gas payable ................          -             -          -          -           -             -
  Deferred income taxes ..................................          -             -          -          -       6,219         6,219
  Regulatory liabilities .................................          -         7,440      1,515          -           -         8,955
  Other ..................................................      9,858       204,638     34,580        554      11,700       261,330
                                                             --------    ----------    -------   --------    --------    ----------
Total Current Liabilities ................................     30,440       515,986     82,952      1,656      54,066       685,100
                                                             --------    ----------    -------   --------    --------    ----------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ...............................    118,247       230,503     40,417          -       3,290       392,457
  Investment tax credits .................................          -         1,113        273          -       1,946         3,332
  Postretirement benefits other than pensions ............      6,129        47,926      4,412      1,302       5,209        64,978
  Long-term regulatory liabilities .......................          -        19,211        153          -       4,108        23,472
  Other ..................................................      1,360       135,307      3,860         31       5,869       146,427
                                                             --------    ----------    -------   --------    --------    ----------
Total Other Liabilities and Deferred Credits .............    125,736       434,060     49,115      1,333      20,422       630,666
                                                             --------    ----------    -------   --------    --------    ----------

TOTAL CAPITALIZATION AND LIABILITIES .....................    423,550     2,496,002    295,422     18,630     188,570     3,422,174
                                                             ========    ==========    =======   ========    ========    ==========

(a) CLG includes one subsidiary as noted in Item 1. Consolidating financial statements of CLG are presented herewith in Item 10, Exhibits F-1C through F-6C.

F-1 (8 of 10)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                        Consolidating Balance Sheet as of December 31, 1996
                                     (Not Covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                                                                                                         F-1 Page 8
                                                                 COH        CMD        CPA       COS           CG          Total
                                                              ---------   -------    -------   --------    ----------    ----------
                  CAPITALIZATION AND LIABILITIES

Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding) ........           -         -          -          -       552,636       552,636
    Subsidiaries - common stock ...........................     119,240    10,092     85,128     50,305             -       264,765
    Additional paid in capital ............................           -         -          -      2,969       743,217       746,186
    Retained earnings .....................................     271,329    11,808    124,437     61,393       259,257       728,224
    Unearned employee compensation ........................           -         -          -          -        (1,459)       (1,459)
                                                              ---------   -------    -------   --------    ----------    ----------

  Total common stock equity ...............................     390,569    21,900    209,565    114,667     1,553,651     2,290,352
                                                              ---------   -------    -------   --------    ----------    ----------

  Preferred stock .........................................           -         -          -          -             -             -
  Long-term debt ..........................................       1,107        57        428      1,275     2,000,056     2,002,923
  Installment promissory notes payable ....................     319,959    17,819    148,451    101,677             -       587,906
  Other intercompany notes and loans ......................           -         -          -          -             -             -
                                                              ---------   -------    -------   --------    ----------    ----------

Total Capitalization ......................................     711,635    39,776    358,444    217,619     3,553,707     4,881,181
                                                              ---------   -------    -------   --------    ----------    ----------

Current Liabilities
  Short-term debt .........................................           -         -          -          -       250,000       250,000
  Debt obligations ........................................          80        15         30        245             -           370
  Accounts and drafts payable .............................      95,037     3,080     38,905     16,414         2,025       155,461
  Intercompany notes and loans - current maturities .......           -         -          -          -             -             -
  Intercompany short-term loans ...........................     204,837     2,651     52,656     27,783             -       287,927
  Intercompany accounts payable ...........................      46,492     4,464     25,549      8,972           730        86,207
  Accrued taxes ...........................................      73,161      (909)     7,228     (2,086)       22,067        99,461
  Accrued Interest ........................................       2,446        11      1,055        248        23,399        27,159
  Estimated rate refunds ..................................      12,781       380      4,276        618             -        18,055
  Estimated supplier obligations ..........................           -         -          -          -             -             -
  Overrecovered gas costs .................................           -         -          -          -             -             -
  Transportation and exchange gas payable .................           -         -          -          -             -             -
  Deferred income taxes ...................................      23,475         -      8,723      4,590             -        36,788
  Regulatory liabilities ..................................           -         -          -          -             -             -
  Other ...................................................     116,187     3,345     36,195     11,861        15,165       182,753
                                                              ---------   -------    -------   --------    ----------    ----------
Total Current Liabilities .................................     574,496    13,037    174,617     68,645       313,386     1,144,181
                                                              ---------   -------    -------   --------    ----------    ----------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ................................      74,469     2,159     64,623     14,167         3,314       158,732
  Investment tax credits ..................................      20,005     1,060      9,747      2,964             -        33,776
  Postretirement benefits other than pensions .............      58,143     1,783     19,201      4,063         8,131        91,321
  Long-term regulatory liabilities ........................      10,772     1,825      6,913      1,540             -        21,050
  Other ...................................................      15,410       616      5,594      5,294         3,981        30,895
                                                              ---------   -------    -------   --------    ----------    ----------
Total Other Liabilities and Deferred Credits ..............     178,799     7,443    106,078     28,028        15,426       335,774
                                                              ---------   -------    -------   --------    ----------    ----------

TOTAL CAPITALIZATION AND LIABILITIES ......................   1,464,930    60,256    639,139    314,292     3,882,519     6,361,136
                                                              =========   =======    =======   ========    ==========    ==========

F-1 (9 of 10)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                        Consolidating Balance Sheet as of December 31, 1996
                                     (Not Covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                                                                                                          F-1 Page 9
                                                                      CS        CIC       CES(a)      CPC         CPI       Total
                                                                   --------   --------   --------   --------    --------  ---------
                  CAPITALIZATION AND LIABILITIES

Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding) .............          -          -          -          -           -          -
    Subsidiaries - common stock ................................     13,000        120      4,197      3,900       2,000     23,217
    Additional paid in capital .................................          -        880     26,336      1,940         398     29,554
    Retained earnings ..........................................        173         89     10,794     (1,356)      9,046     18,746
    Unearned employee compensation .............................          -          -          -          -           -          -
                                                                   --------   --------   --------   --------    --------   --------

  Total common stock equity ....................................     13,173      1,089     41,327      4,484      11,444     71,517
                                                                   --------   --------   --------   --------    --------   --------

  Preferred stock ..............................................          -          -          -          -           -          -
  Long-term debt ...............................................          -          -          -          -           -          -
  Installment promissory notes payable .........................     16,043          -          -      2,008      12,380     30,431
  Other intercompany notes and loans ...........................          -          -          -          -           -          -
                                                                   --------   --------   --------   --------    --------   --------

Total Capitalization ...........................................     29,216      1,089     41,327      6,492      23,824    101,948
                                                                   --------   --------   --------   --------    --------   --------

Current Liabilities
  Short-term debt ..............................................          -          -          -          -           -          -
  Debt obligations .............................................          -          -          -          -         415        415
  Accounts and drafts payable ..................................     11,395         23    124,859        680      11,729    148,686
  Intercompany notes and loans - current maturities ............          -          -          -          -           -          -
  Intercompany short-term loans ................................          -          -          -        774          25        799
  Intercompany accounts payable ................................      4,157          6     34,500        341         581     39,585
  Accrued taxes ................................................         41        181        985        419        (276)     1,350
  Accrued interest .............................................         69          -          8         26           -        103
  Estimated rate refunds .......................................          -          -          -          -           -          -
  Estimated supplier obligations ...............................          -          -          -          -           -          -
  Overrecovered gas costs ......................................          -          -          -          -           -          -
  Transportation and exchange gas payable ......................          -          -          -          -           -          -
  Deferred income taxes ........................................          -          -          -          -           -          -
  Regulatory liabilities .......................................          -          -          -          -           -          -
  Other ........................................................     13,650      2,299      2,266        208       4,287     22,710
                                                                   --------   --------   --------   --------    --------   --------
Total Current Liabilities ......................................     29,312      2,509    162,618      2,448      16,761    213,648
                                                                   --------   --------   --------   --------    --------   --------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent .....................................         93          -        875      1,827       3,012      5,807
  Investment tax credits .......................................          -          -          -          -           -          -
  Postretirement benefits other than pensions ..................      8,655          -        104      1,135       6,008     15,902
  Long-term regulatory liabilities .............................          -          -          -          -           -          -
  Other ........................................................      1,846      2,122        820        108         473      5,369
                                                                   --------   --------   --------   --------    --------   --------
Total Other Liabilities and Deferred Credits ...................     10,594      2,122      1,799      3,070       9,493     27,078
                                                                   --------   --------   --------   --------    --------   --------

TOTAL CAPITALIZATION AND LIABILITIES ...........................     69,122      5,720    205,744     12,010      50,078    342,674
                                                                   ========   ========   ========   ========    ========   ========

(a) CES includes two subsidiaries as noted in Item 1. Consolidating financial statements of CES are presented herewith in Item 10, Exhibits F-1D through F-6D

F-1 (10 of 10)

                                       THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                     Consolidating Balance Sheet as of December 31, 1996
                                  (Not Covered by Report of Independent Public Accountants)
                                                        ($ Thousands)

                                                                                                                F-1 Page 10
                                                                     TVC (a)    TCC (a)      CAT      CNS (a)      Total
                                                                    --------    -------    -------    -------   -----------
                  CAPITALIZATION AND LIABILITIES

Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding) ..............          -          -          -          -            -
    Subsidiaries - common stock .................................     15,293      1,000         82        600       16,975
    Additional paid in capital ..................................     42,802      1,075      1,483          -       45,360
    Retained earnings ...........................................    (16,542)      (428)      (908)       (47)     (17,925)
    Unearned employee compensation ..............................          -          -          -          -            -
                                                                    --------    -------    -------    -------    ---------

  Total common stock equity .....................................     41,553      1,647        657        553       44,410
                                                                    --------    -------    -------    -------    ---------

  Preferred stock ...............................................          -          -          -          -            -
  Long-term debt ................................................          -          -          -          -            -
  Installment promissory notes payable ..........................          -          -          -          -            -
  Other intercompany notes and loans ............................          -          -          -          -            -
                                                                    --------    -------    -------    -------    ---------

Total Capitalization ............................................     41,553      1,647        657        553       44,410
                                                                    --------    -------    -------    -------    ---------

Current Liabilities
  Short-term debt ...............................................          -          -          -          -            -
  Debt obligations ..............................................          -          -          -          -            -
  Accounts and drafts payable ...................................        814          -          -         25          839
  Intercompany notes and loans - current maturities .............          -          -          -          -            -
  Intercompany short-term loans .................................          -          -          -          -            -
  Intercompany accounts payable .................................         86          1          -         35          122
  Accrued taxes .................................................      1,493        (43)         1          1        1,452
  Accrued interest ..............................................        402          -          5          -          407
  Estimated rate refunds ........................................          -          -          -          -            -
  Estimated supplier obligations ................................          -          -          -          -            -
  Overrecovered gas costs .......................................          -          -          -          -            -
  Transportation and exchange gas payable .......................          -          -          -          -            -
  Deferred income taxes .........................................          -          -          -          -            -
  Regulatory liabilities ........................................          -          -          -          -            -
  Other .........................................................      1,132          -          -          8        1,140
                                                                    --------    -------    -------    -------    ---------
Total Current Liabilities .......................................      3,927        (42)         6         69        3,960
                                                                    --------    -------    -------    -------    ---------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ......................................      4,594          -          -          -        4,594
  Investment tax credits ........................................          -          -          -          -            -
  Postretirement benefits other than pensions ...................        111          -          -          -          111
  Long-term regulatory liabilities ..............................          -          -          -          -            -
  Other .........................................................         36          -          -          8           44
                                                                    --------    -------    -------    -------    ---------
Total Other Liabilities and Deferred Credits ....................      4,741          -          -          8        4,749
                                                                    --------    -------    -------    -------    ---------

TOTAL CAPITALIZATION AND LIABILITIES ............................     50,221      1,605        663        630       53,119
                                                                    ========    =======    =======    =======    =========

(a) TVC includes twelve subsidiaries and both TCC and CNS include one subsidiary as noted in Item 1. Consolidating financial statements of TVC, TCC and CNS are presented herewith in Item 10, Exhibits F-1A through F-6A, F-1B through F-6B and F-1E through F-6E, respectively.

F-2 (1 of 2)

                                       THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                 Consolidating Balance Sheet Entries as of December 31, 1996
                                  (Not covered by Report of Independent Public Accountants)
                                                        ($ Thousands)

                                                                                                   Entry No. 3
                                                                      Entry No. 1    Entry No. 2    Adjust to
                                                                       Eliminate      Eliminate     Consoli-    Entry No. 4
                                                                      Intercompany    Subsidiary   dated Full   Elimination/
                                                           Total      Transactions      Equity      Cost Pool   Adjustments
                                                         ----------   ------------   -----------   ----------   -----------
                     ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost ......       (3,504)       (3,504)            -             -             -
  Accumulated depreciation and depletion .............            -             -             -             -             -
                                                         ----------    ----------    ----------    ----------    ----------
  Net Gas Utility and Other Plant ....................       (3,504)       (3,504)            -             -             -
                                                         ----------    ----------    ----------    ----------    ----------

 Gas and oil producing properties, full cost method ..            -             -             -             -             -
  Accumulated depletion ..............................       (1,877)            -             -        (1,877)            -
                                                         ----------    ----------    ----------    ----------    ----------
  Net Oil and Gas Producing Properties ...............       (1,877)            -             -        (1,877)            -
                                                         ----------    ----------    ----------    ----------    ----------

Net Property, Plant, and Equipment ...................       (5,381)       (3,504)            -        (1,877)            -
                                                         ----------    ----------    ----------    ----------    ----------

Investments and Other Assets
  Accounts receivable - noncurrent ...................      (18,646)            -             -             -       (18,646)
  Unconsolidated affiliates ..........................            -             -             -             -             -
  Assets held for sale ...............................            -             -             -             -             -
  Other ..............................................        1,999             -       (61,387)            -        63,386
                                                         ----------    ----------    ----------    ----------    ----------
Total Investments and Other Assets ...................      (16,647)            -       (61,387)            -        44,740
                                                         ----------    ----------    ----------    ----------    ----------

Investments in Subsidiaries
  Capital stock ......................................   (2,443,063)            -    (2,443,063)            -             -
  Equity in undistributed earnings of
   subsidiaries ......................................      280,903             -       280,903             -             -
  Notes receivable ...................................     (696,932)     (696,932)            -             -             -
  Other investments ..................................     (643,000)     (643,000)            -             -             -
  Other receivables - TCO ............................            -             -             -             -             -
                                                         ----------    ----------    ----------    ----------    ----------
Total Investments in Subsidiaries ....................   (3,502,092)   (1,339,932)   (2,162,160)            -             -
                                                         ----------    ----------    ----------    ----------    ----------

Current Assets
  Cash and temporary cash investments ................           87            87             -             -             -
  Accounts receivable, net
    Customers ........................................            -             -             -             -             -
    Intercompany .....................................     (559,148)     (559,148)            -             -             -
    Other ............................................      (45,346)          (87)            -             -       (45,259)
  Income tax refunds .................................            -             -             -             -             -
  Gas inventory ......................................            -             -             -             -             -
  Other inventories, at average cost .................            -             -             -             -             -
  Prepayments ........................................       (2,305)       (2,305)            -             -             -
  Regulatory assets ..................................            -             -             -             -             -
  Underrecovered gas costs ...........................            -             -             -             -             -
  Prepaid property tax ...............................            -             -             -             -             -
  Exchange gas receivable ............................            -             -             -             -             -
  Other ..............................................      (40,290)            -             -             -       (40,290)
                                                         ----------    ----------    ----------    ----------    ----------
Total Current Assets .................................     (647,002)     (561,453)            -             -       (85,549)
                                                         ----------    ----------    ----------    ----------    ----------

Deferred Charges .....................................       (3,353)        1,319         4,220             -        (8,892)
Long-term Regulatory Assets ..........................            -             -             -             -             -
                                                         ----------    ----------    ----------    ----------    ----------

TOTAL ASSETS .........................................   (4,174,475)   (1,903,570)   (2,219,327)       (1,877)      (49,701)
                                                         ==========    ==========    ==========    ==========    ==========

F-2 (2 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

          Consolidating Balance Sheet Entries as of December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                         Entry No. 3
                                                                           Entry No. 1    Entry No. 2     Adjust to
                                                                            Eliminate      Eliminate      Consoli-     Entry No. 4
                                                                           Intercompany    Subsidiary    dated Full    Elimination/
                                                               Total       Transactions      Equity       Cost Pool    Adjustments
                                                             ----------    ------------   -----------    -----------   ------------
                CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. -- common stock,
      $10 par value (55,263,659 shares outstanding).......           --            --             --             --             --
    Subsidiaries -- common stock..........................     (764,807)           --       (764,807)            --             --
    Additional paid in capital............................   (1,653,592)           --     (1,653,592)            --             --
    Retained earnings.....................................      252,205        (3,171)       198,220         (1,220)        58,376
    Unearned employee compensation........................           --            --             --             --             --
                                                             ----------    ----------     ----------     ----------     ----------

Total common stock equity.................................   (2,166,154)       (3,171)    (2,220,179)        (1,220)        58,376
                                                             ----------    ----------     ----------     ----------     ----------

Preferred stock...........................................           --            --             --             --             --
Long-term debt............................................           --            --             --             --             --
Installment promissory notes payable......................   (1,410,342)   (1,410,342)            --             --             --
Other intercompany notes and loans........................           --            --             --             --             --
                                                             ----------    ----------     ----------     ----------     ----------

Total Capitalization......................................   (3,576,536)   (1,413,513)    (2,220,179)        (1,220)        58,376
                                                             ----------    ----------     ----------     ----------     ----------

Current Liabilities
  Short-term debt.........................................           --            --             --             --             --
  Debt obligations........................................           --            --             --             --             --
  Accounts and drafts payable.............................           --            --             --             --             --
  Intercompany notes and loans -- current maturities......      (13,753)      (13,753)            --             --             --
  Intercompany short-term loans...........................     (295,869)     (295,869)            --             --             --
  Intercompany accounts payable...........................     (167,541)     (167,541)            --             --             --
  Accrued taxes...........................................      (47,043)           --             --             --        (47,043)
  Accrued interest........................................      (16,862)           --             --             --        (16,862)
  Estimated rate refunds..................................           --            --             --             --             --
  Estimated supplier obligations..........................           --            --             --             --             --
  Overrecovered gas costs.................................           --            --             --             --             --
  Transportation and exchange gas payable.................           --            --             --             --             --
  Deferred income taxes...................................      (43,007)       (1,709)          (381)            --        (10,917)
  Regulatory liabilities..................................           --            --             --             --             --
  Other...................................................      (11,185)      (11,185)            --             --             --
                                                             ----------    ----------     ----------     ----------     ----------
Total Current Liabilities.................................     (595,260)     (490,057)          (381)            --       (134,822)
                                                             ----------    ----------     ----------     ----------     ----------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent................................       (3,912)           --             --           (657)        (3,255)
  Investment tax credits..................................           --            --             --             --             --
  Postretirement benefits other than pensions.............           --            --             --             --             --
  Long-term regulatory liabilities........................           --            --             --             --             --
  Other...................................................        1,233            --           1,233            --             --
                                                             ----------    ----------     ----------     ----------     ----------
Total Other Liabilities and Deferred Credits..............       (2,679)           --           1,233          (657)        (3,255)
                                                             ----------    ----------     ----------     ----------     ----------

TOTAL CAPITALIZATION AND LIABILITIES......................   (4,174,475)   (1,903,579)    (2,219,327)        (1,877)       (49,701)
                                                             ==========    ==========     ==========     ==========     ==========

F-3  (1 of 5)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                       Consolidating Statement of Income
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                              Consoli-
                                                F-3           F-3          F-3         F-3                    dating      Consoli-
                                               Page 2        Page 3       Page 4     Page 5     Combined      Entries      dated
                                             ----------    ----------    --------    ------    ----------    --------    ----------
Operating Revenues
  Gas sales ..............................      226,505     1,874,706     727,797         -     2,829,008    (149,569)    2,679,439
  Transportation .........................      636,100       112,329           -         -       748,429    (257,108)      491,321
  Storage ................................      159,563             -           -         -       159,563     (94,332)       65,231
  Other ..................................       30,342         3,586     168,514     7,422       209,864     (91,840)      118,024

                                             ----------    ----------    --------    ------    ----------    --------    ----------
Total Operating Revenues .................    1,052,510     1,990,621     896,311     7,422     3,946,864    (592,849)    3,354,015
                                             ----------    ----------    --------    ------    ----------    --------    ----------

Operating Expenses
  Products purchased .....................       80,576     1,145,274     759,875         -     1,985,725    (504,578)    1,481,147
  Operation ..............................      439,572       401,265     108,174     5,513       954,524     (99,998)      854,526
  Maintenance ............................       69,495        38,174       3,692         -       111,361           -       111,361
  Depreciation and depletion .............      136,441        67,529       8,757        43       212,770       2,410       215,180
  Other taxes ............................       66,927       141,371       5,092       186       213,576           -       213,576

                                             ----------    ----------    --------    ------    ----------    --------    ----------
Total Operating Expenses .................      793,011     1,793,613     885,590     5,742     3,477,956    (602,166)    2,875,790
                                             ----------    ----------    --------    ------    ----------    --------    ----------

Operating Income (Loss) ..................      259,499       197,008      10,721     1,680       468,908       9,317       478,225
                                             ----------    ----------    --------    ------    ----------    --------    ----------

Other Income (Deductions)
  Interest income and other, net .........       18,318       372,046       8,085     1,176       399,625    (373,534)       26,091
  Interest expense and related charges ...      (65,739)     (220,118)     (2,732)     (237)     (288,826)    122,061      (166,765)
                                             ----------    ----------    --------    ------    ----------    --------    ----------
Total Other Income (Deductions) ..........      (47,421)      151,928       5,353       939       110,799    (251,473)     (140,674)
                                             ----------    ----------    --------    ------    ----------    --------    ----------


Income (Loss) before Income Taxes ........      212,078       348,936      16,074     2,619       579,707    (242,156)      337,551

Income Taxes .............................       68,659        37,670       6,866     1,056       114,251       1,659       115,910
                                             ----------    ----------    --------    ------    ----------    --------    ----------


Net Income (Loss) ........................      143,419       311,266       9,208     1,563       465,456    (243,815)      221,641
                                             ==========    ==========    ========    ======    ==========    ========    ==========

F-3  (2 of 5)


                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                       Consolidating Statement of Income
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                         F-3 Page 2
                                                       CNR          TCO           CGT          CLG (a)        CKY          Total
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Operating Revenues
  Gas sales ....................................       96,530           686             -             -       129,289       226,505
  Transportation ...............................            -       493,008       135,608             -         7,484       636,100
  Storage ......................................            -       159,563             -             -             -       159,563
  Other ........................................        7,964        10,092         6,224         5,815           247        30,342
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Total Operating Revenues .......................      104,494       663,349       141,832         5,815       137,020     1,052,510
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Operating Expenses
  Products purchased ...........................            -         4,859             -             -        75,717        80,576
  Operation ....................................       36,809       303,729        65,708         3,607        29,719       439,572
  Maintenance ..................................          174        46,815        19,203           442         2,861        69,495
  Depreciation and depletion ...................       26,945        80,845        21,767             -         6,884       136,441
  Other taxes ..................................        8,644        48,490         7,644           140         2,009        66,927
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Total Operating Expenses .......................       72,572       484,738       114,322         4,189       117,190       793,011
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Operating Income (Loss) ........................       31,922       178,611        27,510         1,626        19,830       259,499
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Other Income (Deductions)
  Interest income and other, net ...............        3,243        11,753         2,473           873           (24)       18,318
  Interest expense and related charges .........       (4,539)      (51,906)       (5,024)          (11)       (4,259)      (65,739)
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Total Other Income (Deductions) ................       (1,296)      (40,153)       (2,551)          862        (4,283)      (47,421)
                                                   ----------    ----------    ----------    ----------    ----------    ----------


Income (Loss) before Income Taxes ..............       30,626       138,458        24,959         2,488        15,547       212,078

Income Taxes ...................................        8,917        42,814         9,789           881         6,258        68,659
                                                   ----------    ----------    ----------    ----------    ----------    ----------


Net Income (Loss) ..............................       21,709        95,644        15,170         1,607         9,289       143,419
                                                   ==========    ==========    ==========    ==========    ==========    ==========

(a) CLG includes one subsidiary as noted in Item 1. Consolidating financial statements of CLG are presented herewith in Item 10, Exhibits F-1C through F-6C.

F-3  (3 of 5)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                                 Consolidating Statement of Income
                                                    Year Ended December 31, 1996
                                     (Not Covered by Report of Independent Public Accountants)
                                                           ($ Thousands)



                                                                                                                         F-3 Page 3
                                                      COH           CMD           CPA           COS            CG          Total
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Operating Revenues
  Gas sales ....................................    1,251,682        48,288       403,314       171,422             -     1,874,706
  Transportation ...............................       70,205         1,900        29,024        11,200             -       112,329
  Storage ......................................            -             -             -             -             -             -
  Other ........................................        1,989            65           285         1,247             -         3,586

                                                   ----------    ----------    ----------    ----------    ----------    ----------
Total Operating Revenues .......................    1,323,876        50,253       432,623       183,869             -     1,990,621
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Operating Expenses
  Products purchased ...........................      796,560        29,831       223,629        95,254             -     1,145,274
  Operation ....................................      248,785         8,967        97,206        37,315         8,992       401,265
  Maintenance ..................................       20,306         1,630         9,270         6,968             -        38,174
  Depreciation and depletion ...................       42,203         2,493        14,363         8,470             -        67,529
  Other taxes ..................................      107,171         1,776        24,554         7,727           143       141,371
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Total Operating Expenses .......................    1,215,025        44,697       369,022       155,734         9,135     1,793,613
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Operating Income (Loss) ........................      108,851         5,556        63,601        28,135        (9,135)      197,008
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Other Income (Deductions)
  Interest income and other, net ...............       (1,323)            1          (135)         (108)      373,611       372,046
  Interest expense and related charges .........      (37,303)       (1,466)      (14,610)       (8,560)     (158,179)     (220,118)
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Total Other Income (Deductions) ................      (38,626)       (1,465)      (14,745)       (8,668)      215,432       151,928
                                                   ----------    ----------    ----------    ----------    ----------    ----------


Income (Loss) before Income Taxes ..............       70,225         4,091        48,856        19,467       206,297       348,936

Income Taxes ...................................       24,508         1,482        20,250         6,774       (15,344)       37,670
                                                   ----------    ----------    ----------    ----------    ----------    ----------


Net Income (Loss) ..............................       45,717         2,609        28,606        12,693       221,641       311,266
                                                   ==========    ==========    ==========    ==========    ==========    ==========

F-3  (4 of 5)

                                   THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                          Consolidating Statement of Income
                                            Year Ended December 31, 1996
                              (Not Covered by Report of Independent Public Accountants)
                                                    ($ Thousands)

                                                                                                         F-3 Page 4
                                        CS           CIC         CES (a)        CPC           CPI           Total
                                    ----------    ----------   ----------    ----------    ----------    ----------
Operating Revenues
  Gas sales ......................           -             -      727,797             -             -       727,797
  Transportation .................           -             -            -             -             -             -
  Storage ........................           -             -            -             -             -             -
  Other ..........................      85,015         2,299          191        13,068        67,941       168,514

                                    ----------    ----------   ----------    ----------    ----------    ----------
Total Operating Revenues .........      85,015         2,299      727,988        13,068        67,941       896,311
                                    ----------    ----------   ----------    ----------    ----------    ----------

Operating Expenses
  Products purchased .............           -             -      711,535         7,545        40,795       759,875
  Operation ......................      74,072         2,175       11,205         3,065        17,657       108,174
  Maintenance ....................       2,328             -            -           114         1,250         3,692
  Depreciation and depletion .....       5,711             -          329           765         1,952         8,757
  Other taxes ....................       3,104             -          397           286         1,305         5,092

                                    ----------    ----------   ----------    ----------    ----------    ----------
Total Operating Expenses .........      85,215         2,175      723,466        11,775        62,959       885,590
                                    ----------    ----------   ----------    ----------    ----------    ----------

Operating Income (Loss) ..........        (200)          124        4,522         1,293         4,982        10,721
                                    ----------    ----------   ----------    ----------    ----------    ----------

Other Income (Deductions)
  Interest income and other, net         6,011            13        1,276           110           675         8,085
  Interest expense
    and related charges ..........      (1,564)            -          (21)         (225)         (922)       (2,732)
                                    ----------    ----------   ----------    ----------    ----------    ----------
Total Other Income (Deductions) ..       4,447            13        1,255          (115)         (247)        5,353
                                    ----------    ----------   ----------    ----------    ----------    ----------


Income (Loss) before Income Taxes        4,247           137        5,777         1,178         4,735        16,074

Income Taxes ....................        2,222            48        2,362           486         1,748         6,866
                                    ----------    ----------   ----------    ----------    ----------    ----------


Net Income (Loss) ...............        2,025            89        3,415           692         2,987         9,208
                                    ==========    ==========   ==========    ==========    ==========    ==========

(a) CES includes two subsidiaries as noted in Item 1. Consolidating financial statements of CES are presented herewith in Item 10, Exhibits F-1D through F-6D.

F-3  (5 of 5)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                                 Consolidating Statement of Income
                                                    Year Ended December 31, 1996
                                     (Not Covered by Report of Independent Public Accountants)
                                                           ($ Thousands)



                                                                                                                         F-3 Page 5
                                                               TVC (a)       TCC (a)          CAT           CNS (a)        Total
                                                             ----------     ----------     ----------     ----------     ----------
Operating Revenues
  Gas sales .............................................             -              -              -              -              -
  Transportation ........................................             -              -              -              -              -
  Storage ...............................................             -              -              -              -              -
  Other .................................................         7,331              -              -             91          7,422

                                                             ----------     ----------     ----------     ----------     ----------
Total Operating Revenues ................................         7,331              -              -             91          7,422
                                                             ----------     ----------     ----------     ----------     ----------

Operating Expenses
  Products purchased ....................................             -              -              -              -              -
  Operation .............................................         5,272             17             65            159          5,513
  Maintenance ...........................................             -              -              -              -              -
  Depreciation and depletion ............................            40              -              -              3             43
  Other taxes ...........................................           182              -              -              4            186
                                                             ----------     ----------     ----------     ----------     ----------
Total Operating Expenses ................................         5,494             17             65            166          5,742
                                                             ----------     ----------     ----------     ----------     ----------

Operating Income (Loss) .................................         1,837            (17)           (65)           (75)         1,680
                                                             ----------     ----------     ----------     ----------     ----------

Other Income (Deductions)
  Interest income and other, net ........................         1,230            (91)            37              -          1,176
  Interest expense and related charges ..................          (235)             -             (2)             -           (237)
                                                             ----------     ----------     ----------     ----------     ----------
Total Other Income (Deductions) .........................           995            (91)            35              -            939
                                                             ----------     ----------     ----------     ----------     ----------


Income (Loss) before Income Taxes .......................         2,832           (108)           (30)           (75)         2,619

Income Taxes ............................................         1,132            (38)           (10)           (28)         1,056
                                                             ----------     ----------     ----------     ----------     ----------


Net Income (Loss) .......................................         1,700            (70)           (20)           (47)         1,563
                                                             ==========     ==========     ==========     ==========     ==========

(a) TVC includes twelve subsidiaries and both TCC and CNS include one subsidiary as noted in Item 1. Consolidating financial statements of TVC, TCC and CNS are presented herewith in Item 10, Exhibits F-1A through F-6A, F-1B through F-6B and F-1E through F-6E, respectively.

F-4 (1 of 1)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                              Consolidating Statement of Income Entries
                                                    Year Ended December 31, 1996
                                      (Not Covered by Report of Independent Public Accountants)
                                                            ($ Thousands)

                                                                                                         Entry No. 3
                                                                           Entry No. 1    Entry No. 2    Adjust to
                                                                           Eliminate      Eliminate      Consoli-       Entry No. 4
                                                                           Intercompany   Subsidiary     dated Full     Elimination/
                                                               Total       Transactions   Equity         Cost Pool      Adjustments
                                                            -----------    ------------   -----------    -----------    -----------
Operating Revenues
  Gas sales .............................................      (149,569)      (149,569)             -              -              -
  Transportation ........................................      (257,108)      (257,108)             -              -              -
  Storage ...............................................       (94,332)       (94,332)             -              -              -
  Other .................................................       (91,840)       (96,120)             -              -          4,280
                                                            -----------    -----------    -----------    -----------    -----------
Total Operating Revenues ................................      (592,849)      (597,129)             -              -          4,280
                                                            -----------    -----------    -----------    -----------    -----------

Operating Expenses
  Products purchased ....................................      (504,578)      (504,578)             -              -              -
  Operation .............................................       (99,998)       (92,635)             -              -         (7,363)
  Maintenance ...........................................             -              -              -              -              -
  Depreciation and depletion ............................         2,410              -            533          1,877              -
  Other taxes ...........................................             -              -              -              -              -

                                                            -----------    -----------    -----------    -----------    -----------
Total Operating Expenses ................................      (602,166)      (597,213)           533          1,877         (7,363)
                                                            -----------    -----------    -----------    -----------    -----------

Operating Income (Loss) .................................         9,317             84           (533)        (1,877)        11,643

                                                            -----------    -----------    -----------    -----------    -----------
Other Income (Deductions)
  Interest income and other, net ........................      (373,534)      (122,061)      (245,622)             -         (5,851)
  Interest expense and related charges ..................       122,061        122,061              -              -              -

                                                            -----------    -----------    -----------    -----------    -----------
Total Other Income (Deductions) .........................      (251,473)             -       (245,622)             -         (5,851)

                                                            -----------    -----------    -----------    -----------    -----------
Income (Loss) before Income Taxes .......................      (242,156)            84       (246,155)        (1,877)         5,792

Income Taxes ............................................         1,659             29           (187)          (657)         2,474

                                                            -----------    -----------    -----------    -----------    -----------
Net Income (Loss) .......................................      (243,815)            55       (245,968)        (1,220)         3,318
                                                            ===========    ===========    ===========    ===========    ===========

F-5 (1 of 5)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                           Consolidating Statement of Common Stock Equity
                                                    Year Ended December 31, 1996
                                     (Not covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                       F-5           F-5           F-5          F-5                     Consolidating
                                      Page 2        Page 3        Page 4       Page 5       Combined       Entries      Consolidated
                                    ----------    ----------    ----------   ----------    ----------   -------------   ------------
Common Stock
 Balance at beginning of year ...      451,850       751,467        23,097       16,975     1,243,389       (737,187)       506,202
  Common stock issued -
    Subsidiaries ................        8,000        19,500           120            -        27,620        (27,620)             -
    Dividend reinvestment plan ..            -             -             -            -             -              -              -
    Long-term incentive plan ....            -         3,096             -            -         3,096              -          3,096
    Public offering .............            -        43,338             -            -        43,338              -         43,338
  Recapitalization -
    Reduction in par value ......            -             -             -            -             -              -              -

                                    ----------    ----------    ----------   ----------    ----------    -----------    -----------
 Balance at end of year .........      459,850       817,401        23,217       16,975     1,317,443       (764,807)       552,636
                                    ----------    ----------    ----------   ----------    ----------    -----------    -----------

Additional Paid in Capital
 Balance at beginning of year ...    1,431,625       598,755        26,734       43,877     2,100,991     (1,504,130)       596,861
  Common stock issued -
    Subsidiaries ................            -             -           880            -           880           (880)             -
    Dividend reinvestment plan ..            -             -             -            -             -              -              -
    Long-term incentive plan ....            -         9,927             -            -         9,927              -          9,927
    Public offering .............            -       137,504             -            -       137,504              -        137,504
    Other .......................            -             -             -            -             -              -              -
  Recapitalization -
    Debt issuance ...............            -             -             -            -             -              -              -
    Dividends paid ..............            -             -             -            -             -              -              -
    Capital contributions .......      144,084             -         1,940        1,483       147,507       (148,582)             -
    Reduction in par value ......            -             -             -            -             -              -              -

                                    ----------    ----------    ----------   ----------    ----------    -----------    -----------
 Balance at end of year .........    1,575,709       746,186        29,554       45,360     2,396,809     (1,653,592)       743,217
                                    ----------    ----------    ----------   ----------    ----------    -----------    -----------

Retained Earnings
 Balance at beginning of year ...     (777,565)      488,391        12,912      (19,488)     (295,750)       365,578         69,828
  Net income ....................      143,419       311,266         9,208        1,563       465,456       (243,815)       221,641
  Common stock dividends -
    CG ..........................            -        32,212             -            -        32,212              -         32,212
    Subsidiaries (to CG) ........       87,847        39,221         3,374            -       130,442       (130,442)             -
  Other .........................            -             -             -            -             -              -              -

                                    ----------    ----------    ----------   ----------    ----------    -----------    -----------
 Balance at end of year .........     (721,993)      728,224        18,746      (17,925)        7,052        252,205        259,257
                                    ----------    ----------    ----------   ----------    ----------    -----------    -----------
Reacquired Capital Stock ........            -             -             -            -             -              -              -

Unearned Employee Compensation
 Balance at beginning of year ...            -             -             -            -             -              -              -
  Adjustment ....................            -        (1,459)            -            -        (1,459)             -         (1,459)

                                    ----------    ----------    ----------   ----------    ----------    -----------    -----------
 Balance at end of year .........            -             -             -            -             -              -              -

                                    ----------    ----------    ----------   ----------    ----------    -----------    -----------
TOTAL COMMON STOCK EQUITY .......    1,313,566     2,290,352        71,517       44,410     3,719,845     (2,166,194)     1,553,651
                                    ==========    ==========    ==========   ==========    ==========    ===========    ===========

F-5 (2 of 5)


                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                         F-5 Page 2
                                                   CNR            TCO            CGT         CLG (a)          CKY          Total
                                                ----------     ----------     ----------    ----------     ----------    ----------
Common Stock
 Balance at beginning of year ..............       134,476        241,784         59,780             4         15,806       451,850
  Common stock issued -
    Subsidiaries ...........................             -              -              -             -          8,000         8,000
    Dividend reinvestment plan .............             -              -              -             -              -             -
    Long-term incentive plan ...............             -              -              -             -              -             -
    Public offering ........................             -              -              -             -              -             -
  Recapitalization -
    Reduction in par value .................             -              -              -             -              -             -

                                                ----------     ----------     ----------    ----------     ----------    ----------
 Balance at end of year ....................       134,476        241,784         59,780             4         23,806       459,850
                                                ----------     ----------     ----------    ----------     ----------    ----------

Additional Paid in Capital
 Balance at beginning of year ..............             -      1,270,289         22,669       138,493            174     1,431,625
  Common stock issued -
    Subsidiaries ...........................             -              -              -             -              -             -
    Dividend reinvestment plan .............             -              -              -             -              -             -
    Long-term incentive plan ...............             -              -              -             -              -             -
    Public offering ........................             -              -              -             -              -             -
    Other ..................................             -              -              -             -              -             -
  Recapitalization -
    Debt issuance ..........................             -              -              -             -              -             -
    Dividends paid .........................             -              -              -             -              -             -
    Capital contributions ..................       141,993              -              -         2,091              -       144,084
    Reduction in par value .................             -              -              -             -              -             -
                                                ----------     ----------     ----------    ----------     ----------    ----------
 Balance at end of year ....................       141,993      1,270,289         22,669       140,584            174     1,575,709
                                                ----------     ----------     ----------    ----------     ----------    ----------

Retained Earnings
 Balance at beginning of year ..............       (49,681)      (658,926)        19,556      (126,554)        38,040      (777,565)
  Net income ...............................        21,709         95,644         15,170         1,607          9,289       143,419
  Cash dividends -
    CG .....................................             -              -              -             -              -             -
    Subsidiaries (to CG) ...................        20,973         46,422         13,450             -          7,002        87,847
  Other ....................................             -              -              -             -              -             -
                                                ----------     ----------     ----------    ----------     ----------    ----------
 Balance at end of year ....................       (48,945)      (609,704)        21,276      (124,947)        40,327      (721,993)
                                                ----------     ----------     ----------    ----------     ----------    ----------
Reacquired Capital Stock ...................             -              -              -             -              -             -

Unearned Employee Compensation
 Balance at beginning of year ..............             -              -              -             -              -             -
  Adjustment ...............................             -              -              -             -              -             -
                                                ----------     ----------     ----------    ----------     ----------    ----------
 Balance at end of year ....................             -              -              -             -              -             -
                                                ----------     ----------     ----------    ----------     ----------    ----------

TOTAL COMMON STOCK EQUITY ..................       227,524        902,369        103,725        15,641         64,307     1,313,566
                                                ==========     ==========     ==========    ==========     ==========    ==========

(a) CLG includes one subsidiary as noted in Item 1. Consolidating financial statements of CLG are presented herewith in Item 10, Exhibits F-1C through F-6C.

F-5 (3 of 5)


                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                         F-5 Page 3
                                                     CMD           CPA           COS           COH            CG           Total
                                                  ----------    ----------    ----------    ----------    ----------     ----------
Common Stock
 Balance at beginning of year ................         7,092        68,628        50,305       119,240       506,202        751,467
  Common stock issued -
    Subsidiaries .............................         3,000        16,500             -             -             -         19,500
    Dividend reinvestment plan ...............             -             -             -             -             -              -
    Long-term incentive plan .................             -             -             -             -         3,096          3,096
    Public offering ..........................             -             -             -             -        43,338         43,338
  Recapitalization -
    Reduction in par value ...................             -             -             -             -             -              -

                                                  ----------    ----------    ----------    ----------    ----------     ----------
 Balance at end of year ......................        10,092        85,128        50,305       119,240       552,636        817,401
                                                  ----------    ----------    ----------    ----------    ----------     ----------

Additional Paid in Capital
 Balance at beginning of year ................             -             -         2,969             -       595,786        598,755
  Common stock issued -
    Subsidiaries .............................             -             -             -             -             -              -
    Dividend reinvestment plan ...............             -             -             -             -             -              -
    Long-term incentive plan .................             -             -             -             -         9,927          9,927
    Public offering ..........................             -             -             -             -       137,504        137,504
    Other ....................................             -             -             -             -             -              -
  Recapitalization -
    Debt issuance ............................             -             -             -             -             -              -
    Dividends paid ...........................             -             -             -             -             -              -
    Capital contributions ....................             -             -             -             -             -              -
    Reduction in par value ...................             -             -             -             -             -              -

                                                  ----------    ----------    ----------    ----------    ----------     ----------
 Balance at end of year ......................             -             -         2,969             -       743,217        746,186
                                                  ----------    ----------    ----------    ----------    ----------     ----------

Retained Earnings
 Balance at beginning of year ................        10,940       110,655        48,700       248,268        69,828        488,391
  Net income .................................         2,609        28,606        12,693        45,717       221,641        311,266
  Common stock dividends -
    CG .......................................             -             -             -             -        32,212         32,212
    Subsidiaries (to CG) .....................         1,741        14,824             -        22,656                       39,221
  Other ......................................             -             -             -             -             -              -

                                                  ----------    ----------    ----------    ----------    ----------     ----------
 Balance at end of year ......................        11,808       124,437        61,393       271,329       259,257        728,224
                                                  ----------    ----------    ----------    ----------    ----------     ----------
Reacquired Capital Stock .....................             -             -             -             -             -              -

Unearned Employee Compensation
 Balance at beginning of year ................             -             -             -             -             -              -
  Adjustment .................................             -             -             -             -        (1,459)        (1,459)

                                                  ----------    ----------    ----------    ----------    ----------     ----------
 Balance at end of year ......................             -             -             -             -             -              -
                                                  ----------    ----------    ----------    ----------    ----------     ----------

TOTAL COMMON STOCK EQUITY ....................        21,900       209,565       114,667       390,569     1,553,651      2,290,352
                                                  ==========    ==========    ==========    ==========    ==========     ==========

F-5 (4 of 5)


                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                         F-1 Page 4
                                      CS           CIC          CES (a)        CPC            CPI           Total
                                  ----------    ----------    ----------    ----------     ----------    ----------
Common Stock
 Balance at beginning of year         13,000             -         4,197         3,900          2,000        23,097
  Common stock issued -
    Subsidiaries .............             -           120             -             -              -           120
    Dividend reinvestment plan             -             -             -             -              -             -
    Long-term incentive plan .             -             -             -             -              -             -
    Public offering ..........             -             -             -             -              -             -
  Recapitalization -
    Reduction in par value ...             -             -             -             -              -             -

                                  ----------    ----------    ----------    ----------     ----------    ----------
 Balance at end of year ......        13,000           120         4,197         3,900          2,000        23,217
                                  ----------    ----------    ----------    ----------     ----------    ----------

Additional Paid in Capital
 Balance at beginning of year              -             -        26,336             -            398        26,734
  Common stock issued -
    Subsidiaries .............             -           880             -             -              -           880
    Dividend reinvestment plan             -             -             -             -              -             -
    Long-term incentive plan .             -             -             -             -              -             -
    Public offering ..........             -             -             -             -              -             -
    Other ....................             -             -             -             -              -             -
  Recapitalization -
    Debt issuance ............             -             -             -             -              -             -
    Dividends paid ...........             -             -             -             -              -             -
    Capital contributions ....             -             -             -         1,940              -         1,940
    Reduction in par value ...             -             -             -             -              -             -


                                  ----------    ----------    ----------    ----------     ----------    ----------
 Balance at end of year ......             -           880        26,336         1,940            398        29,554
                                  ----------    ----------    ----------    ----------     ----------    ----------

Retained Earnings
 Balance at beginning of year            176             -         7,379        (2,048)         7,405        12,912
  Net income .................         2,025            89         3,415           692          2,987         9,208
  Common stock dividends -
    CG .......................             -             -             -             -              -             -
    Subsidiaries (to CG) .....         2,028             -             -             -          1,346         3,374
  Other ......................             -             -             -             -              -             -

                                  ----------    ----------    ----------    ----------     ----------    ----------
 Balance at end of year ......           173            89        10,794        (1,356)         9,046        18,746
                                  ----------    ----------    ----------    ----------     ----------    ----------
Reacquired Capital Stock .....             -             -             -             -              -             -

Unearned Employee Compensation
 Balance at beginning of year              -             -             -             -              -             -
  Adjustment .................             -             -             -             -              -             -

                                  ----------    ----------    ----------    ----------     ----------    ----------
 Balance at end of year ......             -             -             -             -              -             -
                                  ----------    ----------    ----------    ----------     ----------    ----------

TOTAL COMMON STOCK EQUITY ....        13,173         1,089        41,327         4,484         11,444        71,517
                                  ==========    ==========    ==========    ==========     ==========    ==========

(a) CES includes two subsidiaries as noted in Item 1. Consolidating financial statements of CES are presented herewith in Item 10, Exhibits F-1D through F-6D.

F-5 (5 of 5)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                         F-5 Page 5
                                                               TVC (a)        TCC (a)         CAT           CNS (a)        Total
                                                             ----------     ----------     ----------     ----------     ----------
Common Stock
 Balance at beginning of year ...........................        15,293          1,000             82            600         16,975
  Common stock issued -
    Subsidiaries ........................................             -              -              -              -              -
    Dividend reinvestment plan ..........................             -              -              -              -              -
    Long-term incentive plan ............................             -              -              -              -              -
    Public offering .....................................             -              -              -              -              -
  Recapitalization -
    Reduction in par value ..............................             -              -              -              -              -

                                                             ----------     ----------     ----------     ----------     ----------
 Balance at end of year .................................        15,293          1,000             82            600         16,975
                                                             ----------     ----------     ----------     ----------     ----------

Additional Paid in Capital
 Balance at beginning of year ...........................        42,802          1,075              -              -         43,877
  Common stock issued -
    Subsidiaries ........................................             -              -              -              -              -
    Dividend reinvestment plan ..........................             -              -              -              -              -
    Long-term incentive plan ............................             -              -              -              -              -
    Public offering .....................................             -              -              -              -              -
    Other ...............................................             -              -              -              -              -
  Recapitalization -
    Debt issuance .......................................             -              -              -              -              -
    Dividends paid ......................................             -              -              -              -              -
    Capital contributions ...............................             -          1,075          1,483              -          2,558
    Reduction in par value ..............................             -              -              -              -              -

                                                             ----------     ----------     ----------     ----------     ----------
 Balance at end of year .................................        42,802          1,075          1,483              -         45,360
                                                             ----------     ----------     ----------     ----------     ----------

Retained Earnings
 Balance at beginning of year ...........................       (18,242)          (358)          (888)             -        (19,488)
  Net income ............................................         1,700            (70)           (20)           (47)         1,563
  Common stock dividends -
    CG ..................................................             -              -              -              -              -
    Subsidiaries (to CG) ................................             -              -              -              -              -
  Other .................................................             -              -              -              -              -

                                                             ----------     ----------     ----------     ----------     ----------
 Balance at end of year .................................       (16,542)          (428)          (908)           (47)       (17,925)
                                                             ----------     ----------     ----------     ----------     ----------
Reacquired Capital Stock ................................             -              -              -              -              -

Unearned Employee Compensation
 Balance at beginning of year ...........................             -              -              -              -              -
  Adjustment ............................................             -              -              -              -              -

                                                             ----------     ----------     ----------     ----------     ----------
 Balance at end of year .................................             -              -              -              -              -
                                                             ----------     ----------     ----------     ----------     ----------

TOTAL COMMON STOCK EQUITY ...............................        41,553          1,647            657            553         44,410
                                                             ==========     ==========     ==========     ==========     ==========

(a) TCC and CNS include on subsidiary and TVC includes twelve subsidiaries as noted in Item 1. Consolidating financial statements of TCC, CNS and TVC are presented herewith in Item 10, Exhibits F-1B through F-6B and F-1A through F-6A, respectively.

F-6 (1 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                            Consoli-
                                                   F-6        F-6          F-6        F-6                    dating     Consoli-
                                                 Page 2      Page 3      Page 4      Page 5     Combined    Entries        dated
                                                --------    --------    --------    --------    --------    --------    --------
Net Cash From Operations (See F-6 Page
   6 for detail) ............................    586,229    (119,259)      5,489      (2,166)    470,293      (7,509)    462,784
                                                --------    --------    --------    --------    --------    --------    --------
Investment Activities
  Capital expenditures ......................   (165,832)   (139,424)    (11,216)       (230)   (316,702)        293    (316,409)
  Sale of partnership interest ..............      2,700     187,854           -           -     190,554           -     190,554
  Other investments - net ...................      1,729           -           -      12,533      14,262           -      14,262
                                                --------    --------    --------    --------    --------    --------    --------
Net Investment Activities ...................   (161,403)     48,430     (11,216)     12,303    (111,886)        293    (111,593)
                                                --------    --------    --------    --------    --------    --------    --------

Financing Activities
  Dividends paid ............................    (87,847)     59,012      (3,375)          -     (32,210)         (1)    (32,211)
  Issuance (retirement) of revolving
    credit agreement ........................          -     (88,879)          -           -     (88,879)          -     (88,879)
  Capital contributions .....................          -           -           -           -           -           -           -
  Retirement of long-term debt ..............   (252,534)    (92,367)      2,579           -    (342,322)    (58,658)   (400,980)
  Issuance of common stock -
    Issued by Registrant ....................          -     250,792           -           -     250,792           -     250,792
    Issued by Subsidiary to Registrant ......      8,000     (34,600)     26,000         600           -           -           -
  Issuance of long-term debt -
    Issued by Registrant ....................          -           -           -           -           -           -           -
    Issued by Subsidiary to Registrant ......          -           -           -           -           -           -           -
  Net short-term intrasystem financing ......    (48,713)    174,749      (1,650)          -     124,386    (124,386)          -
  Increase (decrease) in
    short-term debt and other
    financing activities ....................    (27,215)    (13,098)      2,269           -     (38,044)          2     (38,042)
                                                --------    --------    --------    --------    --------    --------    --------
Net Financing Activities ....................   (408,309)    255,609      25,823         600    (126,277)   (183,043)   (309,320)
                                                --------    --------    --------    --------    --------    --------    --------

Increase in cash and
   temporary cash investments ...............     16,517     184,780      20,096      10,737     232,130    (190,259)     41,871
Cash and temporary cash investments at
 beginning of year ..........................     46,464      47,433       9,870       9,723     113,490    (105,525)      7,965
                                                --------    --------    --------    --------    --------    --------    --------
Cash and temporary cash investments at
 end of year (a) ............................     62,981     232,213      29,966      20,460     345,620    (295,784)     49,836
                                                --------    --------    --------    --------    --------    --------    --------
Supplemental Disclosures of
 Cash Flow Information
  Cash paid for interest ....................     65,789      13,904       1,812        (716)     80,789           -      80,789
  Cash paid for income taxes (net of refunds)   (166,040)     59,303      11,897       1,490     (93,350)          -     (93,350)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

F-6 (2 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                         F-6 Page 2
                                                      CNR           TCO           CGT          CLG (b)        CKY           Total
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Net Cash From Operations (See F-6 Page
  7 for detail) ................................       31,151       541,081        30,889        (8,503)       (8,389)      586,229
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Investment Activities
  Capital expenditures .........................      (11,136)     (118,516)      (25,354)            -       (10,826)     (165,832)
  Sale of partnership interest .................            -             -         2,700             -             -         2,700
  Other investments - net ......................            -             -             -         1,729             -         1,729
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Net Investment Activities ......................      (11,136)     (118,516)      (22,654)        1,729       (10,826)     (161,403)
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Financing Activities
  Dividends paid ...............................      (20,973)      (46,422)      (13,450)            -        (7,002)      (87,847)
  Issuance (retirement) of
    revolving credit agreement .................            -             -             -             -             -             -
  Capital contributions ........................            -             -             -             -             -             -
  Retirement of long-term debt .................       (5,909)     (257,098)       (1,752)            -        12,225      (252,534)
  Issuance of common stock -
    Issued by Registrant .......................            -             -             -             -             -             -
    Issued by Subsidiary to Registrant .........            -             -             -             -         8,000         8,000
  Issuance of long-term debt -
    Issued by Registrant .......................            -             -             -             -             -             -
    Issued by Subsidiary to Registrant .........            -             -             -             -             -             -
  Net short-term intrasystem financing .........            -       (54,000)            -             -         5,287       (48,713)
  Increase (decrease) in short-term
   debt and other financing activities .........            -       (26,293)       (2,063)            -         1,141       (27,215)

                                                   ----------    ----------    ----------    ----------    ----------    ----------
Net Financing Activities .......................      (26,882)     (383,813)      (17,265)            -        19,651      (408,309)
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Increase in cash and
  temporary cash investments ...................       (6,867)       38,752        (9,030)       (6,774)          436        16,517
Cash and temporary cash investments at
 beginning of year .............................       23,429         1,006        10,266        11,321           442        46,464
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Cash and temporary cash investments at
 end of year (a) ...............................       16,562        39,758         1,236         4,547           878        62,981
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Supplemental Disclosures of
 Cash Flow Information
  Cash paid for interest .......................        2,918        53,523         5,831          (219)        3,736        65,789
  Cash paid for income taxes (net of refunds) ..       10,614      (209,848)       30,056           396         2,742      (166,040)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

(b) CLG includes one subsidiary as noted in Item 1. Consolidating financial statements of CLG are presented herewith in Item 10, Exhibits F-1C through F-6C.

F-6 (3 of 10)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                               Consolidating Statement of Cash Flows
                                                    Year Ended December 31, 1996
                                     (Not Covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                                                                                                         F-6 Page 3
                                                      COH           CMD           CPA           COS            CG          Total
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Net Cash From Operations (See F-6
  Page 8 for detail) ...........................      (45,039)        1,190       (23,955)       (3,172)      (48,283)     (119,259)
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Investment Activities
  Capital expenditures .........................      (72,634)       (4,938)      (26,727)      (35,125)            -      (139,424)
  Sale of partnership interest .................            -             -             -             -       187,854       187,854
  Other investments - net ......................            -             -             -             -             -             -
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Net Investment Activities ......................      (72,634)       (4,938)      (26,727)      (35,125)      187,854        48,430
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Financing Activities
  Dividends paid ...............................      (22,656)       (1,741)      (14,823)            -        98,232        59,012
  Issuance (retirement) of
   revolving credit agreement ..................            -             -             -             -       (88,879)      (88,879)
  Capital contributions ........................            -             -             -             -             -             -
  Retirement of long-term debt .................       59,769         3,989        20,874        25,955      (202,954)      (92,367)
  Issuance of common stock -
    Issued by Registrant .......................            -             -             -             -       250,792       250,792
    Issued by Subsidiary to Registrant .........            -         3,000        16,500             -       (54,100)      (34,600)
  Issuance of long-term debt -
    Issued by Registrant .......................            -             -             -             -             -             -
    Issued by Subsidiary to Registrant .........            -             -             -             -             -             -
  Net short-term intrasystem financing .........       85,288        (2,027)       26,645        10,843        54,000       174,749
  Increase (decrease) in short-term
   debt and other financing activities .........       (3,104)          447         1,616         1,475       (13,532)      (13,098)
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Net Financing Activities .......................      119,297         3,668        50,812        38,273        43,559       255,609
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Increase in cash and
 temporary cash investments ....................        1,624           (80)          130           (24)      183,130       184,780
Cash and temporary cash investments at
 beginning of year .............................        4,182           117         1,225           673        41,236        47,433
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Cash and temporary cash investments at
 end of year (a) ...............................        5,806            37         1,355           649       224,366       232,213
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Supplemental Disclosures of
 Cash Flow Information
  Cash paid for interest .......................       29,801         1,283        13,405         7,504       (38,089)       13,904
  Cash paid for income taxes (net of refunds) ..       35,099         2,108        11,537         1,972         8,587        59,303

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

F-6 (4 of 10)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                               Consolidating Statement of Cash Flows
                                                    Year Ended December 31, 1996
                                     (Not Covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                                                                                                         F-6 Page 4
                                                        CS           CIC         CES (b)        CPC           CPI          Total
                                                    ----------    ----------   ----------    ----------    ----------    ----------
Net Cash From Operations (See F-6 Page 9
  for detail) ...................................       17,055         4,547      (23,196)          712         6,371         5,489
                                                    ----------    ----------   ----------    ----------    ----------    ----------
Investment Activities
  Capital expenditures ..........................       (5,196)            -         (805)         (799)       (4,416)      (11,216)
  Sale of partnership interest ..................            -             -            -             -             -             -
  Other investments - net .......................            -             -            -             -             -             -

                                                    ----------    ----------   ----------    ----------    ----------    ----------
Net Investment Activities .......................       (5,196)            -         (805)         (799)       (4,416)      (11,216)
                                                    ----------    ----------   ----------    ----------    ----------    ----------

Financing Activities
  Dividends paid ................................       (2,029)            -            -             -        (1,346)       (3,375)
  Issuance (retirement) of
   revolving credit agreement ...................            -             -            -             -             -             -
  Capital contributions .........................            -             -            -             -             -             -
  Retirement of long-term debt ..................          (78)            -         (169)         (434)        3,260         2,579
  Issuance of common stock -
    Issued by Registrant ........................            -             -            -             -             -             -
    Issued by Subsidiary to Registrant ..........            -         1,000       25,000             -             -        26,000
  Issuance of long-term debt -
    Issued by Registrant ........................            -             -            -             -             -             -
    Issued by Subsidiary to Registrant ..........            -             -            -             -             -             -
  Net short-term intrasystem financing ..........            -             -            -           708        (2,358)       (1,650)
  Increase (decrease) in short-term
   debt and other financing activities ..........        1,371             -        1,406          (116)         (392)        2,269
                                                    ----------    ----------   ----------    ----------    ----------    ----------
Net Financing Activities ........................         (736)        1,000       26,237           158          (836)       25,823
                                                    ----------    ----------   ----------    ----------    ----------    ----------

Increase in cash and
 temporary cash investments .....................       11,123         5,547        2,236            71         1,119        20,096
Cash and temporary cash investments at
 beginning of year ..............................        7,377             -        1,824            50           619         9,870
                                                    ----------    ----------   ----------    ----------    ----------    ----------
Cash and temporary cash investments at
 end of year (a) ................................       18,500         5,547        4,060           121         1,738        29,966
                                                    ----------    ----------   ----------    ----------    ----------    ----------
Supplemental Disclosures of
 Cash Flow Information
  Cash paid for interest ........................        1,485             -         (767)          221           873         1,812
  Cash paid for income taxes (net of refunds) ...        6,421             -        2,804           466         2,206        11,897

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

(b) CES includes two subsidiaries as noted in Item 1. Consolidating financial statements of CES are presented herewith in Item 10, Exhibits F-1D through F-6D.

F-6 (5 of 10)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                                Consolidating Statement of Cash Flows
                                                    Year Ended December 31, 1996
                                      (Not Covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                                                                                                         F-6 Page 5
                                                                   TVC (b)       TCC (b)        CAT          CNS (b)        Total
                                                                 ----------    ----------    ----------    ----------    ----------
Net Cash From Operations (See F-6
  Page 10 for detail) ........................................       (2,171)           29             4           (28)       (2,166)
                                                                 ----------    ----------    ----------    ----------    ----------

Investment Activities
  Capital expenditures .......................................            -             -             -          (230)         (230)
  Sale of partnership interest ...............................            -             -             -             -             -
  Other investments - net ....................................       12,533             -             -             -        12,533

                                                                 ----------    ----------    ----------    ----------    ----------
Net Investment Activities ....................................       12,533             -             -          (230)       12,303

                                                                 ----------    ----------    ----------    ----------    ----------

Financing Activities
  Dividends paid .............................................            -             -             -             -             -
  Issuance (retirement) of
   revolving credit agreement ................................            -             -             -             -             -
  Capital contributions ......................................            -             -             -             -             -
  Retirement of long-term debt ...............................            -             -             -             -             -
  Issuance of common stock -
    Issued by Registrant .....................................            -             -             -             -             -
    Issued by Subsidiary to Registrant .......................            -             -             -           600           600
  Issuance of long-term debt -
    Issued by Registrant .....................................            -             -             -             -             -
    Issued by Subsidiary to Registrant .......................            -             -             -             -             -
  Net short-term intrasystem financing .......................            -             -             -             -             -
  Increase (decrease) in short-term
   debt and other financing activities .......................            -             -             -             -             -

                                                                 ----------    ----------    ----------    ----------    ----------
Net Financing Activities .....................................            -             -             -           600           600

                                                                 ----------    ----------    ----------    ----------    ----------

Increase in cash and temporary cash investments ..............       10,362            29             4           342        10,737
Cash and temporary cash investments at
 beginning of year ...........................................        8,995            79           649             -         9,723

                                                                 ----------    ----------    ----------    ----------    ----------
Cash and temporary cash investments at
 end of year (a) .............................................       19,357           108           653           342        20,460

                                                                 ----------    ----------    ----------    ----------    ----------
Supplemental Disclosures of Cash
 Flow Information
  Cash paid for interest .....................................         (680)            -           (36)            -          (716)
  Cash paid for income taxes (net of refunds) ................        1,566           (42)          (34)            -         1,490

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

(b) TVC includes twelve subsidiaries and both TCC and CNS include one subsidiary as noted in Item 1. Consolidating financial statements of TVC, TCC and CNS are presented herewith in Item 10, Exhibits F-1A through F-6A, F-1B through F-6B and F-1E through F-6E, respectively.

F-6 (5 of 10)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                                Consolidating Statement of Cash Flows
                                                    Year Ended December 31, 1996
                                      (Not Covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                                                                                                  F-6 Page 5
                                                              TVC (b)       TCC (b)       CAT         CNS (b)     Total
                                                             -------        ------        ----        ------      -------
Net Cash From Operations (See F-6 Page 10 for detail)         (2,171)          29            4          (28)         (2,166)
                                                             -------         ----         ----         ----         -------

Investment Activities
  Capital expenditures ..............................              -            -            -         (230)           (230)
  Sale of partnership interest ......................              -            -            -            -               -
  Other investments - net ...........................         12,533            -            -            -          12,533

                                                             -------         ----         ----         ----         -------
Net Investment Activities ...........................         12,533            -            -         (230)         12,303

                                                             -------         ----         ----         ----         -------

Financing Activities
  Dividends paid ....................................              -            -            -            -               -
  Issuance (retirement) of revolving credit agreement              -            -            -            -               -
  Capital contributions .............................              -            -            -            -               -
  Retirement of long-term debt ......................              -            -            -            -               -
  Issuance of common stock -
    Issued by Registrant ............................              -            -            -            -               -
    Issued by Subsidiary to Registrant ..............              -            -            -          600             600
  Issuance of long-term debt -
    Issued by Registrant ............................              -            -            -            -               -
    Issued by Subsidiary to Registrant ..............              -            -            -            -               -
  Net short-term intrasystem financing ..............              -            -            -            -               -
  Increase (decrease) in short-term debt and other
   financing activities .............................              -            -            -            -               -

                                                             -------         ----         ----         ----         -------
Net Financing Activities ............................              -            -            -          600             600

                                                             -------         ----         ----         ----         -------

Increase in cash and temporary cash investments .....         10,362           29            4          342          10,737
Cash and temporary cash investments at
 beginning of year ..................................          8,995           79          649            -           9,723

                                                             -------         ----         ----         ----         -------
Cash and temporary cash investments at
 end of year (a) ....................................         19,357          108          653          342          20,460

                                                             -------         ----         ----         ----         -------
Supplemental Disclosures of Cash Flow Information
  Cash paid for interest ............................           (680)           -          (36)           -            (716)
  Cash paid for income taxes (net of refunds) .......          1,566          (42)         (34)           -           1,490

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet. (b) TVC includes twelve subsidiaries and both TCC and CNS include one subsidiary as noted in Item 1. Consolidating financial statements of TVC, TCC and CNS are presented herewith in Item 10, Exhibits F-1A through F-6A, F-1B through F-6B and F-1E through F-6E, respectively.

F-6 (6 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                           Consoli-
                                                        F-6        F-6        F-6      F-6                  dating     Consoli-
                                                       Page 7     Page 8     Page 9   Page 10   Combined    Entries     dated
                                                      --------   --------   --------   ------   --------   --------   --------
Net Income Reconciliation
  Net income (loss) ................................   143,419    311,266     11,654    1,563    467,902   (246,261)   221,641
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries         -   (238,027)         -        -   (238,027)   238,027          -
    Depreciation and depletion .....................   136,441     67,529      8,757        3    212,730      2,410    215,140
    Deferred income taxes ..........................    29,126     48,282        631      193     78,232       (175)    78,057
    Reapplication of SFAS 71 .......................         -          -          -        -          -          -          -
  Other - net ......................................    12,544    (12,771)    (3,471)  (3,897)    (7,595)    (3,116)   (10,711)
  Changes in Components of working capital:
    Accounts receivable ............................   287,875    (36,423)  (143,229)    (479)   107,744   (171,993)   (64,249)
    Income tax refunds receivable ..................         -          -          -        -          -    271,532    271,532
    Gas inventory ..................................    (6,299)   (59,274)         -        -    (65,573)         -    (65,573)
    Prepayments ....................................    (1,872)      (774)   (15,991)       -    (18,637)     2,299    (16,338)
    Accounts payable ...............................     3,186    (61,507)   144,468      408     86,555     74,201    160,756
    Accrued taxes ..................................   (19,747)    28,027     (3,391)    (719)     4,170    (89,676)   (85,506)
    Accrued interest ...............................       506      1,016         32      127      1,681    (73,135)   (71,454)
    Estimated rate refunds .........................    55,204    (37,395)         -        -     17,809          -     17,809
    Estimated supplier obligations .................   (63,241)         -          -        -    (63,241)         -    (63,241)
    Under/Overrecovered gas costs ..................   (18,740)  (127,539)         -        -   (146,279)         -   (146,279)
    Exchange gas payable ...........................    35,969     20,260          -        -     56,229     (9,323)    46,906
    Other working capital ..........................    (8,142)   (21,929)     6,029      635    (23,407)    (2,299)   (25,706)
                                                      --------   --------   --------   ------   --------   --------   --------

Net Cash From Operations ...........................   586,229   (119,259)     5,489   (2,166)   470,293     (7,509)   462,784
                                                      ========   ========   ========   ======   ========   ========   ========

F-6 (7 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                          F-6 Page 7
                                                          CNR           TCO           CGT        CLG (a)       CKY         Total
                                                         -------      --------      -------      ------      -------      --------
Net Income Reconciliation
  Net income .......................................      21,709        95,644       15,170       1,607        9,289       143,419
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries           -             -            -           -            -             -
    Depreciation and depletion .....................      26,945        80,845       21,767           -        6,884       136,441
    Deferred income taxes ..........................      (6,726)       24,276        1,937        (259)       9,898        29,126
    Reapplication of SFAS 71 .......................           -             -            -           -            -             -
  Other - net ......................................        (654)       17,644         (764)     (2,083)      (1,599)       12,544
  Changes in Components of working capital:
    Accounts receivable ............................      (4,434)      306,748      (10,023)        148       (4,564)      287,875
    Gas inventory ..................................           -             -            -           -       (6,299)       (6,299)
    Prepayments ....................................        (577)       (1,270)         (46)          3           18        (1,872)
    Accounts payable ...............................         543        (9,013)       4,298        (123)       7,481         3,186
    Accrued taxes ..................................       5,398        (3,883)     (16,397)        661       (5,526)      (19,747)
    Accrued interest ...............................         860          (266)        (295)         33          174           506
    Estimated rate refunds .........................           -        59,034          460           -       (4,290)       55,204
    Estimated supplier obligations .................           -       (63,241)           -           -            -       (63,241)
    Under/Overrecovered gas costs ..................           -             -            -           -      (18,740)      (18,740)
    Exchange gas payable ...........................           -        29,156        5,403           -        1,410        35,969
    Other working capital ..........................     (11,913)        5,407        9,379      (8,490)      (2,525)       (8,142)
                                                         -------      --------      -------      ------      -------      --------

Net Cash From Operations ...........................      31,151       541,081       30,889      (8,503)      (8,389)      586,229
                                                         =======      ========      =======      ======      =======      ========

(a) CLG includes one subsidiary as noted in Item 1. Consolidating financial statements of CLG are presented herewith in Item 10, Exhibits F-1C through F-6C.

F-6 (8 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                                         F-6 Page 8
                                                           COH         CMD         CPA           COS          CG           Total
                                                         -------      ------      -------      -------      --------      --------
Net Income Reconciliation
  Net income (loss) ................................      45,717       2,609       28,606       12,693       221,641       311,266
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries           -           -            -            -      (238,027)     (238,027)
    Depreciation and depletion .....................      42,203       2,493       14,363        8,470        67,529
    Deferred income taxes ..........................      33,477         113       25,113        9,883       (20,304)       48,282
    Reapplication of SFAS 71 .......................           -           -            -            -             -             -
  Other - net ......................................     (18,100)        110       (4,565)      (3,409)       13,193       (12,771)
  Changes in Components of working capital:
    Accounts receivable ............................     (46,350)     (2,315)     (14,955)      (1,443)       28,640       (36,423)
    Gas inventory ..................................     (26,926)     (2,159)     (24,185)      (6,004)            -       (59,274)
    Prepayments ....................................        (562)        (80)         250         (324)          (58)         (774)
    Accounts payable ...............................      41,000       2,865       20,890        2,915      (129,177)      (61,507)
    Accrued taxes ..................................     (35,653)       (932)      (7,053)      (4,333)       75,998        28,027
    Accrued interest ...............................         696           1          270            3            46         1,016
    Estimated rate refunds .........................     (17,258)     (1,014)     (13,648)      (5,475)            -       (37,395)
    Estimated supplier obligations .................           -           -            -            -             -             -
    Under/Overrecovered gas costs ..................     (58,342)       (668)     (55,934)     (12,595)            -      (127,539)
    Exchange gas payable ...........................      20,556         331        3,145       (3,772)            -        20,260
    Other working capital ..........................     (25,497)       (164)       3,748          219          (235)      (21,929)
                                                         -------      ------      -------      -------      --------      --------

Net Cash From Operations ...........................     (45,039)      1,190      (23,955)      (3,172)      (48,283)     (119,259)
                                                         =======      ======      =======      =======      ========      ========

F-6 (9 of 10)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                          F-6 Page 9
                                                            CS           CIC         CES (a)        CPC        CPI          Total
                                                         -------       ------       --------       ----       ------       --------
Net Income Reconciliation
  Net income (loss) ................................       4,471           89          3,415        692        2,987         11,654
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries           -            -              -          -            -              -
    Depreciation and depletion .....................       5,711            -            329        765        1,952          8,757
    Deferred income taxes ..........................         174         (133)           (56)       (83)         729            631
    Reapplication of SFAS 71 .......................           -            -              -          -            -              -
  Other - net ......................................      (5,544)           -          1,715       (278)         636         (3,471)
  Changes in Components of working capital:
    Accounts receivable ............................         304            -       (139,721)      (304)      (3,508)      (143,229)
    Gas inventory ..................................           -            -              -          -            -              -
    Prepayments ....................................         272          (33)       (16,405)        (4)         179        (15,991)
    Accounts payable ...............................      12,205           29        125,189        388        6,657        144,468
    Accrued taxes ..................................      (3,013)         181            581         42       (1,182)        (3,391)
    Accrued interest ...............................          20            -              4          8            -             32
    Estimated rate refunds .........................           -            -              -          -            -              -
    Estimated supplier obligations .................           -            -              -          -            -              -
    Under/Overrecovered gas costs ..................           -            -              -          -            -              -
    Exchange gas payable ...........................           -            -              -          -            -              -
    Other working capital ..........................       2,455        4,414          1,753       (514)      (2,079)         6,029
                                                         -------       ------       --------       ----       ------       --------

Net Cash From Operations ...........................      17,055        4,547        (23,196)       712        6,371          5,489
                                                         =======       ======       ========       ====       ======       ========

(a) CES includes two subsidiaries as noted in Item 1. Consolidating financial statements of CES are presented herewith in Item 10, Exhibits F-1D through F-6D.

F-6 (10 of 10)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                      F-6 Page 10
                                                              TVC (a)        TCC (a)         CAT         CNS (a)         Total
                                                              ------         -------         ---         -------         ------
Net Income Reconciliation
  Net income (loss) ................................           1,700           (70)          (20)          (47)           1,563
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries               -             -             -             -                -
    Depreciation and depletion .....................               -             -             -             3                3
    Deferred income taxes ..........................             181            35             5           (28)             193
    Reapplication of SFAS 71 .......................               -             -             -             -                -
  Other - net ......................................          (3,986)           96            (2)           (5)          (3,897)
  Changes in Components of working capital:
    Accounts receivable ............................            (455)            -             4           (28)            (479)
    Gas inventory ..................................               -             -             -             -                -
    Prepayments ....................................               -             -             -             -                -
    Accounts payable ...............................             347             -             -            61              408
    Accrued taxes ..................................            (705)          (32)           17             1             (719)
    Accrued interest ...............................             127             -             -             -              127
    Estimated rate refunds .........................               -             -             -             -                -
    Estimated supplier obligations .................               -             -             -             -                -
    Under/Overrecovered gas costs ..................               -             -             -             -                -
    Exchange gas payable ...........................               -             -             -             -                -
    Other working capital ..........................             620             -             -            15              635
                                                              ------           ---           ---           ---           ------

Net Cash From Operations ...........................          (2,171)           29             4           (28)          (2,166)
                                                              ======           ===           ===           ===           ======

(a) TVC includes twelve subsidiaries and both TCC and CNS include one subsidiary as noted in Item 1. Consolidating financial statements of TVC, TCC and CNS are presented herewith in Item 10, Exhibits F-1A through F-6A, F-1B through F-6B and F-1E through F-6E, respectively.

F-1A (1 of 6)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                               F-1A           F-1A                      Consolidating        TVC
                                                              Page 2         Page 3       Combined         Entries      Consolidated
                                                              ------         ------       --------         -------      ------------
                              ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....              -              -              -               -               -
  Accumulated depreciation and depletion ............              -              -              -               -               -
                                                              ------         ------         ------         -------          ------
  Net Gas Utility and Other Plant ...................              -              -              -               -               -
                                                              ------         ------         ------         -------          ------
  Gas and oil producing properties, full cost method               -              -              -               -               -
  Accumulated depletion .............................              -              -              -               -               -
                                                              ------         ------         ------         -------          ------
  Net Gas and Oil Producing Properties ..............              -              -              -               -               -
                                                              ------         ------         ------         -------          ------
Net Property, Plant, and Equipment ..................              -              -              -               -               -
                                                              ------         ------         ------         -------          ------

Investments and Other Assets
  Accounts receivable - noncurrent ..................              -              -              -               -               -
  Unconsolidated affiliates .........................         16,250         12,850         29,100               -          29,100
  Assets held for sale ..............................              -              -              -               -               -
  Other .............................................              -              -              -               -               -
                                                              ------         ------         ------         -------          ------
Total Investments and Other Assets ..................         16,250         12,850         29,100               -          29,100

Investments in Subsidiaries
  Capital stock .....................................         18,680              -         18,680         (18,680)              -
  Equity in undistributed earnings of
   subsidiaries .....................................          4,989              -          4,989          (4,989)              -
  Notes receivable ..................................            804              -            804            (804)              -
  Other investments .................................              -              -              -               -               -
  Other receivables - TCO ...........................              -              -              -               -               -
                                                              ------         ------         ------         -------          ------
Total Investments in Subsidiaries ...................         24,473              -         24,473         (24,473)              -
                                                              ------         ------         ------         -------          ------

Current Assets
  Cash and temporary cash investments ...............          1,331             40          1,371               -           1,371
  Accounts receivable, net
    Customers .......................................              -              -              -               -               -
    Intercompany ....................................         17,154            926         18,080               -          18,080
    Other ...........................................            907             14            921               -             921
  Income tax refunds ................................              -              -              -               -               -
  Gas inventory .....................................              -              -              -               -               -
  Other inventories, at average cost ................              -              -              -               -               -
  Prepayments .......................................             31              -             31               -              31
  Other .............................................            114             37            151               -             151
                                                              ------         ------         ------         -------          ------
Total Current Assets ................................         19,537          1,017         20,554               -          20,554
                                                              ------         ------         ------         -------          ------
Deferred Charges ....................................            567              -            567               -             567
                                                              ------         ------         ------         -------          ------
TOTAL ASSETS ........................................         60,827         13,867         74,694         (24,473)         50,221
                                                              ======         ======         ======         =======          ======

F-1A (2 of 6)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                        F-1A Page 2
                                                         BGC      BLC      GGC    GLC       PGC       PLC        TVC       Total
                                                        -----    -----    ----    ----    ------     ------     ------    ------
                              ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost ....        -        -       -       -         -          -          -         -
  Accumulated depreciation and depletion ...........        -        -       -       -         -          -          -         -
                                                        -----    -----    ----    ----    ------     ------     ------    ------

  Net Gas Utility and Other Plant ..................        -        -       -       -         -          -          -         -
                                                        -----    -----    ----    ----    ------     ------     ------    ------

  Gas and oil producing properties, full cost method        -        -       -       -         -          -          -         -
  Accumulated depletion ............................        -        -       -       -         -          -          -         -
                                                        -----    -----    ----    ----    ------     ------     ------    ------

  Net Gas and Oil Producing Properties .............        -        -       -       -         -          -          -         -
                                                        -----    -----    ----    ----    ------     ------     ------    ------

Net Property, Plant, and Equipment .................        -        -       -       -         -          -          -         -
                                                        -----    -----    ----    ----    ------     ------     ------    ------

Investments and Other Assets
  Accounts receivable - noncurrent .................        -        -       -       -         -          -          -         -
  Unconsolidated affiliates ........................    1,772    4,133       -       -     3,104      7,241          -    16,250
  Assets held for sale .............................        -        -       -       -         -          -          -         -
  Other ............................................        -        -       -       -         -          -          -         -
                                                        -----    -----    ----    ----    ------     ------     ------    ------

Total Investments and Other Assets .................    1,772    4,133       -       -     3,104      7,241          -    16,250
                                                        -----    -----    ----    ----    ------     ------     ------    ------

Investments in Subsidiaries
  Capital stock ....................................        -        -       -       -         -          -     18,680    18,680
  Equity in undistributed earnings of
   subsidiaries ....................................        -        -       -       -         -          -      4,989     4,989
  Notes receivable .................................        -        -       -       -         -          -        804       804
  Other investments ................................        -        -       -       -         -          -          -         -
  Other receivables - TCO ..........................        -        -       -       -         -          -          -         -
                                                        -----    -----    ----    ----    ------     ------     ------    ------

Total Investments in Subsidiaries ..................        -        -       -       -         -          -     24,473    24,473
                                                        -----    -----    ----    ----    ------     ------     ------    ------

Current Assets
  Cash and temporary cash investments ..............        1        5       -       -         1          4      1,320     1,331
  Accounts receivable, net
    Customers ......................................        -        -       -       -         -          -          -         -
    Intercompany ...................................       25       69       -       -       319        793     15,948    17,154
    Other ..........................................        2        3       -       -         2          5        895       907
  Income tax refund ................................        -        -       -       -         -          -          -         -
  Gas inventory ....................................        -        -       -       -         -          -          -         -
  Other inventories, at average cost ...............        -        -       -       -         -          -          -         -
  Prepayments ......................................        -        -       -       -         -          -         31        31
  Other ............................................        -        -       -       -        (1)        (1)       116       114
                                                        -----    -----    ----    ----    ------     ------     ------    ------

Total Current Assets ...............................       28       77       -       -       321        801     18,310    19,537
                                                        -----    -----    ----    ----    ------     ------     ------    ------

Deferred Charges ...................................        -        -       -       -         -          -        567       567
                                                        -----    -----    ----    ----    ------     ------     ------    ------
TOTAL ASSETS .......................................    1,800    4,210       -       -     3,425      8,042     43,350    60,827
                                                        =====    =====    ====    ====    ======     ======     ======    ======

F-1A (3 of 6)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                        F-1A Page 3
                                                           VGC       VLC          RL         FC       TVC9      TVC10     Total
                                                           ---      ------       -----      ----      ----      ----      ------
                              ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....        -           -           -         -         -         -           -
  Accumulated depreciation and depletion ............        -           -           -         -         -         -           -
                                                           ---      ------       -----      ----      ----      ----      ------
  Net Gas Utility and Other Plant ...................        -           -           -         -         -         -           -
                                                           ---      ------       -----      ----      ----      ----      ------

  Gas and oil producing properties, full cost method         -           -           -         -         -         -           -
  Accumulated depletion .............................        -           -           -         -         -         -           -
                                                           ---      ------       -----      ----      ----      ----      ------

  Net Gas and Oil Producing Properties ..............        -           -           -         -         -         -           -
                                                           ---      ------       -----      ----      ----      ----      ------

Net Property, Plant, and Equipment ..................        -           -           -         -         -         -           -
                                                           ---      ------       -----      ----      ----      ----      ------

Investments and Other Assets
  Accounts receivable - noncurrent ..................        -           -           -         -         -         -           -
  Unconsolidated affiliates .........................      645       5,803       6,402         -         -         -      12,850
  Assets held for sale ..............................        -           -           -         -         -         -           -
  Other .............................................        -           -           -         -         -         -           -
                                                           ---      ------       -----      ----      ----      ----      ------

Total Investments and Other Assets ..................      645       5,803       6,402         -         -         -      12,850
                                                           ---      ------       -----      ----      ----      ----      ------

Investments in Subsidiaries
  Capital stock .....................................        -           -           -         -         -         -           -
  Equity in undistributed earnings of
   subsidiaries .....................................        -           -           -         -         -         -           -
  Notes receivable ..................................        -           -           -         -         -         -           -
  Other investments .................................        -           -           -         -         -         -           -
  Other receivables - TCO ...........................        -           -           -         -         -         -           -
                                                           ---      ------       -----      ----      ----      ----      ------

Total Investments in Subsidiaries ...................        -           -           -         -         -         -           -
                                                           ---      ------       -----      ----      ----      ----      ------

Current Assets
  Cash and temporary cash investments ...............        -           4          36         -         -         -          40
  Accounts receivable, net
    Customers .......................................        -           -           -         -         -         -           -
    Intercompany ....................................       59         343         524         -         -         -         926
    Other ...........................................        1          10           3         -         -         -          14
  Income tax refunds ................................        -           -           -         -         -         -           -
  Gas inventory .....................................        -           -           -         -         -         -           -
  Other inventories, at average cost ................        -           -           -         -         -         -           -
  Prepayments .......................................        -           -           -         -         -         -           -
  Other .............................................        -          (4)         41         -         -         -          37
                                                           ---      ------       -----      ----      ----      ----      ------

Total Current Assets ................................       60         353         604         -         -         -       1,017
                                                           ---      ------       -----      ----      ----      ----      ------

Deferred Charges ....................................        -           -           -         -         -         -           -
                                                           ---      ------       -----      ----      ----      ----      ------

TOTAL ASSETS ........................................      705       6,156       7,006         -         -         -      13,867
                                                           ===      ======       =====      ====      ====      ====      ======

F-1A (4 of 6)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                            F-1A            F-1A                     Consolidating         TVC
              CAPITALIZATION AND LIABILITIES               Page 5          Page 6       Combined         Entries       Consolidated
                                                           -------         ------       --------         -------       -----------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding)               -              -              -               -               -
    Subsidiaries - common stock ...................         15,460            203         15,663            (370)         15,293
    Additional paid in capital ....................         53,499          7,613         61,112         (18,310)         42,802
    Retained earnings .............................        (12,586)         1,033        (11,553)         (4,989)        (16,542)
    Unearned employee compensation ................              -              -              -               -               -
                                                           -------         ------        -------         -------         -------
  Total common stock equity .......................         56,373          8,849         65,222         (23,669)         41,553

  Long-term debt ..................................              -              -              -               -               -
  Installment promissory notes payable ............              -              -              -               -               -
  Other intercompany notes and loans ..............              -              -              -               -               -
                                                           -------         ------        -------         -------         -------

Total Capitalization ..............................         56,373          8,849         65,222         (23,669)         41,553
                                                           -------         ------        -------         -------         -------

Current Liabilities
  Debt obligations ................................              -              -              -               -               -
  Accounts and drafts payable .....................            814              -            814               -             814
  Intercompany notes and loans - current maturities              -              -              -               -               -
  Intercompany short-term loans ...................              -            804            804            (804)              -
  Intercompany accounts payable ...................             86              -             86               -              86
  Accrued taxes ...................................          1,432             61          1,493               -           1,493
  Accrued interest ................................            279            123            402               -             402
  Estimated rate refunds ..........................              -              -              -               -               -
  Estimated supplier obligations ..................              -              -              -               -               -
  Transportation and exchange gas payable .........              -              -              -               -               -
  Deferred income taxes ...........................              -              -              -               -               -
  Other ...........................................          1,132              -          1,132               -           1,132
                                                           -------         ------        -------         -------         -------
Total Current Liabilities .........................          3,743            988          4,731            (804)          3,927
                                                           -------         ------        -------         -------         -------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................            564          4,030          4,594               -           4,594
  Investment tax credits ..........................              -              -              -               -               -
  Postretirement benefits other than pensions .....            111              -            111               -             111
  Other ...........................................             36              -             36               -              36
                                                           -------         ------        -------         -------         -------
Total Other Liabilities and Deferred Credits ......            711          4,030          4,741               -           4,741
                                                           -------         ------        -------         -------         -------

TOTAL CAPITALIZATION AND LIABILITIES ..............         60,827         13,867         74,694         (24,473)         50,221
                                                           =======         ======        =======         =======         =======

F-1A (5 of 6)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                         F-1A Page 5
           CAPITALIZATION AND LIABILITIES              BGC       BLC      GGC      GLC       PGC        PLC        TVC       Total
                                                      ------    ------    ----    ------    ------    -------    -------    -------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding)         -         -       -         -         -          -          -          -
    Subsidiaries - common stock ...................        3         3      10        75        75          1     15,293     15,460
    Additional paid in capital ....................    1,747     3,998      97     4,855         -         --     42,802     53,499
    Retained earnings .............................      (82)     (264)   (107)   (4,930)    2,700      6,639    (16,542)   (12,586)
    Unearned employee compensation ................        -         -       -         -         -          -          -          -
                                                      ------    ------    ----    ------    ------    -------    -------    -------

  Total common stock equity .......................    1,668     3,737       -         -     2,775      6,640     41,553     56,373

  Long-term debt ..................................        -         -       -         -         -          -          -          -
  Installment promissory notes payable ............        -         -       -         -         -          -          -          -
  Other intercompany notes and loans ..............        -         -       -         -         -          -          -          -
                                                      ------    ------    ----    ------    ------    -------    -------    -------

Total Capitalization ..............................    1,668     3,737       -         -     2,775      6,640     41,553     56,373
                                                      ------    ------    ----    ------    ------    -------    -------    -------

Current Liabilities
  Debt obligations ................................        -         -       -         -         -          -          -          -
  Accounts and drafts payable .....................        -         -       -         -         -          -        814        814
  Intercompany notes and loans - current maturities        -         -       -         -         -          -          -          -
  Intercompany short-term loans ...................        -         -       -         -         -          -          -          -
  Intercompany accounts payable ...................        -         -       -         -         -          -         86         86
  Accrued taxes ...................................      (24)      (56)      -         -       (35)       (87)     1,634      1,432
  Accrued interest ................................        -         -       -         -         -          -        279        279
  Estimated rate refunds ..........................        -         -       -         -         -          -          -          -
  Estimated supplier obligations ..................        -         -       -         -         -          -          -          -
  Transportation and exchange gas payable .........        -         -       -         -         -          -          -          -
  Deferred income taxes ...........................        -         -       -         -         -          -          -          -
  Other ...........................................        -         -       -         -         -          -      1,132      1,132
                                                      ------    ------    ----    ------    ------    -------    -------    -------
Total Current Liabilities .........................      (24)      (56)      -         -       (35)       (87)     3,945      3,743
                                                      ------    ------    ----    ------    ------    -------    -------    -------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................      156       529       -         -       685      1,489     (2,295)       564
  Investment tax credits ..........................        -         -       -         -         -          -          -          -
  Postretirement benefits other than pensions .....        -         -       -         -         -          -        111        111
  Other ...........................................        -         -       -         -         -          -         36         36
                                                      ------    ------    ----    ------    ------    -------    -------    -------
Total Other Liabilities and Deferred Credits ......      156       529       -         -       685      1,489     (2,148)       711
                                                      ------    ------    ----    ------    ------    -------    -------    -------


TOTAL CAPITALIZATION AND LIABILITIES ..............    1,800     4,210       -         -     3,425      8,042     43,350     60,827
                                                      ======    ======    ====    ======    ======    =======    =======    =======

F-1A (6 of 6)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                        F-1A Page 6
                  CAPITALIZATION AND LIABILITIES          VGC         VLC          RL        FC        TVC9      TVC10      Total
                                                         ----       ------       -----      ----       ----      ----      ------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding)          -            -           -         -          -         -           -
    Subsidiaries - common stock ...................        68           60           -        75          -         -         203
    Additional paid in capital ....................       725        6,001           -       887          -         -       7,613
    Retained earnings .............................      (103)         (31)      2,129      (962)         -         -       1,033
    Unearned employee compensation ................         -            -           -         -          -         -           -
                                                         ----       ------       -----      ----       ----      ----      ------

  Total common stock equity .......................       690        6,030       2,129         -          -         -       8,849

  Long-term debt ..................................         -            -           -         -          -         -           -
  Installment promissory notes payable ............         -            -           -         -          -         -           -
  Other intercompany notes and loans ..............         -            -           -         -          -         -           -
                                                         ----       ------       -----      ----       ----      ----      ------

Total Capitalization ..............................       690        6,030       2,129         -          -         -       8,849
                                                         ----       ------       -----      ----       ----      ----      ------

Current Liabilities
  Debt obligations ................................         -            -           -         -          -         -           -
  Accounts and drafts payable .....................         -            -           -         -          -         -           -
  Intercompany notes and loans - current maturities         -            -           -         -          -         -           -
  Intercompany short-term loans ...................         -            -         804         -          -         -         804
  Intercompany accounts payable ...................         -            -           -         -          -         -           -
  Accrued taxes ...................................       (23)        (211)        295         -          -         -          61
  Accrued interest ................................         -            -         123         -          -         -         123
  Estimated rate refunds ..........................         -            -           -         -          -         -           -
  Estimated supplier obligations ..................         -            -           -         -          -         -           -
  Transportation and exchange gas payable .........         -            -           -         -          -         -           -
  Deferred income taxes ...........................         -            -           -         -          -         -           -
  Other ...........................................         -            -           -         -          -         -           -
                                                         ----       ------       -----      ----       ----      ----      ------
Total Current Liabilities .........................       (23)        (211)      1,222         -          -         -         988
                                                         ----       ------       -----      ----       ----      ----      ------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................        38          337       3,655         -          -         -       4,030
  Investment tax credits ..........................         -            -           -         -          -         -           -
  Postretirement benefits other than pensions .....         -            -           -         -          -         -           -
  Other ...........................................         -            -           -         -          -         -           -
                                                         ----       ------       -----      ----       ----      ----      ------
Total Other Liabilities and Deferred Credits ......        38          337       3,655         -          -         -       4,030
                                                         ----       ------       -----      ----       ----      ----      ------


TOTAL CAPITALIZATION AND LIABILITIES ..............       705        6,156       7,006         -          -         -      13,867
                                                         ====       ======       =====      ====       ====      ====      ======

F-2A (1 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
          Consolidating Balance Sheet Entries as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                         Entry No. 3
                                                                        Entry No. 1       Entry No. 2    Adjust to
                                                                         Eliminate         Eliminate       Consoli-     Entry No. 4
                                                                        Intercompany      Subsidiary      dated Full   Elimination/
                                                            Total        Transactions       Equity         Cost Pool    Adjustments
                                                            -----        ------------       ------         ---------    -----------
                              ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....            -              -                 -              -             -
  Accumulated depreciation and depletion ............            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----
  Net Gas Utility and Other Plant ...................            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----

  Gas and oil producing properties, full cost method             -              -                 -              -             -
  Accumulated depletion .............................            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----
  Net Gas and Oil Producing Properties ..............            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----

Net Property, Plant, and Equipment ..................            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----

Investments and Other Assets
  Accounts receivable - noncurrent ..................            -              -                 -              -             -
  Unconsolidated affiliates .........................            -              -                 -              -             -
  Assets held for sale ..............................            -              -                 -              -             -
  Other .............................................            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----
Total Investments and Other Assets ..................            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----


Investments in Subsidiaries
  Capital stock .....................................      (18,680)             -           (18,680)             -             -
  Equity in undistributed earnings of
   subsidiaries .....................................       (4,989)             -            (4,989)             -             -
  Notes receivable ..................................         (804)          (804)                -              -             -
  Other investments .................................            -              -                 -              -             -
  Other receivables - TCO ...........................            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----
Total Investments in Subsidiaries ...................      (24,473)          (804)          (23,669)             -             -
                                                           -------           ----           -------           ----          ----


Current Assets
  Cash and temporary cash investments ...............            -              -                 -              -             -
  Accounts receivable, net
    Customers .......................................            -              -                 -              -             -
    Intercompany ....................................            -              -                 -              -             -
    Other ...........................................            -              -                 -              -             -
  Income tax refunds ................................            -              -                 -              -             -
  Gas inventory .....................................            -              -                 -              -             -
  Other inventories, at average cost ................            -              -                 -              -             -
  Prepayments .......................................            -              -                 -              -             -
  Other .............................................            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----
Total Current Assets ................................            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----

Deferred Charges ....................................            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----

TOTAL ASSETS ........................................      (24,473)          (804)          (23,669)             -             -
                                                           =======           ====           =======           ====          ====

F-2A (2 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
          Consolidating Balance Sheet Entries as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                        Entry No. 3
                                                                         Entry No. 1     Entry No. 2     Adjust to
                                                                          Eliminate       Eliminate       Consoli-       Entry No. 4
                                                                        Intercompany     Subsidiary      dated Full     Elimination/
                  CAPITALIZATION AND LIABILITIES          Total         Transactions       Equity         Cost Pool     Adjustments
                                                          -----         ------------       ------         ---------     -----------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding)              -              -                 -              -             -
    Subsidiaries - common stock ...................          (370)             -              (370)             -             -
    Additional paid in capital ....................       (18,310)             -           (18,310)             -             -
    Retained earnings .............................        (4,989)             -            (4,989)             -             -
    Unearned employee compensation ................             -              -                 -              -             -
                                                          -------           ----           -------           ----          ----

  Total common stock equity .......................       (23,669)             -           (23,669)             -             -

  Long-term debt ..................................             -              -                 -              -             -
  Installment promissory notes payable ............             -              -                 -              -             -
  Other intercompany notes and loans ..............             -              -                 -              -             -
                                                          -------           ----           -------           ----          ----

Total Capitalization ..............................       (23,669)             -           (23,669)             -             -
                                                          -------           ----           -------           ----          ----

Current Liabilities
  Debt obligations ................................             -              -                 -              -             -
  Accounts and drafts payable .....................             -              -                 -              -             -
  Intercompany notes and loans - current maturities             -              -                 -              -             -
  Intercompany short-term loans ...................          (804)          (804)                -              -             -
  Intercompany accounts payable ...................             -              -                 -              -             -
  Accrued taxes ...................................             -              -                 -              -             -
  Accrued interest ................................             -              -                 -              -             -
  Estimated rate refunds ..........................             -              -                 -              -             -
  Estimated supplier obligations ..................             -              -                 -              -             -
  Transportation and exchange gas payable .........             -              -                 -              -             -
  Deferred income taxes ...........................             -              -                 -              -             -
  Other ...........................................             -              -                 -              -             -
                                                          -------           ----           -------           ----          ----
Total Current Liabilities .........................          (804)          (804)                -              -             -
                                                          -------           ----           -------           ----          ----

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................             -              -                 -              -             -
  Investment tax credits ..........................             -              -                 -              -             -
  Postretirement benefits other than pensions .....             -              -                 -              -             -
  Other ...........................................             -              -                 -              -             -
                                                          -------           ----           -------           ----          ----
Total Other Liabilities and Deferred Credits ......             -              -                 -              -             -
                                                          -------           ----           -------           ----          ----

TOTAL CAPITALIZATION AND LIABILITIES ..............       (24,473)          (804)          (23,669)             -             -
                                                          =======           ====           =======           ====          ====

F-3A (1 of 3)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
                       Consolidating Statement of Income
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                 F-3A               F-3A                            Consolidating          TVC
                                                 Page 2            Page 3           Combined           Entries         Consolidated
                                                 ------            ------           --------           -------         ------------
Operating Revenues
  Gas sales ..........................                -                 -                  -                 -                 -
  Transportation .....................                -                 -                  -                 -                 -
  Storage ............................                -                 -                  -                 -                 -
  Other ..............................            8,712             2,224             10,936            (3,605)            7,331
                                                 ------            ------            -------            ------            ------
Total Operating Revenues .............            8,712             2,224             10,936            (3,605)            7,331
                                                 ------            ------            -------            ------            ------

Operating Expenses
  Products purchased .................                -                 -                  -                 -                 -
  Operation ..........................            5,685               168              5,853              (581)            5,272
  Maintenance ........................                -                 -                  -                 -                 -
  Depreciation and depletion .........               40                 -                 40                 -                40
  Other taxes ........................              182                 -                182                 -               182
                                                 ------            ------            -------            ------            ------

Total Operating Expenses .............            5,907               168              6,075              (581)            5,494
                                                 ------            ------            -------            ------            ------


Operating Income (Loss) ..............            2,805             2,056              4,861            (3,024)            1,837
                                                 ------            ------            -------            ------            ------

Other Income (Deductions)
  Interest income and other, net .....            1,268               103              1,371              (141)            1,230
  Interest expense and related charges             (228)             (148)              (376)              141              (235)
                                                 ------            ------            -------            ------            ------

Total Other Income (Deductions) ......            1,040               (45)               995                 -               995
                                                 ------            ------            -------            ------            ------


Income (Loss) before Income Taxes ....            3,845             2,011              5,856            (3,024)            2,832
Income Taxes .........................              425               707              1,132                 -             1,132
                                                 ------            ------            -------            ------            ------


Net Income (Loss) ....................            3,420             1,304              4,724            (3,024)            1,700
                                                 ======            ======            =======            ======            ======

F-3A (2 of 3)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
                       Consolidating Statement of Income
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                         F-3A Page 2
                                            BGC        BLC        GGC       GLC        PGC          PLC          TVC         Total
                                            ----       ----       ----      ----      ------       ------       ------       ------
Operating Revenues
  Gas sales ..........................         -          -          -         -           -            -            -            -
  Transportation .....................         -          -          -         -           -            -            -            -
  Storage ............................         -          -          -         -           -            -            -            -
  Other ..............................      (196)      (458)         -         -       1,193        2,782        5,391        8,712
                                            ----       ----       ----      ----      ------       ------       ------       ------

Total Operating Revenues .............      (196)      (458)         -         -       1,193        2,782        5,391        8,712
                                            ----       ----       ----      ----      ------       ------       ------       ------

Operating Expenses
  Products purchased .................         -          -          -         -           -            -            -            -
  Operation ..........................        43        102          -         -          89          208        5,243        5,685
  Maintenance ........................         -          -          -         -           -            -            -            -
  Depreciation and depletion .........         -          -          -         -           -            -           40           40
  Other taxes ........................        (4)        48          -         -           -            -          138          182
                                            ----       ----       ----      ----      ------       ------       ------       ------

Total Operating Expenses .............        39        150          -         -          89          208        5,421        5,907
                                            ----       ----       ----      ----      ------       ------       ------       ------


Operating Income (Loss) ..............      (235)      (608)         -         -       1,104        2,574          (30)       2,805
                                            ----       ----       ----      ----      ------       ------       ------       ------

Other Income (Deductions)
  Interest income and other, net .....        39         91          -         -           2            4        1,132        1,268
  Interest expense and related charges         -          -          -         -         (12)         (26)        (190)        (228)
                                            ----       ----       ----      ----      ------       ------       ------       ------

Total Other Income (Deductions) ......        39         91          -         -         (10)         (22)         942        1,040
                                            ----       ----       ----      ----      ------       ------       ------       ------


Income (Loss) before Income Taxes ....      (196)      (517)         -         -       1,094        2,552          912        3,845
Income Taxes .........................       (67)      (176)         -         -         464          992         (788)         425
                                            ----       ----       ----      ----      ------       ------       ------       ------


Net Income (Loss) ....................      (129)      (341)         -         -         630        1,560        1,700        3,420
                                            ====       ====       ====      ====      ======       ======       ======       ======

F-3A (3 of 3)

                                       THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                       Tristar Ventures Corporation and Subsidiaries
                                             Consolidating Statement of Income
                                                Year Ended December 31, 1996
                                 (Not Covered by Report of Independent Public Accountants)
                                                       ($ Thousands)



                                                                                                                    F-3A Page 3
                                              VGC       VLC          RL            FC         TVC9       TVC10        Total
                                              ---       ---          --            --         ----       -----        -----
Operating Revenues
  Gas sales ..........................         -          -             -            -           -           -             -
  Transportation .....................         -          -             -            -           -           -             -
  Storage ............................         -          -             -            -           -           -             -
  Other ..............................        87        787         1,350            -           -           -         2,224
                                              --        ---        ------         ----        ----        ----        ------

Total Operating Revenues .............        87        787         1,350            -           -           -         2,224
                                              --        ---        ------         ----        ----        ----        ------

Operating Expenses
  Products purchased .................         -          -             -            -           -           -             -
  Operation ..........................        10         98            60            -           -           -           168
  Maintenance ........................         -          -             -            -           -           -             -
  Depreciation and depletion .........         -          -             -            -           -           -             -
  Other taxes ........................         -          -             -            -           -           -             -
                                              --        ---        ------         ----        ----        ----        ------

Total Operating Expenses .............        10         98            60            -           -           -           168
                                              --        ---        ------         ----        ----        ----        ------


Operating Income (Loss) ..............        77        689         1,290            -           -           -         2,056
                                              --        ---        ------         ----        ----        ----        ------

Other Income (Deductions)
  Interest income and other, net .....         9         86             8            -           -           -           103
  Interest expense and related charges         -          -          (148)           -           -           -          (148)
                                              --        ---        ------         ----        ----        ----        ------

Total Other Income (Deductions) ......         9         86          (140)           -           -           -           (45)
                                              --        ---        ------         ----        ----        ----        ------


Income (Loss) before Income Taxes ....        86        775         1,150            -           -           -         2,011
Income Taxes .........................        30        273           404            -           -           -           707
                                              --        ---        ------         ----        ----        ----        ------


Net Income (Loss) ....................        56        502           746            -           -           -         1,304
                                              ==        ===        ======         ====        ====        ====        ======

F-4A (1 of 1)

                                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                 Tristar Ventures Corporation and Subsidiaries
                                   Consolidating Statement of Income Entries
                                          Year Ended December 31, 1996
                           (Not Covered by Report of Independent Public Accountants)
                                                 ($ Thousands)

                                                                                                      Entry No. 3
                                                                   Entry No. 1      Entry No. 2       Adjust to
                                                                    Eliminate        Eliminate         Consoli-       Entry No. 4
                                                                  Intercompany      Subsidiary        dated Full      Elimination/
                                                   Total          Transactions        Equity          Cost Pool       Adjustments
                                                  ------          ------------      -----------       -----------     ------------
Operating Revenues
  Gas sales ..........................                 -                -                  -                -               -
  Transportation .....................                 -                -                  -                -               -
  Storage ............................                 -                -                  -                -               -
  Other ..............................            (3,605)               -             (3,605)               -               -
                                                  ------             ----             ------             ----            ----

Total Operating Revenues .............            (3,605)               -             (3,605)               -               -
                                                  ------             ----             ------             ----            ----

Operating Expenses
  Products purchased .................                 -                -                  -                -               -
  Operation ..........................              (581)               -               (581)               -               -
  Maintenance ........................                 -                -                  -                -               -
  Depreciation and depletion .........                 -                -                  -                -               -
  Other taxes ........................                 -                -                  -                -               -
                                                  ------             ----             ------             ----            ----

Total Operating Expenses .............              (581)               -               (581)               -               -
                                                  ------             ----             ------             ----            ----


Operating Income (Loss) ..............            (3,024)               -             (3,024)               -               -
                                                  ------             ----             ------             ----            ----

Other Income (Deductions)
  Interest income and other, net .....              (141)            (141)                 -                -               -
  Interest expense and related
  charges ............................               141              141                  -                -               -
                                                  ------             ----             ------             ----            ----

Total Other Income (Deductions) ......                 -                -                  -                -               -
                                                  ------             ----             ------             ----            ----


Income (Loss) before Income Taxes ....            (3,024)               -             (3,024)               -               -
Income Taxes .........................                 -                -                  -                -               -
                                                  ------             ----             ------             ----            ----

Net Income (Loss) ....................            (3,024)               -             (3,024)               -               -
                                                  ======             ====             ======             ====            ====

F-5A (1 of 3)

                                   THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                   Tristar Ventures Corporation and Subsidiaries
                                   Consolidating Statement of Common Stock Equity
                                            Year Ended December 31, 1996
                             (Not covered by Report of Independent Public Accountants)
                                                   ($ Thousands)

                                          F-5A               F-5A                                Consolidating            TVC
                                          Page 2             Page 3            Combined             Entries           Consolidated
                                          ------             ------            --------             -------           ------------
Common Stock
 Balance at beginning of year              15,460                203              15,663                (370)             15,293
  Common stock issued - ......                  -                  -                   -                   -                   -
    Subsidiaries .............                  -                  -                   -                   -                   -
    Dividend reinvestment plan                  -                  -                   -                   -                   -
    Long-term incentive plan .                  -                  -                   -                   -                   -
    Public offering ..........                  -                  -                   -                   -                   -
  Recapitalization -
    Reduction in par value ...                  -                  -                   -                   -                   -
                                          -------             ------             -------             -------             -------
 Balance at end of year ......             15,460                203              15,663                (370)             15,293
                                          -------             ------             -------             -------             -------

Additional Paid in Capital
 Balance at beginning of
   year ......................             57,248              8,713              65,961             (23,159)             42,802
  Common stock issued -
    Subsidiaries .............                  -                  -                   -                   -                   -
    Dividend reinvestment
      plan ...................                  -                  -                   -                   -                   -
    Long-term incentive plan .                  -                  -                   -                   -                   -
    Public offering ..........                  -                  -                   -                   -                   -
    Other ....................                  -                  -                   -                   -                   -
  Recapitalization -
    Debt issuance ............                  -                  -                   -                   -                   -
    Dividends paid ...........             (3,749)            (1,100)             (4,849)              4,849                   -
    Capital contributions ....                  -                  -                   -                   -                   -
                                          -------             ------             -------             -------             -------
 Balance at end of year ......             53,499              7,613              61,112             (18,310)             42,802
                                          -------             ------             -------             -------             -------

Retained Earnings
 Balance at beginning of
   year ......................            (16,006)              (271)            (16,277)             (1,965)            (18,242)
  Net income (loss) ..........              3,420              1,304               4,724              (3,024)              1,700
  Common stock dividends - ...                  -                  -                   -                   -                   -
    CG .......................                  -                  -                   -                   -                   -
    Subsidiaries (to CG) .....                  -                  -                   -                   -                   -
  Other ......................                  -                  -                   -                   -                   -
                                          -------             ------             -------             -------             -------

 Balance at end of year ......            (12,586)             1,033             (11,553)             (4,989)            (16,542)
                                          -------             ------             -------             -------             -------

Unearned Employee Compensation
 Balance at beginning of
   year ......................                  -                  -                   -                   -                   -
  Adjustment .................                  -                  -                   -                   -                   -
                                          -------             ------             -------             -------             -------
 Balance at end of year ......                  -                  -                   -                   -                   -
                                          -------             ------             -------             -------             -------

TOTAL COMMON STOCK EQUITY ....             56,373              8,849              65,222             (23,669)             41,553
                                          =======             ======             =======             =======             =======

F-5A (2 of 3)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES Tristar Ventures Corporation and Subsidiaries
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                        F-5A Page 2
                                     BGC         BLC         GGC          GLC         PGC        PLC         TVC          Total
                                   ------       ------       ----       ------       -----      -----      -------       -------
Common Stock
  Balance at beginning of year           3            3         10           75          75          1       15,293        15,460
  Common stock issued -
    Subsidiaries .............           -            -          -            -           -          -            -             -
    Dividend reinvestment plan           -            -          -            -           -          -            -             -
    Long-term incentive plan .           -            -          -            -           -          -            -             -
    Public offering ..........           -            -          -            -           -          -            -             -
  Recapitalization -
    Reduction in par value ...           -            -          -            -           -          -            -             -
                                    ------       ------       ----       ------       -----      -----      -------       -------
  Balance at end of year .....           3            3         10           75          75          1       15,293        15,460
                                    ------       ------       ----       ------       -----      -----      -------       -------

Additional Paid in Capital
  Balance at beginning of year       2,847        6,647         97        4,855           -          -       42,802        57,248
  Common stock issued -
    Subsidiaries .............           -            -          -            -           -          -            -             -
    Dividend reinvestment plan           -            -          -            -           -          -            -             -
    Long-term incentive plan .           -            -          -            -           -          -            -             -
    Public offering ..........           -            -          -            -           -          -            -             -
    Other ....................           -            -          -            -           -          -            -             -
  Recapitalization -
    Debt issuance ............           -            -          -            -           -          -            -             -
    Dividends paid ...........      (1,100)      (2,649)         -            -           -          -            -        (3,749)
    Capital contributions ....           -            -          -            -           -          -            -             -
                                    ------       ------       ----       ------       -----      -----      -------       -------
  Balance at end of year .....       1,747        3,998         97        4,855           -          -       42,802        53,499
                                    ------       ------       ----       ------       -----      -----      -------       -------

Retained Earnings
  Balance at beginning of year          47           77       (107)      (4,930)      2,070      5,079      (18,242)      (16,006)
  Net income (loss) ..........        (129)        (341)         -            -         630      1,560        1,700         3,420
  Common stock dividends - ...           -            -          -            -           -          -            -             -
    CG .......................           -            -          -            -           -          -            -             -
    Subsidiaries (to CG) .....           -            -          -            -           -          -            -             -
  Other ......................           -            -          -            -           -          -            -             -
                                    ------       ------       ----       ------       -----      -----      -------       -------
  Balance at end of year .....         (82)        (264)      (107)      (4,930)      2,700      6,639      (16,542)      (12,586)
                                    ------       ------       ----       ------       -----      -----      -------       -------

Unearned Employee Compensation
  Balance at beginning of year           -            -          -            -           -          -            -             -
    Adjustment ...............           -            -          -            -           -          -            -             -
                                    ------       ------       ----       ------       -----      -----      -------       -------
  Balance at end of year .....           -            -          -            -           -          -            -             -
                                    ------       ------       ----       ------       -----      -----      -------       -------

TOTAL COMMON STOCK EQUITY ....       1,668        3,737          -            -       2,775      6,640       41,553        56,373
                                    ======       ======       ====       ======       =====      =====      =======       =======

F-5A (3 of 3)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES Tristar Ventures Corporation and Subsidiaries
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                          ($ Thousands)


                                                                                                                         F-5A Page 3
                                       VGC             VLC             RL           FC           TVC9        TVC10         Total
                                       ----          ------          -----         ----          ----        -----         ------
Common Stock
  Balance at beginning of year           68              60              -           75             -            -            203
  Common stock issued -
    Subsidiaries .............            -               -              -            -             -            -              -
    Dividend reinvestment plan            -               -              -            -             -            -              -
    Long-term incentive plan .            -               -              -            -             -            -              -
    Public offering ..........            -               -              -            -             -            -              -
  Recapitalization -
    Reduction in par value ...            -               -              -            -             -            -              -
                                       ----          ------          -----         ----          ----         ----         ------
  Balance at end of year .....           68              60              -           75             -            -            203
                                       ----          ------          -----         ----          ----         ----         ------

Additional Paid in Capital
  Balance at beginning of year          825           7,001              -          887             -            -          8,713
  Common stock issued -
    Subsidiaries .............            -               -              -            -             -            -              -
    Dividend reinvestment plan            -               -              -            -             -            -              -
    Long-term incentive plan .            -               -              -            -             -            -              -
    Public offering ..........            -               -              -            -             -            -              -
    Other ....................            -               -              -            -             -            -              -
  Recapitalization -
    Debt issuance ............            -               -              -            -             -            -              -
    Dividends paid ...........         (100)         (1,000)             -            -             -            -         (1,100)
    Capital contributions ....            -               -              -            -             -            -              -
                                       ----          ------          -----         ----          ----         ----         ------
  Balance at end of year .....          725           6,001              -          887             -            -          7,613
                                       ----          ------          -----         ----          ----         ----         ------

Retained Earnings
  Balance at beginning of year         (159)           (533)         1,383         (962)            -            -           (271)
  Net income (loss) ..........           56             502            746            -             -            -          1,304
  Common stock dividends -
    CG .......................            -               -              -            -             -            -              -
    Subsidiaries (to CG) .....            -               -              -            -             -            -              -
  Other ......................            -               -              -            -             -            -              -
                                       ----          ------          -----         ----          ----         ----         ------
  Balance at end of year .....         (103)            (31)         2,129         (962)            -            -          1,033
                                       ----          ------          -----         ----          ----         ----         ------

Unearned Employee Compensation
  Balance at beginning of year            -               -              -            -             -            -              -
    Adjustment ...............            -               -              -            -             -            -              -
                                       ----          ------          -----         ----          ----         ----         ------
  Balance at end of year .....            -               -              -            -             -            -              -
                                       ----          ------          -----         ----          ----         ----         ------

TOTAL COMMON STOCK EQUITY ....          690           6,030          2,129            -             -            -          8,849
                                       ====          ======          =====         ====          ====         ====         ======

F-6A (1 of 6)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                            F-6A            F-6A                      Consolidating        TVC
                                                           Page 2          Page 3         Combined        Entries      Consolidated
                                                           -------         -------        --------        -------      ------------
Net Cash From Operations (See F-6A Page 4 for detail)       (1,305)          2,158             853         (3,024)         (2,171)

Investment Activities
  Capital expenditures ..............................       12,533               -          12,533              -          12,533
  Sale of partnership interest ......................            -               -               -              -               -
  Other investments - net ...........................            -               -               -              -               -
                                                           -------         -------         -------         ------         -------

Net Investment Activities ...........................       12,533               -          12,533              -          12,533
                                                           -------         -------         -------         ------         -------


Financing Activities
  Dividends paid ....................................            -               -               -              -               -
  Issuance (retirement) of revolving credit agreement            -               -               -              -               -
  Capital contributions .............................            -               -               -              -               -
  Retirement of long-term debt ......................            -               -               -              -               -
  Issuance of common stock -
    Issued by Registrant ............................            -               -               -              -               -
    Issued by Subsidiary to Registrant ..............            -               -               -              -               -
  Issuance of long-term debt -
    Issued by Registrant ............................            -               -               -              -               -
    Issued by Subsidiary to Registrant ..............            -               -               -              -               -
  Net short-term intrasystem financing ..............            -               -               -              -               -
  Increase (decrease) in short-term debt and other
   financing activities .............................            -               -               -              -               -
                                                           -------         -------         -------         ------         -------

Net Financing Activities ............................            -               -               -              -               -


Increase in cash and temporary cash investments .....       11,228           2,158          13,386         (3,024)         10,362
Cash and temporary cash investments at
 beginning of year ..................................        5,496           8,862          14,358         (5,363)          8,995
                                                           -------         -------         -------         ------         -------

Cash and temporary cash investments at
 end of year (a) ....................................       16,724          11,020          27,744         (8,387)         19,357
                                                           =======         =======         =======         ======         =======

Supplemental Disclosures of Cash Flow Information
   Cash paid for interest ...........................         (615)            (65)           (680)             -            (680)
   Cash paid for income tax (net of refunds) ........        1,087             479           1,566              -           1,566

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

F-6A (2 of 6)

                                               THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                               Tristar Ventures Corporation and Subsidiaries
                                                   Consolidating Statement of Cash Flows
                                                        Year Ended December 31, 1996
                                         (Not Covered by Report of Independent Public Accountants)
                                                               ($ Thousands)

                                                                                                                     F-6A Page 2
                                                         BGC       BLC      GGC    GLC       PGC     PLC      TVC       Total
                                                        ------    ------    ---   ------    -----   -----   -------    -------
Net Cash From Operations (See F-6A Page 5 for
  detail)............................................      (77)     (199)     -        -      235     541    (1,805)    (1,305)

Investment Activities
  Capital expenditures ..............................        -         -      -        -        -       -    12,533     12,533
  Sale of partnership interest ......................        -         -      -        -        -       -         -          -
  Other investments - net ...........................        -         -      -        -        -       -         -          -
                                                        ------    ------    ---   ------    -----   -----   -------    -------

Net Investment Activities ...........................        -         -      -        -        -       -    12,533     12,533
                                                        ------    ------    ---   ------    -----   -----   -------    -------


Financing Activities
  Dividends paid ....................................        -         -      -        -        -       -         -          -
  Issuance (retirement) of revolving credit
    agreement........................................        -         -      -        -        -       -         -          -
  Capital contributions .............................        -         -      -        -        -       -         -          -
  Retirement of long-term debt ......................        -         -      -        -        -       -         -          -
  Issuance of common stock -
    Issued by Registrant ............................        -         -      -        -        -       -         -          -
    Issued by Subsidiary to Registrant ..............        -         -      -        -        -       -         -          -
  Issuance of long-term debt -
    Issued by Registrant ............................        -         -      -        -        -       -         -          -
    Issued by Subsidiary to Registrant ..............        -         -      -        -        -       -         -          -
  Net short-term intrasystem financing ..............        -         -      -        -        -       -         -          -
  Increase (decrease) in short-term debt and other
   financing activities .............................        -         -      -        -        -       -         -          -
                                                        ------    ------    ---   ------    -----   -----   -------    -------

Net Financing Activities ............................        -         -      -        -        -       -         -          -


Increase in cash and temporary cash investments .....      (77)     (199)     -        -      235     541    10,728     11,228
Cash and temporary cash investments at
 beginning of year ..................................   (1,695)   (3,706)   639   (1,846)   1,548   3,760     6,796      5,496
                                                        ------    ------    ---   ------    -----   -----   -------    -------

Cash and temporary cash investments at
 end of year (a) ....................................   (1,772)   (3,905)   639   (1,846)   1,783   4,301    17,524     16,724
                                                        ======    ======    ===   ======    =====   =====   =======    =======

Supplemental Disclosures of Cash Flow Information
   Cash paid for interest ...........................      (23)      (58)     -        -        -       -      (534)      (615)
   Cash paid for income tax (net of refunds) ........      (21)      (67)     -        -      185     471       519      1,087

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

F-6A (3 of 6)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                            Tristar Ventures Corporation and Subsidiaries
                                                Consolidating Statement of Cash Flows
                                                    Year Ended December 31, 1996
                                      (Not Covered by Report of Independent Public Accountants)
                                                            ($ Thousands)

                                                                                                                      F-6A Page 3
                                                          VGC        VLC          RL        FC       TVC9    TVC10      Total
                                                          ----      ------      ------      ---      ----    -----     -------
Net Cash From Operations (See F-6A Page 6 for
   detail)...........................................       90         781       1,287        -         -        -       2,158

Investment Activities
  Capital expenditures ..............................        -           -           -        -         -        -           -
  Sale of partnership interest ......................        -           -           -        -         -        -           -
  Other investments - net ...........................        -           -           -        -         -        -           -
                                                          ----      ------      ------      ---      ----     ----     -------

Net Investment Activities ...........................        -           -           -        -         -        -           -
                                                          ----      ------      ------      ---      ----     ----     -------


Financing Activities
  Dividends paid ....................................        -           -           -        -         -        -           -
  Issuance (retirement) of revolving credit agreement        -           -           -        -         -        -           -
  Capital contributions .............................        -           -           -        -         -        -           -
  Retirement of long-term debt ......................        -           -           -                                       -
  Issuance of common stock -                                                                  -         -        -           -
    Issued by Registrant ............................        -           -           -        -                  -
    Issued by Subsidiary to Registrant ..............        -           -           -        -
  Issuance of long-term debt -                                                                -         -        -           -
    Issued by Registrant ............................        -           -           -        -         -        -           -
    Issued by Subsidiary to Registrant ..............        -           -           -        -         -        -           -
  Net short-term intrasystem financing ..............        -           -           -        -         -        -           -
  Increase (decrease) in short-term debt and other
   financing activities .............................        -           -           -        -         -        -           -
                                                          ----      ------      ------      ---      ----     ----     -------

Net Financing Activities ............................        -           -           -        -         -        -           -


Increase in cash and temporary cash investments .....       90         781       1,287        -         -        -       2,158
Cash and temporary cash investments at
 beginning of year ..................................       47         421       8,408      (14)        -        -       8,862
                                                          ----      ------      ------      ---      ----     ----     -------

Cash and temporary cash investments at
 end of year (a) ....................................      137       1,202       9,695      (14)        -        -      11,020
                                                          ====      ======      ======      ===      ====     ====     =======


Supplemental Disclosures of Cash Flow Information
   Cash paid for interest ...........................       (6)        (56)         (3)       -         -        -         (65)
   Cash paid for income tax (net of refunds) ........      (10)        (94)        583        -         -        -         479

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

F-6A (4 of 6)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                           Tristar Ventures Corporation and Subsidiaries
                                               Consolidating Statement of Cash Flows
                                                    Year Ended December 31, 1996
                                     (Not Covered by Report of Independent Public Accountants)
                                                           ($ Thousands)


                                                             F-6A            F-6A                      Consolidating       TVC
                                                             Page 5         Page 6        Combined         Entries     Consolidated
                                                             ------         ------        --------         -------     ------------
Net Income Reconciliation
  Net income (loss) ................................          3,420          1,304          4,724          (3,024)          1,700
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries              -              -              -               -               -
    Depreciation and depletion .....................              -              -              -               -               -
    Deferred income taxes ..........................            (48)           229            181               -             181
    Reapplication of SFAS 71 .......................              -              -              -               -               -
  Other - net ......................................         (3,986)             -         (3,986)              -          (3,986)
  Changes in Components of working capital:
    Accounts receivable ............................           (455)             -           (455)              -            (455)
    Gas inventory ..................................              -              -              -               -               -
    Prepayments ....................................              -              -              -               -               -
    Accounts payable ...............................            347              -            347               -             347
    Accrued taxes ..................................         (1,291)           586           (705)              -            (705)
    Accrued interest ...............................             88             39            127               -             127
    Estimated rate refunds .........................              -              -              -               -               -
    Estimated supplier obligations
    Under/Overrecovered gas costs ..................              -              -              -               -               -
    Exchange gas payable ...........................              -              -              -               -               -
    Other working capital ..........................            620              -            620               -             620
                                                             ------          -----         ------          ------          ------

Net Cash From Operations ...........................         (1,305)         2,158            853          (3,024)         (2,171)
                                                             ======          =====         ======          ======          ======

F-6A (5 of 6)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                      F-6A Page 5
                                                         BGC     BLC       GGC    GLC     PGC       PLC        TVC       Total
                                                        ----     ----     ----    ----    ----     ------     ------     ------
Net Income Reconciliation
  Net income (loss) ................................    (129)    (341)       -       -     630      1,560      1,700      3,420
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries       -        -        -       -       -          -          -          -
    Depreciation and depletion .....................       -        -        -       -       -          -          -          -
    Deferred income taxes ..........................     (46)    (109)       -       -     215        472       (580)       (48)
    Reapplication of SFAS 71 .......................       -        -        -       -       -          -          -          -
  Other - net ......................................       -        -        -       -       -          -     (3,986)    (3,986)
  Changes in Components of working capital:
    Accounts receivable ............................       -        -        -       -       -          -       (455)      (455)
    Gas inventory ..................................       -        -        -       -       -          -          -          -
    Prepayments ....................................       -        -        -       -       -          -          -          -
    Accounts payable ...............................       -        -        -       -       -          -        347        347
    Accrued taxes ..................................     100      257        -       -    (609)    (1,487)       448     (1,291)
    Accrued interest ...............................      (2)      (6)       -       -      (1)        (4)       101         88
    Estimated rate refunds .........................       -        -        -       -       -          -          -          -
    Estimated supplier obligations .................       -        -        -       -       -          -          -          -
    Under/Overrecovered gas costs ..................       -        -        -       -       -          -          -          -
    Exchange gas payable ...........................       -        -        -       -       -          -          -          -
    Other working capital ..........................       -        -        -       -       -          -        620        620
                                                        ----     ----     ----    ----    ----     ------     ------     ------

Net Cash From Operations ...........................     (77)    (199)       -       -     235        541     (1,805)    (1,305)
                                                        ====     ====     ====    ====    ====     ======     ======     ======

F-6A (6 of 6)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                      F-6A Page 6
                                                         VGC        VLC         RL          FC       TVC9      TVC10     Total
                                                         ---       ----       ------       ----      ----      -----     -----
Net Income Reconciliation
  Net income (loss) ................................       56        502          746          -         -        -       1,304
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries        -          -            -          -         -         -          -
    Depreciation and depletion .....................        -          -            -          -         -         -          -
    Deferred income taxes ..........................       41        367         (179)         -         -         -        229
    Reapplication of SFAS 71 .......................        -          -            -          -         -         -          -
  Other - net ......................................        -          -            -          -         -         -          -
  Changes in Components of working capital:
    Accounts receivable ............................        -          -            -          -         -         -          -
    Gas inventory ..................................        -          -            -          -         -         -          -
    Prepayments ....................................        -          -            -          -         -         -          -
    Accounts payable ...............................        -          -            -          -         -         -          -
    Accrued taxes ..................................       (6)       (84)         676          -         -         -        586
    Accrued interest ...............................       (1)        (4)          44          -         -         -         39
    Estimated rate refunds .........................        -          -            -          -         -         -          -
    Estimated supplier obligations .................        -          -            -          -         -         -          -
    Under/Overrecovered gas costs ..................        -          -            -          -         -         -          -
    Exchange gas payable ...........................        -          -            -          -         -         -          -
    Other working capital ..........................        -          -            -          -         -         -          -
                                                          ---       ----       ------       ----      ----      ----      -----

Net Cash From Operations ...........................       90        781        1,287          -         -         -      2,158
                                                          ===       ====       ======       ====      ====      ====      =====

F-1B (1 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                   Tristar Capital Corporation and Subsidiary
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                            Consoli-
                                                                                                            dating          TCC
                              ASSETS                           TGT           TCC           Combined         Entries    Consolidated
                                                              -----         ------         --------         -------    ------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....             -              -               -               -              -
  Accumulated depreciation and depletion ............             -              -               -               -              -
                                                              -----         ------          ------          ------          -----

  Net Gas Utility and Other Plant ...................             -              -               -               -              -
                                                              -----         ------          ------          ------          -----

  Gas and oil producing properties, full cost method              -              -               -               -              -
  Accumulated depletion .............................             -              -               -               -              -
                                                              -----         ------          ------          ------          -----

  Net Gas and Oil Producing Properties ..............             -              -               -               -              -
                                                              -----         ------          ------          ------          -----

Net Property, Plant, and Equipment ..................             -              -               -               -              -
                                                              -----         ------          ------          ------          -----

Investments and Other Assets
  Accounts receivable - noncurrent ..................             -              -               -               -              -
  Unconsolidated affiliates .........................         1,477              -           1,477               -          1,477
  Assets held for sale ..............................             -              -               -               -              -
  Other .............................................             -              -               -               -              -
                                                              -----         ------          ------          ------          -----

Total Investments and Other Assets ..................         1,477              -           1,477               -          1,477
                                                              -----         ------          ------          ------          -----

Investments in Subsidiaries
  Capital stock .....................................             -          2,000           2,000          (2,000)             -
  Equity in undistributed earnings of
   subsidiaries .....................................             -           (412)           (412)            412              -
  Notes receivable ..................................             -            (50)            (50)             50              -
  Other investments .................................             -              -               -               -              -
  Other receivables - TCO ...........................             -              -               -               -              -
                                                              -----         ------          ------          ------          -----

Total Investments in Subsidiaries ...................             -          1,538           1,538          (1,538)             -
                                                              -----         ------          ------          ------          -----

Current Assets
  Cash and temporary cash investments ...............             -              7               7               -              7
  Accounts receivable, net
    Customers .......................................             -              -               -               -              -
    Intercompany ....................................             -            101             101               -            101
    Other ...........................................             -              -               -               -              -
  Income tax refunds ................................             -              -               -               -              -
  Gas inventory .....................................             -              -               -               -              -
  Other inventories, at average cost ................             -              -               -               -              -
  Prepayments .......................................             -              -               -               -              -
  Regulatory assets .................................             -              -               -               -              -
  Other .............................................             -              -               -               -              -
                                                              -----         ------          ------          ------          -----

Total Current Assets ................................             -            108             108               -            108
                                                              -----         ------          ------          ------          -----

Deferred Charges ....................................            20              -              20               -             20
                                                                                                                            -----
Long-term Regulatory Assets .........................             -              -               -               -              -
                                                              -----         ------          ------          ------          -----

TOTAL ASSETS ........................................         1,497          1,646           3,143          (1,538)         1,605
                                                              =====         ======          ======          ======          =====

F-1B (2 of 2)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                             Tristar Capital Corporation and Subsidiary
                                        Consolidating Balance Sheet as of December 31, 1996
                                     (Not covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                                                                                           Consoli-
                                                                                                            dating           TCC
                  CAPITALIZATION AND LIABILITIES             TGT             TCC           Combined         Entries    Consolidated
                                                            ------          ------         --------         ------     -----------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding)               -               -               -               -               -
    Subsidiaries - common stock ...................          1,000           1,000           2,000          (1,000)          1,000
    Additional paid in capital ....................          1,000           1,075           2,075          (1,000)          1,075
    Retained earnings .............................           (412)           (428)           (840)            412            (428)
    Unearned employee compensation ................              -               -               -               -               -
                                                            ------          ------          ------          ------          ------

  Total common stock equity .......................          1,588           1,647           3,235          (1,588)          1,647
  Long-term debt ..................................              -               -               -               -               -
  Installment promissory notes payable ............              -               -               -               -               -
  Other intercompany notes and loans ..............            (52)              -             (52)             52               -
                                                            ------          ------          ------          ------          ------

Total Capitalization ..............................          1,536           1,647           3,183          (1,536)          1,647
                                                            ------          ------          ------          ------          ------

Current Liabilities
  Debt obligations ................................              -               -               -               -               -
  Accounts and drafts payable .....................              -               -               -               -               -
  Intercompany notes and loans - current maturities              -               -               -               -               -
  Intercompany short-term loans ...................              -               -               -               -               -
  Intercompany accounts payable ...................              2               1               3              (2)              1
  Accrued taxes ...................................            (41)             (2)            (43)              -             (43)
  Accrued interest ................................              -               -               -               -               -
  Estimated rate refunds ..........................              -               -               -               -               -
  Estimated supplier obligations ..................              -               -               -               -               -
  Transportation and exchange gas payable .........              -               -               -               -               -
  Deferred income taxes ...........................              -               -               -               -               -
  Regulatory liabilities ..........................              -               -               -               -               -
  Other ...........................................              -               -               -               -               -
                                                            ------          ------          ------          ------          ------

Total Current Liabilities .........................            (39)             (1)            (40)             (2)            (42)
                                                            ------          ------          ------          ------          ------

Other Liabilities and Deferred Credits
  Deferred income taxes- Noncurrent ...............              -               -               -               -               -
  Income taxes, noncurrent ........................              -               -               -               -               -
  Investment tax credits ..........................              -               -               -               -               -
  Postretirement benefits other than pensions .....              -               -               -               -               -
  Long-term regulatory liabilities ................              -               -               -               -               -
  Other ...........................................              -               -               -               -               -
                                                            ------          ------          ------          ------          ------

Total Other Liabilities and Deferred Credits ......              -               -               -               -               -
                                                            ------          ------          ------          ------          ------

TOTAL CAPITALIZATION AND LIABILITIES ..............          1,497           1,646           3,143          (1,538)          1,605
                                                            ======          ======          ======          ======          ======

F-2B (1 of 2)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                             Tristar Capital Corporation and Subsidiary
                                    Consolidating Balance Sheet Entries as of December 31, 1996
                                     (Not covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                                                                                        Entry No. 3
                                                                          Entry No. 1    Entry No. 2     Adjust to
                                                                           Eliminate      Eliminate       Consoli-      Entry No. 4
                                                                          Intercompany    Subsidiary      dated Full    Elimination/
                              ASSETS                           Total      Transactions      Equity        Cost Pool     Adjustments
                                                               ------     ------------      ------        ---------     -----------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....               -            -               -              -             -
  Accumulated depreciation and depletion ............               -            -               -              -             -
  Net Gas Utility and Other Plant ...................               -            -               -              -             -
  Gas and oil producing properties, full cost method                -            -               -              -             -
  Accumulated depletion .............................               -            -               -              -             -
  Net Gas and Oil Producing Properties ..............               -            -               -              -             -
                                                               ------           --          ------           ----          ----

Net Property, Plant, and Equipment ..................               -            -               -              -             -
                                                               ------           --          ------           ----          ----


Investments and Other Assets
  Accounts receivable - noncurrent ..................               -            -               -              -             -
  Unconsolidated affiliates .........................               -            -               -              -             -
  Assets held for sale ..............................               -            -               -              -             -
  Other .............................................               -            -               -              -             -
                                                               ------           --          ------           ----          ----

Total Investments and Other Assets ..................               -            -               -              -             -
                                                               ------           --          ------           ----          ----


Investments in Subsidiaries
  Capital stock .....................................          (2,000)           -          (2,000)             -             -
  Equity in undistributed earnings of
   subsidiaries .....................................             412            -             412              -             -
  Notes receivable ..................................              50           50               -              -             -
  Other investments .................................               -            -               -              -             -
  Other receivables - TCO ...........................               -            -               -              -             -
                                                               ------           --          ------           ----          ----

Total Investments in Subsidiaries ...................          (1,538)          50          (1,588)             -             -
                                                               ------           --          ------           ----          ----


Current Assets
  Cash and temporary cash investments ...............               -            -               -              -             -
  Accounts receivable, net
    Customers .......................................               -            -               -              -             -
    Intercompany ....................................               -            -               -              -             -
    Other ...........................................               -            -               -              -             -
  Income tax refunds ................................               -            -               -              -             -
  Gas inventory .....................................               -            -               -              -             -
  Other inventories, at average cost ................               -            -               -              -             -
  Prepayments .......................................               -            -               -              -             -
  Regulatory assets .................................               -            -               -              -             -
  Other .............................................               -            -               -              -             -
                                                               ------           --          ------           ----          ----

Total Current Assets ................................               -            -               -              -             -
                                                               ------           --          ------           ----          ----

Deferred Charges ....................................               -            -               -              -             -
Long-term Regulatory Assets .........................               -            -               -              -             -
                                                               ------           --          ------           ----          ----

TOTAL ASSETS ........................................          (1,538)          50          (1,588)             -             -
                                                               ======           ==          ======           ====          ====

F-2B (2 of 2)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                             Tristar Capital Corporation and Subsidiary
                                    Consolidating Balance Sheet Entries as of December 31, 1996
                                     (Not covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                                                                                       Entry No. 3
                                                                         Entry No. 1     Entry No. 2    Adjust to
                                                                          Eliminate       Eliminate      Consoli-      Entry No. 4
                                                                         Intercompany    Subsidiary     dated Full     Elimination/
                  CAPITALIZATION AND LIABILITIES            Total        Transactions      Equity        Cost Pool     Adjustments
                                                            ------       ------------      ------        ---------     -----------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding)                -             -                -              -             -
    Subsidiaries - common stock ...................          (2,000)            -           (2,000)             -             -
    Additional paid in capital ....................               -             -                -              -             -
    Retained earnings .............................             412             -              412              -             -
    Unearned employee compensation ................               -             -                -              -             -
                                                             ------           ---           ------           ----          ----

  Total common stock equity .......................          (1,588)            -           (1,588)             -             -
  Long-term debt ..................................               -             -                -              -             -
  Installment promissory notes payable ............               -             -                -              -             -
  Other intercompany notes and loans ..............              52            52                -              -             -
                                                             ------           ---           ------           ----          ----

Total Capitalization ..............................          (1,536)           52           (1,588)             -             -
                                                             ------           ---           ------           ----          ----

Current Liabilities
  Debt obligations ................................               -             -                -              -             -
  Accounts and drafts payable .....................               -             -                -              -             -
  Intercompany notes and loans - current maturities               -             -                -              -             -
  Intercompany short-term loans ...................               -             -                -              -             -
  Intercompany accounts payable ...................              (2)           (2)               -              -             -
  Accrued taxes ...................................               -             -                -              -             -
  Accrued interest ................................               -             -                -              -             -
  Estimated rate refunds ..........................               -             -                -              -             -
  Estimated supplier obligations ..................               -             -                -              -             -
  Transportation and exchange gas payable .........               -             -                -              -             -
  Deferred income taxes ...........................               -             -                -              -             -
  Regulatory liabilities ..........................               -             -                -              -             -
  Other ...........................................               -             -                -              -             -
                                                             ------           ---           ------           ----          ----

Total Current Liabilities .........................              (2)           (2)               -              -             -
                                                             ------           ---           ------           ----          ----

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................               -             -                -              -             -
  Investment tax credits ..........................               -             -                -              -             -
  Postretirement benefits other than pensions .....               -             -                -              -             -
  Long-term regulatory liabilities ................               -             -                -              -             -
  Other ...........................................               -             -                -              -             -
                                                             ------           ---           ------           ----          ----

Total Other Liabilities and Deferred Credits ......               -             -                -              -             -
                                                             ------           ---           ------           ----          ----


TOTAL CAPITALIZATION AND LIABILITIES ..............          (1,538)           50           (1,588)             -             -
                                                             ======           ===           ======           ====          ====

F-3B (1 of 1)

                            THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                              Tristar Capital Corporation and Subsidiary
                                   Consolidating Statement of Income
                                     Year Ended December 31, 1996
                       (Not Covered by Report of Independent Public Accountants)
                                             ($ Thousands)

                                                                                                Consoli-
                                                                                                 dating               TCC
                                                   TGT             TCC           Combined        Entries      Consolidated
                                                   ---             ---           --------        -------      ------------
Operating Revenues
  Gas sales ..........................               -               -                -              -               -
  Transportation .....................               -               -                -              -               -
                                                                                                                  ....
  Storage ............................               -               -                -              -               -
  Other ..............................               -               -                -              -               -
                                                  ----             ---             ----             --            ----

Total Operating Revenues .............               -               -                -              -               -
                                                  ----             ---             ----             --            ----

Operating Expenses
  Products purchased .................               -               -                -              -               -
  Operation ..........................              13               4               17              -              17
  Maintenance ........................               -               -                -              -               -
  Depreciation and depletion .........               -               -                -              -               -
  Other taxes ........................               -               -                -              -               -
                                                  ----             ---             ----             --            ----

Total Operating Expenses .............              13               4               17              -              17
                                                  ----             ---             ----             --            ----


Operating Income (Loss) ..............             (13)             (4)             (17)             -             (17)
                                                  ----             ---             ----             --            ----

Other Income (Deductions)
  Interest income and other, net .....             (93)            (67)            (160)            69             (91)
  Interest expense and related charges               -               -                -              -               -
                                                  ----             ---             ----             --            ----

Total Other Income (Deductions) ......             (93)            (67)            (160)            69             (91)
                                                  ----             ---             ----             --            ----


Income (Loss) before Income Taxes ....            (106)            (71)            (177)            69            (108)
Income Taxes .........................             (37)             (1)             (38)             -             (38)
                                                  ----             ---             ----             --            ----

Net Income (Loss) ....................             (69)            (70)            (139)            69             (70)
                                                  ====             ===             ====             ==            ====

F-4B (1 of 1)

                               THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                 Tristar Capital Corporation and Subsidiary
                                 Consolidating Statement of Income Entries
                                        Year Ended December 31, 1996
                         (Not Covered by Report of Independent Public Accountants)
                                               ($ Thousands)

                                                                                                  Entry No. 3
                                                                Entry No. 1       Entry No. 2      Adjust to
                                                                  Eliminate        Eliminate        Consoli-        Entry No. 4
                                                                 Intercompany      Subsidiary      dated Full       Elimination/
                                                   Total         Transactions       Equity         Cost Pool        Adjustments
                                                   -----         ------------       ------         ---------        -----------
Operating Revenues
  Gas sales ..........................               -                 -               -                 -                 -
  Transportation .....................               -                 -               -                 -                 -
  Storage ............................               -                 -               -                 -                 -
  Other ..............................               -                 -               -                 -                 -
                                                    --              ----              --              ----              ----

Total Operating Revenues .............               -                 -               -                 -                 -
                                                    --              ----              --              ----              ----

Operating Expenses
  Products purchased .................               -                 -               -                 -                 -
  Operation ..........................               -                 -               -                 -                 -
  Maintenance ........................               -                 -               -                 -                 -
  Depreciation and depletion .........               -                 -               -                 -                 -
  Other taxes ........................               -                 -               -                 -                 -
                                                    --              ----              --              ----              ----

Total Operating Expenses .............               -                 -               -                 -                 -
                                                    --              ----              --              ----              ----


Operating Income (Loss) ..............               -                 -               -                 -                 -
                                                    --              ----              --              ----              ----

Other Income (Deductions)
  Interest income and other, net .....              69                                69                 -                 -
  Interest expense and related charges               -                 -               -                 -                 -
                                                    --              ----              --              ----              ----

Total Other Income (Deductions) ......              69                 -              69                 -                 -
                                                    --              ----              --              ----              ----


Income (Loss) before Income Taxes ....              69                 -              69                 -                 -
Income Taxes .........................               -                 -               -                 -                 -
                                                    --              ----              --              ----              ----

Net Income (Loss) ....................              69                 -              69                 -                 -
                                                    ==              ====              ==              ====              ====

F-5B (1 of 1)

                     THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                       Tristar Capital Corporation and Subsidiary
                     Consolidating Statement of Common Stock Equity
                              Year Ended December 31, 1996
               (Not covered by Report of Independent Public Accountants)
                                     ($ Thousands)

                                                                                                Consoli-
                                                                                                 dating                    TCC
                                          TGT                 TCC             Combined           Entries          Consolidated
                                         ------             ------            --------           -------          ------------
Common Stock
  Balance at beginning of year             1,000              1,000              2,000             (1,000)             1,000
  Common stock issued -
    Subsidiaries .............                 -                  -                  -                  -                  -
    Dividend reinvestment plan                 -                  -                  -                  -                  -
    Long-term incentive plan .                 -                  -                  -                  -                  -
    Public offering ..........                 -                  -                  -                  -                  -
                                          ------             ------             ------             ------             ------

  Balance at end of year .....             1,000              1,000              2,000             (1,000)             1,000
                                          ------             ------             ------             ------             ------

Additional Paid in Capital
  Balance at beginning of year             1,000              1,075              2,075             (1,000)             1,075
  Common stock issued -
    Subsidiaries .............                 -                  -                  -                  -                  -
    Dividend reinvestment plan                 -                  -                  -                  -                  -
    Long-term incentive plan .                 -                  -                  -                  -                  -
    Public offering ..........                 -                  -                  -                  -                  -
    Other ....................                 -                  -                  -                  -                  -
  Recapitalization -
    Capital contributions ....                 -                  -                  -                  -                  -
    Reduction in par value ...                 -                  -                  -                  -                  -
                                          ------             ------             ------             ------             ------

  Balance at end of year .....             1,000              1,075              2,075             (1,000)             1,075
                                          ------             ------             ------             ------             ------

Retained Earnings
  Balance at beginning of year              (343)              (358)              (701)               343               (358)
  Net income (loss) ..........               (69)               (70)              (139)                69                (70)
  Common stock dividends -
    CG .......................                 -                  -                  -                  -                  -
    Subsidiaries (to CG) .....                 -                  -                  -                  -                  -
  Other ......................                 -                  -                  -                  -                  -
                                          ------             ------             ------             ------             ------

  Balance at end of year .....              (412)              (428)              (840)               412               (428)
                                          ------             ------             ------             ------             ------

Reacquired Capital Stock .....                 -                  -                  -                  -                  -

Unearned Employee Compensation
  Balance at beginning of year                 -                  -                  -                  -                  -
  Adjustment .................                 -                  -                  -                  -                  -
                                          ------             ------             ------             ------             ------

  Balance at end of year .....                 -                  -                  -                  -                  -
                                          ------             ------             ------             ------             ------

TOTAL COMMON STOCK EQUITY ....             1,588              1,647              3,235             (1,588)             1,647
                                          ======             ======             ======             ======             ======

F-6B (1 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                   Tristar Capital Corporation and Subsidiary
                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                      Consoli-
                                                                                                       dating             TCC
                                                               TGT           TCC         Combined      Entries    Consolidated
                                                               ---           ----        --------      -------    ------------
Net Cash From Operations (refer to F-6B (2 of 2)) ...           31             (2)           29             -           29
                                                               ---           ----           ---          ----          ---

Investment Activities
  Capital expenditures ..............................            -              -             -             -            -
  Sale of partnership interest ......................            -              -             -             -            -
  Other investments - net ...........................            -              -             -             -            -
                                                               ---           ----           ---          ----          ---

Net Investment Activities ...........................            -              -             -             -            -


Financing Activities
  Dividends paid ....................................            -              -             -             -            -
  Issuance (retirement) of revolving credit agreement            -              -             -             -            -
  Capital contributions .............................            -              -             -             -            -
  Retirement of long-term debt ......................            -              -             -             -            -
  Issuance of common stock -
    Issued by Registrant ............................            -              -             -             -            -
    Issued by Subsidiary to Registrant ..............            -              -             -             -            -
  Issuance of long-term debt -
    Issued by Registrant ............................            -              -             -             -            -
    Issued by Subsidiary to Registrant ..............            -              -             -             -            -
  Net short-term intrasystem financing ..............            -              -             -             -            -
  Increase (decrease) in short-term debt and other
   financing activities .............................          (31)            31             -             -            -
                                                               ---           ----           ---          ----          ---

Net Financing Activities ............................          (31)            31             -             -            -


Increase in cash and temporary cash investments .....            -             29            29             -           29
Cash and temporary cash investments at
 beginning of year ..................................            -             79            79             -           79
                                                               ---           ----           ---          ----          ---

Cash and temporary cash investments at
 end of year (a) ....................................            -            108           108             -          108
                                                               ===           ====           ===          ====          ===


Supplemental Disclosures of Cash Flow Information
  Cash paid for interest                                         -              -             -             -            -
  Cash paid for income taxes (net of refunds)                  (41)            (1)          (42)            -          (42)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

F-6B (2 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                   Tristar Capital Corporation and Subsidiary
                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1995
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                         Consoli-
                                                                                                           dating              TCC
                                                               TGT            TCC         Combined        Entries     Consolidated
                                                               ---            ---         --------        -------     ------------
Net Income Reconciliation
  Net income (loss) ................................           (69)           (70)           (139)            69            (70)
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries             -             69              69            (69)             -
    Depreciation and depletion .....................             -              -               -              -              -
    Deferred income taxes ..........................            35              -              35              -             35
    Reapplication of SFAS 71 .......................             -              -               -              -              -
  Other - net ......................................            96              -              96              -             96
  Changes in Components of working capital:
    Accounts receivable ............................             -              -               -              -              -
    Gas inventory ..................................             -              -               -              -              -
    Prepayments ....................................             -              -               -              -              -
    Accounts payable ...............................             -              -               -              -              -
    Accrued taxes ..................................           (37)             5             (32)             -            (32)
    Accrued interest ...............................             -              -               -              -              -
    Estimated rate refunds .........................             -              -               -              -              -
    Estimated supplier obligations .................             -              -               -              -              -
    Under/Overrecovered gas costs ..................             -              -               -              -              -
    Exchange gas payable ...........................             -              -               -              -              -
    Other working capital ..........................             -              -               -              -              -
                                                               ---            ---            ----            ---            ---

Net Cash From Operations ...........................            25              4              29              -             29
                                                               ===            ===            ====            ===            ===

F-1C (1 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                            Consoli-
                                                                                                             dating            CLG
                             ASSETS                            CLNG            CLG           Combined        Entries   Consolidated
                                                               ----           ------         --------        -------   ------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....             -                -               -             -                -
  Accumulated depreciation and depletion ............             -                -               -             -                -
                                                               ----           ------          ------          ----           ------

  Net Gas Utility and Other Plant ...................             -                -               -             -                -
                                                               ----           ------          ------          ----           ------

  Gas and oil producing properties, full cost method              -                -               -             -                -
  Accumulated depletion .............................             -                -               -             -                -
                                                               ----           ------          ------          ----           ------

  Net Gas and Oil Producing Properties ..............             -                -               -             -                -
                                                               ----           ------          ------          ----           ------

Net Property, Plant, and Equipment ..................             -                -               -             -                -
                                                               ----           ------          ------          ----           ------

Investments and Other Assets
  Accounts receivable - noncurrent ..................             -                -               -             -                -
  Unconsolidated affiliates .........................           134           12,744          12,878          (171)          12,707
  Assets held for sale ..............................             -                -               -             -                -
  Other .............................................             -                -               -             -                -
                                                               ----           ------          ------          ----           ------

Total Investments and Other Assets ..................           134           12,744          12,878          (171)          12,707
                                                               ----           ------          ------          ----           ------

Investments in Subsidiaries
  Capital stock .....................................             -                -               -             -                -
  Equity in undistributed earnings of
   subsidiaries .....................................             -                -               -             -                -
  Notes receivable ..................................             -                -               -             -                -
  Other investments .................................             -                -               -             -                -
  Other receivables - TCO ...........................             -                -               -             -                -
                                                               ----           ------          ------          ----           ------

Total Investments in Subsidiaries ...................             -                -               -             -                -
                                                               ----           ------          ------          ----           ------

Current Assets
  Cash and temporary cash investments ...............            17              319             336             -              336
  Accounts receivable, net
    Customers .......................................             -                -               -             -                -
    Intercompany ....................................             -            4,233           4,233             -            4,233
    Other ...........................................            35              448             483           (35)             448
  Income tax refunds ................................             -                -               -             -                -
  Gas inventory .....................................             -                -               -             -                -
  Other inventories, at average cost ................             -                -               -             -                -
  Prepayments .......................................             -                5               5             -                5
  Regulatory assets .................................             -                -               -             -                -
  Other .............................................             -               74              74             -               74
                                                               ----           ------          ------          ----           ------

Total Current Assets ................................            52            5,079           5,131           (35)           5,096
                                                               ----           ------          ------          ----           ------

Deferred Charges ....................................            (1)             828             827             -              827
Long-term Regulatory Assets .........................             -                -               -             -                -
                                                               ----           ------          ------          ----           ------

TOTAL ASSETS ........................................           185           18,651          18,836          (206)          18,630
                                                               ====           ======          ======          ====           ======

F-1C (2 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                          Consoli-
                                                                                                           dating              CLG
                 CAPITALIZATION AND LIABILITIES             CLNG           CLG            Combined         Entries     Consolidated
                                                            ----        --------          --------          ----       ------------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding)            -                -                 -             -                 -
    Subsidiaries - common stock ...................           -                4                 4             -                 4
    Additional paid in capital ....................         155          140,584           140,739          (155)          140,584
    Retained earnings .............................          16         (124,947)         (124,931)          (16)         (124,947)
    Unearned employee compensation ................           -                -                 -             -                 -
                                                            ---         --------          --------          ----          --------

  Total common stock equity .......................         171           15,641            15,812          (171)           15,641
  Long-term debt ..................................           -                -                 -             -                 -
  Installment promissory notes payable ............           -                -                 -             -                 -
  Other intercompany notes and loans ..............           -                -                 -             -                 -
                                                            ---         --------          --------          ----          --------

Total Capitalization ..............................         171           15,641            15,812          (171)           15,641
                                                            ---         --------          --------          ----          --------

Current Liabilities
  Debt obligations ................................           -                -                 -             -                 -
  Accounts and drafts payable .....................           -               35                35           (35)                -
  Intercompany notes and loans - current maturities           -                -                 -             -                 -
  Intercompany short-term loans ...................           -                -                 -             -                 -
  Intercompany accounts payable ...................           -              106               106             -               106
  Accrued taxes ...................................          14              882               896             -               896
  Accrued interest ................................           -              100               100             -               100
  Estimated rate refunds ..........................           -                -                 -             -                 -
  Estimated supplier obligations ..................           -                -                 -             -                 -
  Transportation and exchange gas payable .........           -                -                 -             -                 -
  Deferred income taxes ...........................           -                -                 -             -                 -
  Regulatory liabilities ..........................           -                -                 -             -                 -
  Other ...........................................           -              554               554             -               554
                                                            ---         --------          --------          ----          --------

Total Current Liabilities .........................          14            1,677             1,691           (35)            1,656
                                                            ---         --------          --------          ----          --------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................           -                -                 -             -                 -
  Investment tax credits ..........................           -                -                 -             -                 -
  Postretirement benefits other than pensions .....           -            1,302             1,302             -             1,302
  Long-term regulatory liabilities ................           -                -                 -             -                 -
  Other ...........................................           -               31                31             -                31
                                                            ---         --------          --------          ----          --------

Total Other Liabilities and Deferred Credits ......           -            1,333             1,333             -             1,333
                                                            ---         --------          --------          ----          --------


TOTAL CAPITALIZATION AND LIABILITIES ..............         185           18,651            18,836          (206)           18,630
                                                            ===         ========          ========          ====          ========

F-2C (1 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
          Consolidating Balance Sheet Entries as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                       Entry No. 3
                                                                          Entry No. 1    Entry No. 2    Adjust to
                                                                           Eliminate      Eliminate      Consoli-      Entry No. 4
                                                                          Intercompany    Subsidiary    dated Full     Elimination/
                             ASSETS                            Total      Transactions     Equity       Cost Pool      Adjustments
                                                               -----      ------------     ------       ---------      -----------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....             -              -              -             -             -
  Accumulated depreciation and depletion ............             -              -              -             -             -
                                                               ----           ----           ----          ----          ----
  Net Gas Utility and Other Plant ...................             -              -              -             -             -
                                                               ----           ----           ----          ----          ----
  Gas and oil producing properties, full cost method              -              -              -             -             -
  Accumulated depletion .............................             -              -              -             -             -
                                                               ----           ----           ----          ----          ----
  Net Gas and Oil Producing Properties ..............             -              -              -             -             -
                                                               ----           ----           ----          ----          ----

Net Property, Plant, and Equipment ..................             -              -              -             -             -
                                                               ----           ----           ----          ----          ----


Investments and Other Assets
  Accounts receivable - noncurrent ..................             -              -              -             -             -
  Unconsolidated affiliates .........................          (171)          (171)             -             -             -
  Assets held for sale ..............................             -              -              -             -             -
  Other .............................................             -              -              -             -             -
                                                               ----           ----           ----          ----          ----

Total Investments and Other Assets ..................          (171)          (171)             -             -             -
                                                               ----           ----           ----          ----          ----


Investments in Subsidiaries
  Capital stock .....................................             -              -              -             -             -
  Equity in undistributed earnings of
   subsidiaries .....................................             -              -              -             -             -
  Notes receivable ..................................             -              -              -             -             -
  Other investments .................................             -              -              -             -             -
  Other receivables - TCO ...........................             -              -              -             -             -
                                                               ----           ----           ----          ----          ----

Total Investments in Subsidiaries ...................             -              -              -             -             -
                                                               ----           ----           ----          ----          ----


Current Assets
  Cash and temporary cash investments ...............             -              -              -             -             -
  Accounts receivable, net
    Customers .......................................             -              -              -             -             -
    Intercompany ....................................             -              -              -             -             -
    Other ...........................................           (35)           (35)             -             -             -
  Income tax refunds ................................             -              -              -             -             -
  Gas inventory .....................................             -              -              -             -             -
  Other inventories, at average cost ................             -              -              -             -             -
  Prepayments .......................................             -              -              -             -             -
  Regulatory assets .................................             -              -              -             -             -
  Other .............................................             -              -              -             -             -
                                                               ----           ----           ----          ----          ----

Total Current Assets ................................           (35)           (35)             -             -             -
                                                               ----           ----           ----          ----          ----

Deferred Charges ....................................             -              -              -             -             -
Long-term Regulatory Assets .........................             -              -              -             -             -
                                                               ----           ----           ----          ----          ----

TOTAL ASSETS ........................................          (206)          (206)             -             -             -
                                                               ====           ====           ====          ====          ====

F-2C (2 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
          Consolidating Balance Sheet Entries as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                    Entry No. 3
                                                                         Entry No. 1    Entry No. 2  Adjust to
                                                                          Eliminate     Eliminate     Consoli-        Entry No. 4
                                                                         Intercompany   Subsidiary   dated Full     Elimination/
                 CAPITALIZATION AND LIABILITIES             Total        Transactions     Equity      Cost Pool     Adjustments
                                                            -----        ------------     ------      ---------     -----------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding)              -              -              -             -             -
    Subsidiaries - common stock ...................             -              -              -             -             -
    Additional paid in capital ....................          (155)          (155)             -             -             -
    Retained earnings .............................           (16)           (16)             -             -             -
    Unearned employee compensation ................             -              -              -             -             -
                                                             ----           ----           ----          ----          ----

  Total common stock equity .......................          (171)          (171)             -             -             -
  Long-term debt ..................................             -              -              -             -             -
  Installment promissory notes payable ............             -              -              -             -             -
  Other intercompany notes and loans ..............             -              -              -             -             -
                                                             ----           ----           ----          ----          ----

Total Capitalization ..............................          (171)          (171)             -             -             -
                                                             ----           ----           ----          ----          ----

Current Liabilities
  Debt obligations ................................             -              -              -             -             -
  Accounts and drafts payable .....................           (35)           (35)             -             -             -
  Intercompany notes and loans - current maturities             -              -              -             -             -
  Intercompany short-term loans ...................             -              -              -             -             -
  Intercompany accounts payable ...................             -              -              -             -             -
  Accrued taxes ...................................             -              -              -             -             -
  Accrued interest ................................             -              -              -             -             -
  Estimated rate refunds ..........................             -              -              -             -             -
  Estimated supplier obligations ..................             -              -              -             -             -
  Transportation and exchange gas payable .........             -              -              -             -             -
  Deferred income taxes ...........................             -              -              -             -             -
  Regulatory liabilities ..........................             -              -              -             -             -
  Other ...........................................             -              -              -             -             -
                                                             ----           ----           ----          ----          ----

Total Current Liabilities .........................           (35)           (35)             -             -             -
                                                             ----           ----           ----          ----          ----

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................             -              -              -             -             -
  Investment tax credits ..........................             -              -              -             -             -
  Postretirement benefits other than pensions .....             -              -              -             -             -
  Long-term regulatory liabilities ................             -              -              -             -             -
  Other ...........................................             -              -              -             -             -
                                                             ----           ----           ----          ----          ----

Total Other Liabilities and Deferred Credits ......             -              -              -             -             -
                                                             ----           ----           ----          ----          ----


TOTAL CAPITALIZATION AND LIABILITIES ..............          (206)          (206)             -             -             -
                                                             ====           ====           ====          ====          ====

F-3C (1 of 1)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
                       Consolidating Statement of Income
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                   Consoli-
                                                                                                    dating                  CLG
                                                 CLNG            CLG              Combined          Entries        Consolidated
                                                 ----           ------            --------          -------        ------------
Operating Revenues
  Gas sales ..........................             -                 -                  -               -                  -
  Transportation .....................             -                 -                  -               -                  -
  Storage ............................             -                 -                  -               -                  -
  Other ..............................            41             5,800              5,841             (26)             5,815
                                                  --            ------             ------             ---             ------

Total Operating Revenues .............            41             5,800              5,841             (26)             5,815
                                                  --            ------             ------             ---             ------

Operating Expenses
  Products purchased .................             -                 -                  -               -                  -
  Operation ..........................             1             3,606              3,607               -              3,607
  Maintenance ........................             -               442                442               -                442
  Depreciation and depletion .........             -                 -                  -               -                  -
  Other taxes ........................             -               140                140               -                140
                                                  --            ------             ------             ---             ------

Total Operating Expenses .............             1             4,188              4,189               -              4,189
                                                  --            ------             ------             ---             ------


Operating Income (Loss) ..............            40             1,612              1,652             (26)             1,626
                                                  --            ------             ------             ---             ------

Other Income (Deductions)
  Interest income and other, net .....             -               873                873               -                873
  Interest expense and related charges             -               (11)               (11)              -                (11)
                                                  --            ------             ------             ---             ------

Total Other Income (Deductions) ......             -               862                862               -                862
                                                  --            ------             ------             ---             ------


Income (Loss) before Income Taxes ....            40             2,474              2,514             (26)             2,488
Income Taxes .........................            14               867                881               -                881
                                                  --            ------             ------             ---             ------

Net Income (Loss) ....................            26             1,607              1,633             (26)             1,607
                                                  ==            ======             ======             ===             ======

F-4C (1 of 1)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
                   Consolidating Statement of Income Entries
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                       Entry No. 3
                                                                   Entry No. 1      Entry No. 2        Adjust to
                                                                    Eliminate        Eliminate          Consoli-       Entry No. 4
                                                                   Intercompany     Subsidiary         dated Full      Elimination/
                                                   Total           Transactions       Equity           Cost Pool        Adjustments
                                                   -----           ------------       ------           ---------        -----------
Operating Revenues
  Gas sales ..........................                -                  -                -                  -                 -
  Transportation .....................                -                  -                -                  -                 -
  Storage ............................                -                  -                -                  -                 -
  Other ..............................              (26)                 -              (26)                 -                 -
                                                    ---               ----              ---               ----              ----

Total Operating Revenues .............              (26)                 -              (26)                 -                 -
                                                    ---               ----              ---               ----              ----

Operating Expenses
  Products purchased .................                -                  -                -                  -                 -
  Operation ..........................                -                  -                -                  -                 -
  Maintenance ........................                -                  -                -                  -                 -
  Depreciation and depletion .........                -                  -                -                  -                 -
  Other taxes ........................                -                  -                -                  -                 -
                                                    ---               ----              ---               ----              ----

Total Operating Expenses .............                -                  -                -                  -                 -
                                                    ---               ----              ---               ----              ----


Operating Income (Loss) ..............              (26)                 -              (26)                 -                 -
                                                    ---               ----              ---               ----              ----

Other Income (Deductions)
  Interest income and other, net .....                -                  -                -                  -                 -
  Interest expense and related charges                -                  -                -                  -                 -
                                                    ---               ----              ---               ----              ----

Total Other Income (Deductions) ......                -                  -                -                  -                 -
                                                    ---               ----              ---               ----              ----


Income (Loss) before Income Taxes ....              (26)                 -              (26)                 -                 -
Income Taxes .........................                -                  -                -                  -                 -
                                                    ---               ----              ---               ----              ----

Net Income (Loss) ....................              (26)                 -              (26)                 -                 -
                                                    ===               ====              ===               ====              ====

F-5C (1 of 1)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                  Consoli-
                                                                                                   dating                    CLG
                                          CLNG                CLG               Combined           Entries          Consolidated
                                          ----             --------             --------           -------          ------------
Common Stock
  Balance at beginning of year               -                    4                    4                -                    4
  Common stock issued -
    Subsidiaries .............               -                    -                    -                -                    -
    Dividend reinvestment plan               -                    -                    -                -                    -
    Long-term incentive plan .               -                    -                    -                -                    -
    Public offering ..........               -                    -                    -                -                    -
  Recapitalization -
    Reduction in par value ...               -                    -                    -                -                    -
                                          ----             --------             --------             ----             --------

  Balance at end of year .....               -                    4                    4                -                    4
                                          ----             --------             --------             ----             --------

Additional Paid in Capital
  Balance at beginning of year             155              138,493              138,648             (155)             138,493
  Common stock issued -
    Subsidiaries .............               -                    -                    -                -                    -
    Dividend reinvestment plan               -                    -                    -                -                    -
    Long-term incentive plan .               -                    -                    -                -                    -
    Public offering ..........               -                    -                    -                -                    -
    Other ....................               -                    -                    -                -                    -
  Recapitalization -
    Capital contributions ....               -                2,091                2,091                -                2,091
    Reduction in par value ...               -                    -                    -                -                    -
                                          ----             --------             --------             ----             --------

  Balance at end of year .....             155              140,584              140,739             (155)             140,584
                                          ----             --------             --------             ----             --------

Retained Earnings
  Balance at beginning of year             (10)            (126,554)            (126,564)              10             (126,554)
  Net income (loss) ..........              26                1,607                1,633              (26)               1,607
  Common stock dividends -
    CG .......................               -                    -                    -                -                    -
    Subsidiaries (to CG) .....               -                    -                    -                -                    -
  Other ......................               -                    -                    -                -                    -
                                          ----             --------             --------             ----             --------

  Balance at end of year .....              16             (124,947)            (124,931)             (16)            (124,947)
                                          ----             --------             --------             ----             --------

Reacquired Capital Stock .....               -                    -                    -                -                    -

Unearned Employee Compensation
  Balance at beginning of year               -                    -                    -                -                    -
  Adjustment .................               -                    -                    -                -                    -
                                          ----             --------             --------             ----             --------

  Balance at end of year .....               -                    -                    -                -                    -
                                          ----             --------             --------             ----             --------

TOTAL COMMON STOCK EQUITY ....             171               15,641               15,812             (171)              15,641
                                          ====             ========             ========             ====             ========

F-6C (1 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)



                                                                                                           Consoli-
                                                                                                            dating              CLG
                                                              CLNG           CLG           Combined         Entries    Consolidated
                                                              ----         -------         --------         -------    ------------
Net Cash From Operations (refer to F-6C (2 of 2)) ...           3           (8,506)          (8,503)            -          (8,503)
                                                              ---          -------          -------          ----         -------



Investment Activities
  Capital expenditures ..............................           -                -                -             -               -
  Sale of partnership interest ......................           -                -                -             -               -
  Other investments - net ...........................           -            1,729            1,729             -           1,729
                                                              ---          -------          -------          ----         -------

Net Investment Activities ...........................           -            1,729            1,729             -           1,729
                                                              ---          -------          -------          ----         -------


Financing Activities
  Dividends paid ....................................           -                -                -             -               -
  Issuance (retirement) of revolving credit agreement           -                -                -             -               -
  Capital contributions .............................           -                -                -             -               -
  Retirement of long-term debt ......................           -                -                -             -               -
  Issuance of common stock -
    Issued by Registrant ............................           -                -                -             -               -
    Issued by Subsidiary to Registrant ..............           -                -                -             -               -
  Issuance of long-term debt -
    Issued by Registrant ............................           -                -                -             -               -
    Issued by Subsidiary to Registrant ..............           -                -                -             -               -
  Net short-term intrasystem financing ..............           -                -                -             -               -
  Increase (decrease) in short-term debt and other
   financing activities .............................           -                -                -             -               -
                                                              ---          -------          -------          ----         -------

Net financing activities ............................           -                -                -             -               -
                                                              ---          -------          -------          ----         -------


Increase in cash and temporary cash investments .....           3           (6,777)          (6,774)            -          (6,774)
Cash and temporary cash investments at
 beginning of year ..................................          14           11,307           11,321             -          11,321
                                                              ---          -------          -------          ----         -------

Cash and temporary cash investments at
 end of year (a) ....................................          17            4,530            4,547             -           4,547
                                                              ---          -------          -------          ----         -------

Supplemental Disclosures of Cash Flow Information
  Cash paid for interest ............................           -             (219)            (219)            -            (219)
  Cash paid for income taxes (net of refunds) .......          (4)             400              396             -             396

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

F-6C (2 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                            Consoli-
                                                                                                            dating              CLG
                                                             CLNG            CLG           Combined         Entries    Consolidated
                                                             ----           ------         --------         -------    ------------
Net Income Reconciliation
  Net income (loss) ................................           26            1,607            1,633           (26)           1,607
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries            -                -                -             -                -
    Depreciation and depletion .....................            -                -                -             -                -
    Deferred income taxes ..........................            -             (259)            (259)            -             (259)
    Reapplication of SFAS 71 .......................            -                -                -             -                -
  Other - net ......................................          (40)          (2,069)          (2,109)           26           (2,083)
  Changes in Components of working capital:
    Accounts receivable ............................           35              148              183           (35)             148
    Gas inventory ..................................            -                -                -             -                -
    Prepayments ....................................            -                3                3             -                3
    Accounts payable ...............................            -             (158)            (158)           35             (123)
    Accrued taxes ..................................          (18)             679              661             -              661
    Accrued interest ...............................            -               33               33             -               33
    Estimated rate refunds .........................            -                -                -             -                -
    Estimated supplier obligations .................            -                -                -             -                -
    Under/Overrecovered gas costs ..................            -                -                -             -                -
    Exchange gas payable ...........................            -                -                -             -                -
    Other working capital ..........................            -           (8,490)          (8,490)            -           (8,490)
                                                              ---           ------           ------           ---           ------

Net Cash From Operations ...........................            3           (8,506)          (8,503)            -           (8,503)
                                                              ===           ======           ======           ===           ======

F-1D (1 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                            Consoli-
                                                                                                             dating             CES
                              ASSETS                       CEM         CSP        CES         Combined      Entries    Consolidated
                                                         -------      ----      --------      --------      -------    ------------
 Property, Plant and Equipment
   Gas utility and other plant, at original cost .....         -       343         1,807         2,150            -         2,150
   Accumulated depreciation and depletion ............         -       (22)         (569)         (591)           -          (591)
                                                         -------      ----      --------      --------      -------      --------
   Net Gas Utility and Other Plant ...................         -       321         1,238         1,559            -         1,559
                                                         -------      ----      --------      --------      -------      --------

   Gas and oil producing properties, full cost method          -         -             -             -            -             -
   Accumulated depletion .............................         -         -             -             -            -             -
                                                         -------      ----      --------      --------      -------      --------
   Net Gas and Oil Producing Properties ..............         -         -             -             -            -             -
                                                         -------      ----      --------      --------      -------      --------

 Net Property, Plant, and Equipment ..................         -       321         1,238         1,559            -         1,559
                                                         -------      ----      --------      --------      -------      --------

 Investments and Other Assets
   Accounts receivable - noncurrent ..................         -         -             -             -            -             -
   Unconsolidated affiliates .........................         -         -             -             -            -             -
   Assets held for sale ..............................         -         -             -             -            -             -
   Other .............................................         -         -             -             -            -             -
                                                         -------      ----      --------      --------      -------      --------
 Total Investments and Other Assets ..................         -         -             -             -            -             -
                                                         -------      ----      --------      --------      -------      --------

 Investments in Subsidiaries
   Capital stock .....................................         -         -         2,010         2,010       (2,010)            -
   Equity in undistributed earnings of
    subsidiaries .....................................         -         -          (732)         (732)         732             -
   Notes receivable ..................................         -         -             -             -            -             -
   Other investments .................................         -         -             -             -            -             -
   Other receivables - TCO ...........................         -         -             -             -            -             -
                                                         -------      ----      --------      --------      -------      --------
 Total Investments in Subsidiaries ...................         -         -         1,278         1,278       (1,278)            -
                                                         -------      ----      --------      --------      -------      --------

 Current Assets
   Cash and temporary cash investments ...............       272         7             8           287            -           287
   Accounts receivable, net
     Customers .......................................       (30)       92       157,042       157,104            -       157,104
     Intercompany ....................................    28,621       167        17,091        45,879      (19,138)       26,741
     Other ...........................................         -         -           492           492            -           492
   Income tax refunds ................................         -         -             -             -            -             -
   Gas inventory .....................................         -         -             -             -            -             -
   Other inventories, at average cost ................         -         -             -             -            -             -
   Prepayments .......................................         -         -        19,013        19,013            -        19,013
   Regulatory assets .................................         -         -             -             -            -             -
   Exchange gas receivable ...........................         -         -             -             -            -             -
   Other .............................................         -         -           373           373            -           373
                                                         -------      ----      --------      --------      -------      --------
 Total Current Assets ................................    28,863       266       194,019       223,148      (19,138)      204,010
                                                         -------      ----      --------      --------      -------      --------

 Deferred Charges ....................................         -         -           175           175            -           175
 Long-term Regulatory Assets .........................         -         -             -             -            -             -
                                                         -------      ----      --------      --------      -------      --------

 TOTAL ASSETS ........................................    28,863       587       196,710       226,160      (20,416)      205,744
                                                         =======      ====      ========      ========      =======      ========

F-1D (2 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                            Consoli-
                                                                                                             dating             CES
                  CAPITALIZATION AND LIABILITIES         CEM           CSP          CES       Combined      Entries    Consolidated
                                                       -------       ------       -------     --------      -------    ------------
 Capitalization
   Common Stock Equity
     The Columbia Gas System, Inc. - common stock,
      $10 par value (55,263,659 shares outstanding)          -            -             -            -            -             -
     Subsidiaries - common stock ...................     1,010        1,000         4,197        6,207       (2,010)        4,197
     Additional paid in capital ....................         -            -        26,336       26,336            -        26,336
     Retained earnings .............................       (10)        (722)       10,794       10,062          732        10,794
     Unearned employee compensation ................         -            -             -            -            -             -
                                                       -------       ------       -------      -------      -------       -------

   Total common stock equity .......................     1,000          278        41,327       42,605       (1,278)       41,327
   Long-term debt ..................................         -            -             -            -            -             -
   Installment promissory notes payable ............         -            -             -            -            -             -
   Other intercompany notes and loans ..............         -            -             -            -            -             -
                                                       -------       ------       -------      -------      -------       -------
 Total Capitalization ..............................     1,000          278        41,327       42,605       (1,278)       41,327
                                                       -------       ------       -------      -------      -------       -------

 Current Liabilities
   Debt obligations ................................         -            -             -            -            -             -
   Accounts and drafts payable .....................    13,519           25       111,315      124,859            -       124,859
   Intercompany notes and loans - current maturities         -            -             -            -            -             -
   Intercompany short-term loans ...................         -            -             -            -            -             -
   Intercompany accounts payable ...................    14,501          198        38,939       53,638      (19,138)       34,500
   Accrued taxes ...................................      (157)        (381)        1,523          985            -           985
   Accrued interest ................................         -            -             8            8            -             8
   Estimated rate refunds ..........................         -            -             -            -            -             -
   Estimated supplier obligations ..................         -            -             -            -            -             -
   Transportation and exchange gas payable .........         -            -             -            -            -             -
   Deferred income taxes ...........................         -            -             -            -            -             -
   Regulatory liabilities ..........................         -            -             -            -            -             -
   Other ...........................................         -          467         1,799        2,266            -         2,266
                                                       -------       ------       -------      -------      -------       -------
 Total Current Liabilities .........................    27,863          309       153,584      181,756      (19,138)      162,618
                                                       -------       ------       -------      -------      -------       -------

 Other Liabilities and Deferred Credits
   Income taxes, noncurrent ........................         -            -           875          875            -           875
   Investment tax credits ..........................         -            -             -            -            -             -
   Postretirement benefits other than pensions .....         -            -           104          104            -           104
   Long-term regulatory liabilities ................         -            -             -            -            -             -
   Other ...........................................         -            -           820          820            -           820
                                                       -------       ------       -------      -------      -------       -------
 Total Other Liabilities and Deferred Credits ......         -            -         1,799        1,799            -         1,799
                                                       -------       ------       -------      -------      -------       -------

 TOTAL CAPITALIZATION AND LIABILITIES ..............    28,863          587       196,710      226,160      (20,416)      205,744
                                                       =======       ======       =======      =======      =======       =======

F-2D (1 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
          Consolidating Balance Sheet Entries as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                         Entry No. 3
                                                                           Entry No. 1      Entry No. 2   Adjust to
                                                                           Eliminate        Eliminate     Consoli-      Entry No. 4
                                                                          Intercompany      Subsidiary    dated Full    Elimination/
                                                             Total        Transactions        Equity       Cost Pool    Adjustments
                                                            -------       ------------        -------      ---------    -----------
                              ASSETS
 Property, Plant and Equipment
   Gas utility and other plant, at original cost .....            -                -               -             -            -
   Accumulated depreciation and depletion ............            -                -               -             -            -
                                                            -------          -------          ------          ----         ----
   Net Gas Utility and Other Plant ...................            -                -               -             -            -
                                                            -------          -------          ------          ----         ----

   Gas and oil producing properties, full cost method             -                -               -             -            -
   Accumulated depletion .............................            -                -               -             -            -
                                                            -------          -------          ------          ----         ----
   Net Gas and Oil Producing Properties ..............            -                -               -             -            -
                                                            -------          -------          ------          ----         ----

 Net Property, Plant, and Equipment ..................            -                -               -             -            -
                                                            -------          -------          ------          ----         ----

 Investments and Other Assets
   Accounts receivable - noncurrent ..................            -                -               -             -            -
   Unconsolidated affiliates .........................            -                -               -             -            -
   Assets held for sale ..............................            -                -               -             -            -
   Other .............................................            -                -               -             -            -
                                                            -------          -------          ------          ----         ----
 Total Investments and Other Assets ..................            -                -               -             -            -
                                                            -------          -------          ------          ----         ----

 Investments in Subsidiaries
   Capital stock .....................................       (2,010)               -          (2,010)            -            -
   Equity in undistributed earnings of ...............            -
    subsidiaries .....................................          732                -             732             -            -
   Notes receivable ..................................            -                -               -             -            -
   Other investments .................................            -                -               -             -            -
   Other receivables - TCO ...........................            -                -               -             -            -
                                                            -------          -------          ------          ----         ----
 Total Investments in Subsidiaries ...................       (1,278)               -          (1,278)            -            -
                                                            -------          -------          ------          ----         ----

 Current Assets
   Cash and temporary cash investments ...............            -                -               -             -            -
   Accounts receivable, net
     Customers .......................................            -                -               -             -            -
     Intercompany ....................................      (19,138)         (19,138)              -             -            -
     Other ...........................................            -                -               -             -            -
   Income tax refunds ................................            -                -               -             -            -
   Gas inventory .....................................            -                -               -             -            -
   Other inventories, at average cost ................            -                -               -             -            -
   Prepayments .......................................            -                -               -             -            -
   Regulatory assets .................................            -                -               -             -            -
   Exchange gas receivable ...........................            -                -               -             -            -
   Other .............................................            -                -               -             -            -
                                                            -------          -------          ------          ----         ----
 Total Current Assets ................................      (19,138)         (19,138)              -             -            -
                                                            -------          -------          ------          ----         ----

 Deferred Charges ....................................            -                -               -             -            -
 Long-term Regulatory Assets .........................            -                -               -             -            -
                                                            -------          -------          ------          ----         ----

 TOTAL ASSETS ........................................      (20,416)         (19,138)         (1,278)            -            -
                                                            =======          =======          ======          ====         ====

F-2D (2 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
          Consolidating Balance Sheet Entries as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                           Entry No. 3
                                                                           Entry No. 1       Entry No. 2    Adjust to
                                                                            Eliminate         Eliminate      Consoli-    Entry No. 4
                                                                           Intercompany       Subsidiary    dated Full  Elimination/
                                                              Total        Transactions        Equity       Cost Pool    Adjustments
                                                             -------       ------------        ------       ---------    -----------
                  CAPITALIZATION AND LIABILITIES
 Capitalization
   Common Stock Equity
     The Columbia Gas System, Inc. - common stock,
      $10 par value (55,263,659 shares outstanding)                -                -               -             -            -
     Subsidiaries - common stock ...................          (2,010)               -          (2,010)            -            -
     Additional paid in capital ....................               -                -               -             -            -
     Retained earnings .............................             732                -             732             -            -
     Unearned employee compensation ................               -                -               -             -            -
                                                             -------          -------          ------          ----         ----

   Total common stock equity .......................          (1,278)               -          (1,278)            -            -
   Long-term debt ..................................               -                -               -             -            -
   Installment promissory notes payable ............               -                -               -             -            -
   Other intercompany notes and loans ..............               -                -               -             -            -
                                                             -------          -------          ------          ----         ----
 Total Capitalization ..............................          (1,278)               -          (1,278)            -            -
                                                             -------          -------          ------          ----         ----

 Current Liabilities
   Debt obligations ................................               -                -               -             -            -
   Accounts and drafts payable .....................               -                -               -             -            -
   Intercompany notes and loans - current maturities               -                -               -             -            -
   Intercompany short-term loans ...................               -                -               -             -            -
   Intercompany accounts payable ...................         (19,138)         (19,138)              -             -            -
   Accrued taxes ...................................               -                -               -             -            -
   Accrued interest ................................               -                -               -             -            -
   Estimated rate refunds ..........................               -                -               -             -            -
   Estimated supplier obligations ..................               -                -               -             -            -
   Transportation and exchange gas payable .........               -                -               -             -            -
   Deferred income taxes ...........................               -                -               -             -            -
   Regulatory liabilities ..........................               -                -               -             -            -
   Other ...........................................               -                -               -             -            -
                                                             -------          -------          ------          ----         ----
 Total Current Liabilities .........................         (19,138)         (19,138)              -             -            -
                                                             -------          -------          ------          ----         ----

 Other Liabilities and Deferred Credits
   Income taxes, noncurrent ........................               -                -               -             -            -
   Investment tax credits ..........................               -                -               -             -            -
   Postretirement benefits other than pensions .....               -                -               -             -            -
   Long-term regulatory liabilities ................               -                -               -             -            -
   Other ...........................................               -                -               -             -            -
                                                             -------          -------          ------          ----         ----
 Total Other Liabilities and Deferred Credits ......               -                -               -             -            -
                                                             -------          -------          ------          ----         ----

 TOTAL CAPITALIZATION AND LIABILITIES ..............         (20,416)         (19,138)         (1,278)            -            -
                                                             =======          =======          ======          ====         ====

F-3D (1 of 1)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
             Consolidating Income Statement as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                          Consoli-
                                                                                                           dating              CES
                                               CEM            CSP            CES          Combined        Entries      Consolidated
                                             -------        ------        --------        --------        -------      ------------
 Operating Revenues
   Gas sales ..........................        85,034             -         687,785         772,819        (45,022)        727,797
   Transportation .....................             -             -               -               -              -               -
   Storage ............................             -             -               -               -              -               -
   Other ..............................             -           191               -             191              -             191
                                              -------        ------        --------        --------        -------        --------
 Total Operating Revenues .............        85,034           191         687,785         773,010        (45,022)        727,988
                                              -------        ------        --------        --------        -------        --------

 Operating Expenses
   Products purchased .................        85,825            34         670,698         756,557        (45,022)        711,535
   Operation ..........................             -         1,213           9,992          11,205              -          11,205
   Maintenance ........................             -             -               -               -              -               -
   Depreciation and depletion .........             -            22             307             329              -             329
   Other taxes ........................             -            44             353             397              -             397
                                              -------        ------        --------        --------        -------        --------
 Total Operating Expenses .............        85,825         1,313         681,350         768,488        (45,022)        723,466
                                              -------        ------        --------        --------        -------        --------

 Operating Income (Loss) ..............          (791)       (1,122)          6,435           4,522              -           4,522
                                              -------        ------        --------        --------        -------        --------

 Other Income (Deductions)
   Interest income and other, net .....           530            11             735           1,276              -           1,276
   Interest expense and related charges             -             -            (902)           (902)           881             (21)
                                              -------        ------        --------        --------        -------        --------
 Total Other Income (Deductions) ......           530            11            (167)            374            881           1,255
                                              -------        ------        --------        --------        -------        --------

 Income (Loss) before Income Taxes ....          (261)       (1,111)          6,268           4,896            881           5,777
 Income Taxes .........................          (102)         (389)          2,853           2,362              -           2,362
                                              -------        ------        --------        --------        -------        --------

 Net Income (Loss) ....................          (159)         (722)          3,415           2,534            881           3,415
                                              =======        ======        ========        ========        =======        ========

F-4D (1 of 1)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
         Consolidating Income Statement Entries as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                     Entry No. 3
                                                                    Entry No. 1       Entry No. 2     Adjust to
                                                                    Eliminate          Eliminate      Consoli-         Entry No. 4
                                                                    Intercompany       Subsidiary     dated Full       Elimination/
                                                    Total           Transactions         Equity       Cost Pool        Adjustments
                                                   -------          ------------         ------       ---------        -----------
 Operating Revenues
   Gas sales ..........................            (45,022)            (45,022)              -               -               -
   Transportation .....................                  -                   -               -               -               -
   Storage ............................                  -                   -               -               -               -
   Other ..............................                  -                   -               -               -               -
                                                   -------             -------             ---            ----            ----
 Total Operating Revenues .............            (45,022)            (45,022)              -               -               -
                                                   -------             -------             ---            ----            ----

 Operating Expenses
   Products purchased .................            (45,022)            (45,022)              -               -               -
   Operation ..........................                  -                   -               -               -               -
   Maintenance ........................                  -                   -               -               -               -
   Depreciation and depletion .........                  -                   -               -               -               -
   Other taxes ........................                  -                   -               -               -               -

                                                   -------             -------             ---            ----            ----
 Total Operating Expenses .............            (45,022)            (45,022)              -               -               -
                                                   -------             -------             ---            ----            ----

 Operating Income (Loss) ..............                  -                   -               -               -               -
                                                   -------             -------             ---            ----            ----

 Other Income (Deductions)
   Interest income and other, net .....                  -                (881)            881               -               -
   Interest expense and related charges                881                 881               -               -               -
                                                   -------             -------             ---            ----            ----
 Total Other Income (Deductions) ......                881                   -             881               -               -
                                                   -------             -------             ---            ----            ----

 Income (Loss) before Income Taxes ....                881                   -             881               -               -
 Income Taxes .........................                  -                   -               -               -               -
                                                   -------             -------             ---            ----            ----

 Net Income (Loss) ....................                881                   -             881               -               -
                                                   =======             =======             ===            ====            ====

F-5D (1 of 1)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries Consolidating Statement of Common Stock Equity as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                         Consoli-
                                                                                                          dating           CES
                                         CEM               CSP              CES          Combined         Entries      Consolidated
                                        ------           ------           ------         ---------        -------      ------------
Common Stock
 Balance at beginning of year            1,010                -            4,197           5,207          (1,010)           4,197
  Common stock issued -
    Subsidiaries .............               -            1,000                -           1,000          (1,000)               -
    Dividend reinvestment plan               -                -                -               -               -                -
    Long-term incentive plan .               -                -                -               -               -                -
    Public offering ..........               -                -                -               -               -                -
  Recapitalization - .........               -                -                -               -               -
    Reduction in par value ...               -                -                -               -               -                -
                                        ------           ------           ------          ------          ------           ------
 Balance at end of year ......           1,010            1,000            4,197           6,207          (2,010)           4,197
                                        ------           ------           ------          ------          ------           ------

Additional Paid in Capital
 Balance at beginning of year                -                -           26,336          26,336               -           26,336
  Common stock issued -
    Subsidiaries .............               -                -                -               -               -                -
    Dividend reinvestment plan               -                -                -               -               -                -
    Long-term incentive plan .               -                -                -               -               -                -
    Public offering ..........               -                -                -               -               -                -
    Other ....................               -                -                -               -               -                -
  Recapitalization -
    Debt issuance ............               -                -                -               -               -                -
    Dividends paid ...........               -                -                -               -               -                -
    Capital contributions ....               -                -                -               -               -                -
    Reduction in par value ...               -                -                -               -               -                -
                                        ------           ------           ------          ------          ------           ------
 Balance at end of year ......               -                -           26,336          26,336               -           26,336
                                        ------           ------           ------          ------          ------           ------

Retained Earnings
 Balance at beginning of year              149                -            7,379           7,528            (149)           7,379
 Net income (loss) ...........            (159)            (722)           3,415           2,534             881            3,415
  Common stock dividends -
    CG .......................               -                -                -               -               -                -
    Subsidiaries (to CG) .....               -                -                -               -               -                -
  Other ......................               -                -                -               -               -                -
                                        ------           ------           ------          ------          ------           ------
 Balance at end of year ......             (10)            (722)          10,794          10,062             732           10,794
                                        ------           ------           ------          ------          ------           ------

Reacquired Capital Stock .....               -                -                -               -               -                -

Unearned Employee Compensation
 Balance at beginning of year                -                -                -               -               -                -
  Adjustment .................               -                -                -               -               -                -
                                        ------           ------           ------          ------          ------           ------
 Balance at end of year ......               -                -                -               -               -                -
                                        ------           ------           ------          ------          ------           ------

TOTAL COMMON STOCK EQUITY ....           1,000              278           41,327          42,605          (1,278)          41,327
                                        ======           ======           ======          ======          ======           ======

F-6D (1 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
         Consolidating Statement of Cash Flows as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                            Consoli-
                                                                                                             dating            CES
                                                             CEM          CSP         CES        Combined    Entries   Consolidated
                                                           -------      ------      -------      --------    -------   ------------
 Net Cash From Operations (refer to F-6D (2 of 2)) ...      16,993        (168)     (40,021)     (23,196)          -      (23,196)
                                                           -------      ------      -------      -------      ------      -------


 Investment Activities
   Capital expenditures ..............................           -        (343)        (462)        (805)          -         (805)
   Sale of partnership interest ......................           -           -            -            -           -            -
   Other investments - net ...........................           -           -            -            -           -            -
                                                           -------      ------      -------      -------      ------      -------
 Net Investment Activities ...........................           -        (343)        (462)        (805)          -         (805)
                                                           -------      ------      -------      -------      ------      -------


 Financing Activities
   Dividends paid ....................................           -           -            -            -           -            -
   Issuance (retirement) of revolving credit agreement           -           -            -            -           -            -
   Capital contributions .............................           -           -            -            -           -            -
   Retirement of long-term debt ......................           -           -         (169)        (169)          -         (169)
   Issuance of common stock -
     Issued by Registrant ............................           -           -            -            -           -            -
     Issued by Subsidiary to Registrant ..............           -       1,000       25,000       26,000      (1,000)      25,000
   Issuance of long-term debt - ......................           -
     Issued by Registrant ............................           -           -            -            -           -            -
     Issued by Subsidiary to Registrant ..............           -           -            -            -           -            -
   Net short-term intrasystem financing ..............           -           -            -            -           -            -
   Increase (decrease) in short-term debt and other
    financing activities .............................      (2,032)         15        3,423        1,406           -        1,406
                                                           -------      ------      -------      -------      ------      -------
 Net Financing Activities ............................      (2,032)      1,015       28,254       27,237      (1,000)      26,237
                                                           -------      ------      -------      -------      ------      -------


 Increase in cash and temporary cash investments .....      14,961         504      (12,229)       3,236      (1,000)       2,236
 Cash and temporary cash investments at
  beginning of year ..................................       1,959           -         (135)       1,824           -        1,824
                                                           -------      ------      -------      -------      ------      -------
 Cash and temporary cash investments at
  end of year  (a) ...................................      16,920         504      (12,364)       5,060      (1,000)       4,060
                                                           =======      ======      =======      =======      ======      =======

 Supplemental Disclosures of Cash Flow Information
   Cash paid for interest ............................        (327)         (7)        (433)        (767)          -         (767)
   Cash paid for income taxes (net of refunds) .......          56           -        2,748        2,804           -        2,804

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

F-6D (2 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
         Consolidating Statement of Cash Flows as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                          Consoli-
                                                                                                           dating              CES
                                                           CEM         CSP         CES        Combined     Entries     Consolidated
                                                          -------      ----      --------     ---------    -------     ------------
 Net Income Reconciliation
   Net income (loss) ................................        (159)     (722)        3,415         2,534       881         3,415
   Items not requiring (providing) cash:
     Equity in undistributed earnings of subsidiaries           -         -           881           881      (881)            -
     Depreciation and depletion .....................           -        22           307           329         -           329
     Deferred income taxes ..........................           -         -           (56)          (56)        -           (56)
   Other - net ......................................       2,026       991        (1,302)        1,715         -         1,715

   Changes in Components of working capital:
     Accounts receivable ............................      (4,512)     (164)     (135,045)     (139,721)        -      (139,721)
     Gas inventory ..................................           -         -             -             -         -             -
     Prepayments ....................................           -         -       (16,405)      (16,405)        -       (16,405)
     Accounts payable ...............................      19,893        86       105,210       125,189         -       125,189
     Accrued taxes ..................................        (252)     (381)        1,214           581         -           581
     Accrued interest ...............................           -         -             4             4         -             4
     Estimated rate refunds .........................           -         -             -             -         -             -
     Estimated supplier obligations .................           -         -             -             -         -             -
     Under/Overrecovered gas costs ..................           -         -             -             -         -             -
     Exchange gas payable ...........................           -         -             -             -         -             -
     Other working capital ..........................          (3)        -         1,756         1,753         -         1,753
                                                          -------      ----      --------      --------      ----      --------

 Net Cash From Operations ...........................      16,993      (168)      (40,021)      (23,196)        -       (23,196)
                                                          =======      ====      ========      ========      ====      ========

F-1E (1 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
               Consolidated Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                   Consolidating         CNS
        ASSETS                                                CMC        CNS        Combined          Entries        Consolidated
                                                             -----      -----     -----------     ---------------   --------------

Property, Plant and Equipment
  Gas utility and other plant, at original cost............    230         --             230                  --             230
  Accumulated depreciation and depletion...................     (2)        --              (2)                 --              (2)
                                                             -----      -----          ------           ---------          ------
  Net Gas Utility and Other Plant..........................    228         --             228                  --             228
                                                             -----      -----          ------           ---------          ------

  Gas and oil producing properties, full cost method.......     --         --              --                  --              --
  Accumulated depletion....................................     --         --              --                  --              --
                                                             -----      -----          ------           ---------          ------
  Net Gas and Oil Producing Properties.....................     --         --              --                  --              --
                                                             -----      -----          ------           ---------          ------
Net Property, Plant, and Equipment.........................    228         --             228                  --             228
                                                             -----      -----          ------           ---------          ------
Investments and Other Assets
  Accounts receivable - noncurrent.........................     --         --              --                  --              --
  Unconsolidated affiliates................................     --         --              --                  --              --
  Assets held for sale.....................................     --         --              --                  --              --
  Other....................................................     --         --              --                  --              --
                                                             -----      -----          ------           ---------          ------
Total Investments and Other Assets.........................     --         --              --                  --              --
                                                             -----      -----          ------           ---------          ------
Investments in Subsidiaries
  Capital stock............................................     --        300             300                (300)             --
  Equity in undistributed earnings of subsidiaries.........     --         --              --                  --              --
  Notes receivable.........................................     --         --              --                  --              --
  Other investments........................................     --         --              --                  --              --
  Other receivables - TCO..................................     --         --              --                  --              --
                                                             -----      -----          ------           ---------          ------
Total Investments in Subsidiaries..........................     --        300             300                (300)             --
                                                             -----      -----          ------           ---------          ------
Current Assets
  Cash and temporary cash investments......................     62        280             342                  --             342
  Accounts receivable, net
    Customers..............................................     --         --              --                  --              --
    Intercompany...........................................     --         --              --                  --              --
    Other..................................................     28         --              28                  --              28
  Income tax refunds.......................................     --         --              --                  --              --
  Gas inventory............................................     --         --              --                  --              --
  Other inventories, at average cost.......................     --         --              --                  --              --
  Prepayments..............................................     --         --              --                  --              --
  Current regulatory assets................................     --         --              --                  --              --
  Other....................................................     21          7              28                  --              28
                                                             -----      -----          ------           ---------          ------
Total Current Assets.......................................    111        287             398                  --             398
                                                             -----      -----          ------           ---------          ------
Deferred charges...........................................      4         --               4                  --               4
Long-term Regulatory Assets................................     --         --              --                  --              --
                                                             -----      -----          ------           ---------          ------
TOTAL ASSETS...............................................    343        587             930                (300)            630
                                                             =====      =====          ======           =========          ======

F-1E (2 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
               Consolidated Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                    Consolidating       CNS
                                                                   CMC       CNS        Combined       Entries      Consolidated
                                                                --------   --------     --------    -------------   ------------
CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
      $10 par value (55,263,659 shares outstanding) ........           -          -            -             -              -
    Subsidiaries - common stock ............................         300        600          900          (300)           600
    Additional paid in capital .............................           -          -            -             -              -
    Retained earnings ......................................         (34)       (13)         (47)            -            (47)
    Unearned employee compensation .........................           -          -            -             -              -
                                                                   -----      -----        -----         -----          -----
  Total common stock equity ................................         266        587          853          (300)           553
  Long-term debt ...........................................           -          -            -             -              -
  Installment promissory notes payable .....................           -          -            -             -              -
  Other intercompany notes and loans .......................           -          -            -             -              -
                                                                   -----      -----        -----         -----          -----
Total Capitalization .......................................         266        587          853          (300)           553
                                                                   -----      -----        -----         -----          -----
Current Liabilities
  Debt obligations .........................................           -          -            -             -              -
  Accounts and drafts payable ..............................          25          -           25             -             25
  Intercompany notes and loans - current maturities ........           -          -            -             -              -
  Intercompany short-term loans ............................           -          -            -             -              -
  Intercompany accounts payable ............................          35          -           35             -             35
  Accrued taxes ............................................           1          -            1             -              1
  Accrued interest .........................................           -          -            -             -              -
  Estimated rate refunds ...................................           -          -            -             -              -
  Estimated supplier obligations ...........................           -          -            -             -              -
  Transportation and exchange gas payable ..................           -          -            -             -              -
  Deferred income taxes ....................................           -          -            -             -              -
  Current regulatory liabilities ...........................           -          -            -             -              -
  Other ....................................................           8          -            8             -              8
                                                                   -----      -----        -----         -----          -----
Total Current Liabilities ..................................          69          -           69             -             69
                                                                   -----      -----        -----         -----          -----
Other Liabilities and Deferred Credits
  Income taxes, noncurrent .................................           -          -            -             -              -
  Investment tax credits ...................................           -          -            -             -              -
  Postretirement benefits other than pensions ..............           -          -            -             -              -
  Long-term regulatory liabilities .........................           -          -            -             -              -
  Other ....................................................           8          -            8             -              8
                                                                   -----      -----        -----         -----          -----
Total Other Liabilities and Deferred Credits ...............           8          -            8             -              8
                                                                   -----      -----        -----         -----          -----
TOTAL CAPITALIZATION AND LIABILITIES .......................         343        587          930          (300)           630
                                                                   =====      =====        =====         =====          =====

F-2E (1 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
               Consolidated Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                        Entry No. 3
                                                                           Entry No. 1    Entry No. 2   Adjust to
                                                                           Eliminate      Eliminate     Consoli-      Entry No. 4
                                                                           Intercompany   Subsidiary    dated Full    Elimination/
                      ASSETS                                       Total   Transactions   Equity        Cost Pool     Adjustments
                                                                   -----   ------------   -----------   -----------   ------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost ................      --             --            --            --             --
  Accumulated depreciation and depletion .......................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
  Net Gas Utility and Other Plant ..............................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
  Gas and oil producing properties, full cost method ...........      --             --            --            --             --
  Accumulated depletion ........................................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
  Net Gas and Oil Producing Properties .........................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
Net Property, Plant, and Equipment .............................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
Investments and Other Assets
  Accounts receivable - noncurrent .............................      --             --            --            --             --
  Unconsolidated affiliates ....................................      --             --            --            --             --
  Assets held for sale .........................................      --             --            --            --             --
  Other ........................................................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
Total Investments and Other Assets .............................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
Investments in Subsidiaries
  Capital stock ................................................    (300)            --          (300)           --             --
  Equity in undistributed earnings of subsidiaries .............      --             --            --            --             --
  Notes receivable .............................................      --             --            --            --             --
  Other investments ............................................      --             --            --            --             --
  Other receivables - TCO ......................................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
Total Investments in Subsidiaries ..............................    (300)            --          (300)           --             --
                                                                    ----           ----          ----          ----           ----
Current Assets
  Cash and temporary cash investments ..........................      --             --            --            --             --
  Accounts receivable, net
    Customers ..................................................      --             --            --            --             --
    Intercompany ...............................................      --             --            --            --             --
    Other ......................................................      --             --            --            --             --
  Income tax refunds ...........................................      --             --            --            --             --
  Gas inventory ................................................      --             --            --            --             --
  Other inventories, at average cost ...........................      --             --            --            --             --
  Prepayments ..................................................      --             --            --            --             --
  Current regulatory assets ....................................      --             --            --            --             --
  Other ........................................................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
Total Current Assets ...........................................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
Deferred Charges ...............................................      --             --            --            --             --
Long-term Regulatory Assets ....................................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
TOTAL ASSETS ...................................................    (300)            --          (300)           --             --
                                                                    ====           ====          ====          ====           ====

F-2E  (2 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
               Consolidated Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                Entry No. 3
                                                                Entry No. 1     Entry No. 2     Adjust to
                                                                Eliminate       Eliminate       Consolidated    Entry No. 4
                                                                Intercompany    Subsidiary      Full Cost       Elimination/
    CAPITALIZATION AND LIABILITIES                  Total       Transactions    Equity          Pool            Adjustments
                                                  -----------   -------------   ------------    -------------   -------------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares
     outstanding)................................         -                -             -                -              -
    Subsidiaries - common stock..................      (300)               -          (300)               -              -
    Additional paid in capital...................         -                -             -                -              -
    Retained earnings............................         -                -             -                -              -
    Unearned employee compensation...............         -                -             -                -              -
                                                  -----------    -------------   -----------    --------------   ------------
  Total common stock equity......................      (300)               -          (300)               -              -
  Long-term debt.................................         -                -             -                -              -
  Installment promissory notes payable...........         -                -             -                -              -
  Other intercompany notes and loans.............         -                -             -                -              -
                                                  -----------    -------------   -----------    --------------   ------------
Total Capitalization.............................      (300)               -          (300)               -              -
                                                  -----------    -------------   -----------    --------------   ------------
Current Liabilities
  Debt obligations...............................         -                -             -                -              -
  Accounts and drafts payable....................         -                -             -                -              -
  Intercompany notes and loans -- current
    maturities ..................................         -                -             -                -              -
  Intercompany short-term loans..................         -                -             -                -              -
  Intercompany accounts payable..................         -                -             -                -              -
  Accrued taxes..................................         -                -             -                -              -
  Accrued interest...............................         -                -             -                -              -
  Estimated rate refunds.........................         -                -             -                -              -
  Estimated supplier obligations.................         -                -             -                -              -
  Transportation and exchange gas payable........         -                -             -                -              -
  Deferred income taxes..........................         -                -             -                -              -
  Current regulatory liabilities.................         -                -             -                -              -
  Other..........................................         -                -             -                -              -
                                                  -----------    -------------   -----------    --------------   ------------
Total Current Liabilities........................         -                -             -                -              -
                                                  -----------    -------------   -----------    --------------   ------------
Other Liabilities and Deferred Credits
  Income taxes, noncurrent.......................         -                -             -                -              -
  Investment tax credits.........................         -                -             -                -              -
  Postretirement benefits other than pensions....         -                -             -                -              -
  Long-term regulatory liabilities...............         -                -             -                -              -
  Other..........................................         -                -             -                -              -
                                                  -----------    -------------   -----------    --------------   ------------
Total Other Liabilities and Deferred Credits.....         -                -             -                -              -
                                                  -----------    -------------   -----------    --------------   ------------
TOTAL CAPITALIZATION AND LIABILITIES.............      (300)               -          (300)               -              -
                                                  ===========    =============   ===========    ==============   ============


F-3E (1 of 1)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
                       Consolidating Statement of Income
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                Consolidating       CNS
                                                     CMC            CMS         Combined           Entries      Consolidated
                                                ------------   ------------  -------------     --------------   ------------
Operating Revenues
  Gas sales...................................           -              -              -                  -              -
  Transportation..............................           -              -              -                  -              -
  Storage.....................................           -              -              -                  -              -
  Other.......................................          91              -             91                  -             91
                                                ------------   ------------  -------------     --------------   ------------
Total Operating Revenues......................          91              -             91                  -             91
                                                ------------   ------------  -------------   ----------------   ------------
Operating Expenses
  Products purchased..........................           -              -              -                  -              -
  Operation...................................         139             20            159                  -            159
  Maintenance.................................           -              -              -                  -              -
  Depreciation and depletion..................           3              -              3                  -              3
  Other taxes.................................           4              -              4                  -              4
                                                ------------   ------------  -------------   ----------------   ------------
Total Operating Expenses......................         146             20            166                  -            166
                                                ------------   ------------  -------------   ----------------   ------------
Operating Income (Loss).......................         (55)           (20)           (75)                 -            (75)
                                                ============   ============  =============   ================   ============
Other Income (Deductions)
  Interest income and other, net..............           -              -              -                  -              -
  Interest expense and related charges........           -              -              -                  -              -
                                                ------------   ------------  -------------   ----------------   ------------
Total Other Income (Deductions)...............           -              -              -                  -              -
                                                ------------   ------------  -------------   ----------------   ------------
Income (Loss) before Income Taxes and
  Extraordinary Items.........................         (55)           (20)           (75)                 -            (75)
Income Taxes..................................         (21)            (7)           (28)                 -            (28)
                                                ------------   ------------  -------------   ----------------   ------------
Net Income (Loss).............................         (34)           (13)           (47)                 -            (47)
                                                ============   ============  =============   ================   ============


F-4E (1 of 1)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
                       Consolidating Statement of Income
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                        Entry No. 3
                                                                           Entry No. 1    Entry No. 2     Adjust to
                                                                            Eliminate      Eliminate    Consolidated    Entry No. 4
                                                                           Intercompany   Subsidiary        Full        Elimination/
                                                                 Total     Transactions     Equity       Cost Pool      Adjustments
                                                               ---------   ------------   -----------   ------------   ------------
Operating Revenues
  Gas sales .................................................      -               -             -              -              -
  Transportation ............................................      -               -             -              -              -
  Storage ...................................................      -               -             -              -              -
  Other .....................................................      -               -             -              -              -
                                                               ---------   ------------   -----------   ------------   ------------
Total Operating Revenues ....................................      -               -             -              -              -
                                                               ---------   ------------   -----------   ------------   ------------
Operating Expenses
  Products purchased ........................................      -               -             -              -              -
  Operation .................................................      -               -             -              -              -
  Maintenance ...............................................      -               -             -              -              -
  Depreciation and depletion ................................      -               -             -              -              -
  Other taxes ...............................................      -               -             -              -              -
                                                               ---------   ------------   -----------   ------------   ------------
Total Operating Expenses ....................................      -               -             -              -              -
                                                               ---------   ------------   -----------   ------------   ------------
Operating Income (Loss) .....................................      -               -             -              -              -
                                                               ---------   ------------   -----------   ------------   ------------
Other Income (Deductions)
  Interest income and other, net ............................      -               -             -              -              -
  Interest expense and related charges ......................      -               -             -              -              -
                                                               ---------   ------------   -----------   ------------   ------------
Total Other Income (Deductions) .............................      -               -             -              -              -
                                                               ---------   ------------   -----------   ------------   ------------
Income (loss) before Income Taxes and Extraordinary Items ...      -               -             -              -              -
Income Taxes ................................................      -               -             -              -              -
                                                               ---------   ------------   -----------   ------------   ------------
Net Income (Loss) ...........................................      -               -             -              -              -
                                                               =========   ============   ===========   ============   ============

F-5E (1 of 1)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                  Consoli-
                                                                                                    dating               CNS
                                                                  CMC       CNS      Combined      Entries      Consolidated
                                                                  ---       ---      --------     --------      ------------
Common Stock
  Balance at beginning of year ...............................    300       600      900            (300)           600
  Common stock issued -
    Subsidiaries .............................................     -          -        -               -              -
    Dividend reinvestment plan ...............................     -          -        -               -              -
    Long-term incentive plan .................................     -          -        -               -              -
    Public offering ..........................................     -          -        -               -              -
  Recapitalization -
    Reduction in par value ...................................     -          -        -               -              -
                                                                 ---        ---      ---            ----            ---
  Balance at end of year .....................................   300        600      900            (300)           600
                                                                 ---        ---      ---            ----            ---
Additional Paid in Capital
  Balance at beginning of year ..............................     -          -        -               -              -
  Common stock issued -
    Subsidiaries ............................................     -          -        -               -              -
    Dividend reinvestment plan ..............................     -          -        -               -              -
    Long-term incentive plan ................................     -          -        -               -              -
    Public offering .........................................     -          -        -               -              -
    Other ...................................................     -          -        -               -              -
  Recapitalization -
    Debt issuance ...........................................     -          -        -               -              -
    Dividends paid ..........................................     -          -        -               -              -
    Capital contributions ...................................     -          -        -               -              -
    Reduction in par value ..................................     -          -        -               -              -
                                                                 ---        ---      ---            ----            ---
  Balance at end of year ....................................     -          -        -               -              -
                                                                 ---        ---      ---            ----            ---
Retained Earnings
  Balance at beginning of year ..............................     -          -        -               -              -
  Net income (loss) .........................................    (34)       (13)     (47)             -             (47)
  Common stock dividends -
    CG ......................................................     -          -        -               -              -
    Subsidiaries (to CG) ....................................     -          -        -               -              -
  Other .....................................................     -          -        -               -              -
                                                                 ---        ---      ---            ----            ---
  Balance at end of year.....................................    (34)       (13)     (47)             -             (47)
                                                                 ---        ---      ---            ----            ---
Reacquired Capital Stock ....................................     -          -        -               -              -

Unearned Employee Compensation
  Balance at beginning of year ..............................     -          -        -               -              -
  Adjustment ................................................     -          -        -               -              -
                                                                 ---        ---      ---            ----            ---
  Balance at end of year ....................................     -          -        -               -              -
                                                                 ---        ---      ---            ----            ---
TOTAL COMMON STOCK EQUITY ...................................    266        587      853            (300)           553
                                                                 ===        ===      ===            ====            ===

F-6E (1 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                    Consolidating       CNS
                                                                CMC        CNS         Combined        Entries      Consolidated
                                                               -----      -----        --------     -------------  -------------
Net Cash From Operations (refer to F-6E (2 of 2))...........      (8)      (20)           (28)               -          (28)
                                                               -----      -----          -----           -----        -----
Investment Activities
  Capital expenditures ......................................   (230)        -           (230)               -         (230)
  Other investments - net ...................................      -         -              -                -            -
                                                               -----      -----          -----           -----        -----
Net Investment Activities ...................................   (230)        -           (230)               -         (230)
                                                               -----      -----          -----           -----        -----

Financing Activities
  Dividends paid ............................................      -         -              -                -            -
  Issuance (retirement) of revolving credit agreement .......      -         -              -                -            -
  Retirement of long-term debt ..............................      -         -              -                -            -
  Issuance of common stock -
    Issued by Registrant ....................................    300      (300)             -                -            -
    Issued by Subsidiary to Registrant ......................      -       600            600                -          600
  Issuance of long-term debt -
    Issued by Registrant ....................................      -         -              -                -            -
    Issued by Subsidiary to Registrant ......................      -         -              -                -            -
  Net short-term intrasystem financing ......................      -         -              -                -            -
  Increase (decrease) in short-term debt and other
    financing activities ....................................      -         -              -                -            -
                                                               -----      -----          -----           -----        -----
Net Financing Activities ....................................    300        300            600               -          600
                                                               -----      -----          -----           -----        -----
Increase in cash and temporary cash investments .............     62        280            342               -          342
Cash and temporary cash investments at
  beginning of year .........................................      -         -              -                -            -
                                                               -----      -----          -----           -----        -----
Cash and temporary cash investments at
  end of year (a) ...........................................     62        280            342               -          342
                                                               =====      =====          =====           =====        =====
Supplemental Disclosures of Cash Flows Information
  Cash paid for interest ....................................      -         -              -                -            -
  Cash paid for income taxes (net of refunds) ...............      -         -              -                -            -

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

F-6E (2 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                   Consolidating        CNS
                                                          CMC    CNS    Combined       Entries      Consolidated
                                                          ----   ----   --------   -------------    ------------
Net Income Reconciliation
  Net income (loss).....................................  (34)   (13)     (47)           --           (47)
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries ...   --     --       --            --            --
    Depreciation and depletion..........................    3     --        3            --             3
    Deferred income taxes...............................  (21)    (7)     (28)           --           (28)
    Reapplication of SFAS 71............................   --     --       --            --            --
    Other--net..........................................   (5)    --       (5)           --            (5)
  Changes in Components of working capital:
    Accounts receivable.................................  (28)    --      (28)           --           (28)
    Gas inventory.......................................   --     --       --            --            --
    Prepayments.........................................   --     --       --            --            --
    Accounts payable....................................   51     --       61            --            61
    Accrued taxes.......................................    1     --        1            --             1
    Accrued interest....................................   --     --       --            --            --
    Estimated rate refunds..............................   --     --       --            --            --
    Estimated supplier obligations......................   --     --       --            --            --
    Under/Overrecovered gas costs.......................   --     --       --            --            --
    Exchange gas payable................................   --     --       --            --            --
    Other working capital...............................   15     --       15            --            15
                                                          ----   ----     ----         ----           ----
Net Cash From Operations................................   (8)   (20)     (28)           --           (28)
                                                          ====   ====     ====         ====           ====